Execution Version

CREDIT AGREEMENT
Dated as of December 10, 2024
among
Abacus Life, Inc.,
as the Borrower,
GLAS USA LLC,
as the Administrative Agent,
GLAS USA LLC
as the Collateral Agent
and
The Lenders Party Hereto

TABLE OF CONTENTS

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SCHEDULES
1    Guarantors
1.01    Unrestricted Subsidiaries
2.01    Commitments and Pro Rata Shares
5.06    Litigation
5.08    Intellectual Property Matters

5.12(a)    Subsidiaries and Other Equity Investments
5.12(b)    Real Property
5.12(c)    Chief Executive Office
5.12(d)    Prior Names; Etc.
5.12(e)    Accounts
6.13(b)    Post-Closing Covenant
7.01    Existing Liens
7.02    Existing Investments
7.03    Existing Indebtedness
7.08    Transactions with Affiliates
7.09    Burdensome Agreements

10.02    Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of
A    Form of Committed Loan Notice
B    Form of Prepayment Notice
C-1    Form of Term Note
C-2    Form of Revolving Credit Note
D    Form of Compliance Certificate
E    Form of Assignment and Assumption
F    Form of Guaranty
G    Form of Security Agreement
H    Form of Solvency Certificate
I    Form of Intercompany Subordination Agreement
J    Junior Intercreditor Agreement
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ny-2815728

This CREDIT AGREEMENT (this “Agreement”) is entered into as of December 10, 2024, among Abacus Life, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), GLAS USA LLC as Administrative Agent (together with its permitted successors and assigns in such capacity, the “the Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).
ARTICLE I
Definitions and Accounting Terms
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2023 Indenture” means that certain Indenture, dated as of November 10, 2023, between the Borrower and U.S. Bank Trust Company, National Association, as Trustee.
“Additional Amortization Amount” means a principal prepayment in an amount equal to the product of (a) the aggregate principal amount of the Initial Term Loans outstanding on the Closing Date and, to the extent applicable, Delayed Draw Loans borrowed hereunder multiplied by (b) a percentage equal to:
(A)     in the event Consolidated Adjusted EBITDA as set forth on the most recent financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, is equal to or greater than $65,000,000; 0.00%;
(B)     in the event Consolidated Adjusted EBITDA as set forth on the most recent financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, is greater than or equal to $50,000,000 but less than $65,000,000, 10%;
(C)    in the event Consolidated Adjusted EBITDA as set forth on the most recent financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, is greater than or equal to $40,000,000 but less than $50,000,000, 20%;
(D)    in the event Consolidated Adjusted EBITDA as set forth on the most recent financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, is greater than or equal to $30,000,000 but less than $40,000,000, 30%; and
(E)    in the event Consolidated Adjusted EBITDA as set forth on the most recent financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, is less than $30,000,000, 40%.
“Additional Amortization Date” has the meaning specified in Section 2.07(a).

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Incremental Loan or Incremental Commitment pursuant to an Incremental Amendment in accordance with Section 2.14.
“Administrative Agent” means, (a) GLAS USA LLC, in its capacity as administrative agent for the Lenders and (b) thereafter, any successor administrative agent permitted by the terms hereof; provided that for purposes of this clause (b), in the event that such successor administrative agent consummates any merger, amalgamation or consolidation, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the Administrative Agent for all purposes of this Agreement and the other Loan Documents.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire provided to the Borrower by the Administrative Agent on or prior the Closing Date or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Fee Letter” means that certain Fee Letter dated as of the date hereof by and among the Borrower and the Administrative Agent.
“Agent-Related Persons” means each Agent, together with its Related Parties.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“AHYDO Catch-up Payment” means any prepayment required to be made (as determined by the Borrower) under the terms of Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.
“All-In Yield” means, as to any Indebtedness, the yield thereon, whether in the form of interest rate, margin, original issue discount (“OID”), up-front fees or an Term SOFR or

Base Rate floor greater than the applicable Floor; provided that OID and up-front fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Indebtedness in the initial primary syndication thereof shall be equated to interest rate adjustments, assuming a 6-year life to maturity without any present value discount (or, if shorter, the actual Weighted Average Life to Maturity); provided, further, that “All-In Yield” shall not include (i) customary arrangement, commitment, underwriting, structuring, amendment or similar fees paid to arrangers that are not shared with all lenders or holders of such Indebtedness; provided, further, if the Term SOFR or Base Rate floor for the Incremental Term Loans is greater than Term SOFR or ABR floor for the Initial Term Loans, such differential shall be equated to interest rate margin for purposes of determining the applicable All-In Yield and whether an increase to the interest rate margin for the Initial Term Loans shall be required but only to the extent an increase in the interest rate floor for the Initial Term Loans would cause an increase in the interest rate then in effect for the Initial Term Loans, and in such case, the Term SOFR or Base Rate floor applicable to the Initial Term Loans shall first be increased to the extent of such differential between the interest rate floors.
“Anti-Corruption Law” has the meaning specified in Section 5.20(a).
“Anti-Terrorism Law” has the meaning specified in Section 5.19(a).
“Applicable Rate” means (i) initially until the delivery of the financial statements for the first full fiscal quarter after the Closing Date pursuant to Section 6.01(a), (A) 5.25% per annum, in the case of SOFR Loans and (B) 4.25% per annum, in the case of Base Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Total Leverage Ratio as set forth in the then most recently-delivered Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) prior to such day:

Applicable Rate
Pricing Level	Total Leverage Ratio	SOFR Loans	Base Rate Loans
I	Total Leverage Ratio Less than or equal to 2.25:1.00	5.00%	4.00%
II	Total Leverage Ratio Greater than 2.25:1.00	5.25%	4.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, in the event that the Compliance Certificate required to be delivered under Section 6.02(a) is not timely delivered, the Required Lenders and the Borrower agree that the Default Rate shall accrue in accordance with Section 2.08(d) for the period commencing on the date such Compliance Certificate was required to have been delivered through and including the date that such Compliance Certificate is actually delivered.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises, sub-advises or manages a Lender.
“Asset Coverage Ratio” means, for any date of determination, the ratio of (a) the aggregate Net Present Value of all Purchased Policies of the Loan Parties to (b) the aggregate principal amount of Term Loans then outstanding under this Agreement, together with the aggregate outstanding principal amount of any Indebtedness that is secured by a Lien on Collateral which ranks pari passu with the Liens securing the Obligations, net of Qualified Cash as of such date of determination.
“Assignee Group” means two or more Lenders or Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or manager.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E, or otherwise in form (including electronic documentation generated by use of an electronic platform) and substance reasonably acceptable to the Administrative Agent.
“Available Amount” means, at any date, an amount not less than zero in the aggregate, determined on a cumulative basis equal to:
(a)    $25,000,000 (the “Starter Amount”), plus
(b)    the amount equal to 50% of Consolidated Adjusted Net Income for the most recently ended Test Period, plus
(c)    the sum of (i) the Net Cash Proceeds of any permitted equity issuance and 100% of the aggregate amount of cash contributions to the common capital of the Borrower, in each case after the Closing Date plus (ii) the Net Cash Proceeds of issuances or incurrences of Indebtedness of the Borrower or any Restricted Subsidiary or Disqualified Equity Interests of the Borrower after the Closing Date owed or issued, as applicable, to a Person other than the Borrower or a Restricted Subsidiary which shall have been subsequently exchanged for or converted into Equity Interests (other than Disqualified Equity Interests) of the Borrower at such time, plus
(d)    in the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to Section 7.02(n) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the acquisition of Equity Interests of, or contribution to the capital of, an Unrestricted Subsidiary or the making or acquisition of any other Investment, an amount equal to the aggregate amount received (but not to exceed, in any event, the original amount of such Investment) by the Borrower or any Restricted Subsidiary in cash and Cash Equivalents from: (i) the sale (other than to the Borrower or any Restricted Subsidiary) of any such Equity Interests of any such Unrestricted Subsidiary or any such Investment, (ii) any dividend or other distribution by any such Unrestricted Subsidiary or received in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments by any such Unrestricted Subsidiary or received in respect of any such Investment, plus
(e)    in the event that all or a portion of the Available Amount has been applied to make an Investment pursuant to Section 7.02(n) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and such Unrestricted Subsidiary is thereafter redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary, an amount equal to the lesser of (i) the Fair Market Value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time made and (ii) the Fair Market Value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus
(f)    any Declined Amounts, plus
(g)    Retained Asset Sale / Casualty Proceeds;
as such amount may be reduced from time to time to the extent that all or a portion of the Available Amount is applied to make Investments, Restricted Payments or prepayments of Junior Financing to the extent permitted hereunder.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council

of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus ½ of 1.00%, (b) the Prime Rate in effect on such day, and (c) Term SOFR for a one-month tenor in effect for such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective on the opening of business on the day specified in the public announcement of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 2.00% per annum, such rate shall be deemed to be 2.00% per annum for purposes of this Agreement.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.
“Benchmark” means Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark for Dollars, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.22.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR, Term SOFR or Term SOFR Reference Rate or the use, administration, adoption or implementation of any Benchmark Replacement or successor rate, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the applicability of Section 2.22 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate(s) or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication of information referenced therein and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a Resolution Authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or Resolution Authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (under ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the introductory paragraph to this Agreement. In the event the Borrower consummates any merger, amalgamation or consolidation in accordance with Section 7.04, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Borrower” for all purposes of this Agreement and the other Loan Documents.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing consisting of the same Class and Type made, converted or continued on the same date and, in the case of Base Rate Loans, having the same Interest Period.
“Business Day” means a day on which chartered banks are open for business in New York, New York, and excluding Saturday, Sunday and any other day which is a statutory holiday in New York, New York; provided that when used in connection with a SOFR Loan, or any other calculation or determination involving SOFR, the term “Business Day” means any day that is only a U.S. Government Securities Business Day.
“Capital Expenditures” means, as of any date for the applicable period then ended, all cash capital expenditures of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP (including acquisitions of Intellectual Property to the extent the cost thereof is treated as a capitalized expense in accordance with GAAP made in cash during such period); provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) to the extent permitted by this Agreement, (i) a reinvestment of the Net Cash Proceeds of any Disposition or Casualty Event in accordance with Section 2.05(b)(ii) or (ii) the purchase of property, plant or equipment or software to the extent financed with the proceeds of Dispositions or Casualty Events that are not required pursuant to Section 2.05(b)(ii) to be applied to prepay Loans or to be reinvested, (b) expenditures that are accounted for as capital expenditures by the Borrower or any of its Restricted Subsidiaries and that actually are paid for or reimbursed by a Person other than the Borrower or any of its Restricted Subsidiaries and for which neither the Borrower nor any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period) and (c) any portion of the purchase price of a Permitted Acquisition that is required to be capitalized under GAAP.
“Capitalized Lease Obligations” means, as applied to any Person, all obligations of such Person under leases of real or personal property, or a combination thereof, that have been or should be, in accordance with GAAP, recorded as capitalized leases of such Person, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that any obligations that are or would be characterized as operating lease obligations in accordance with GAAP on December 1, 2028 (without giving effect to Accounting Standards Codification 842) whether or not such operating lease obligations were in effect on such date, shall, unless the Borrower elects otherwise, continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of the Loan Documents regardless of any change in GAAP following such date that would otherwise require such obligations to be re-characterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Carlisle Acquisition” means the acquisition by Abacus Life, Inc. of Carlisle Management S.C.A. and Carlisle Investment Group S.à r.l pursuant to that Share Purchase Agreement by and among Abacus Life, Inc., Carlisle Management Company S.C.A., Carlisle Investment Group S.à r.l., the Sellers party thereto, certain other parties party thereto and Pill Portsmouth Holding Company, LLC, dated as of July 18, 2024.
“Carlisle Group” has the meaning specified in the definition of Designated Excluded Subsidiary.
“Cash Equivalents” means,
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated BBB and Baa (or equivalent rating) by one Credit Rating Agency and (iii) have portfolio assets of at least $1,000,000,000;
(f)    Dollars;
(g)    Investments, classified in accordance with GAAP as Current Assets of the Borrower or any Restricted Subsidiary, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $500,000,000, and the portfolios of which are limited such that at least 95% of such investments are of the character, quality and maturity described in clauses (a) through (e) of this definition;
(h)    investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (e) above;
(i)    solely with respect to any Subsidiary that is organized in a jurisdiction other than the United States, (x) such local currencies in those countries in which such Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (e) customarily utilized in countries in which such Subsidiary operates for short term cash management purposes; and
(j)    Investments in substantially similar investment grade securities as the type mentioned in clause (e) of this definition with a market liquidity profile of at least $1,000,000,000.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.
“Change of Control” means the occurrence of any of the following events: (a) any change of control specified in any trust indenture, note purchase agreement, loan agreement or similar document in respect of any other Indebtedness incurred by the Borrower or a Subsidiary in excess of the Threshold Amount, it being agreed and understood that any Permitted Reorganization shall not constitute a Change of Control; or (b) any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than a Permitted Holder) shall, acquire, directly or indirectly, beneficial ownership of more than 50% of the aggregate outstanding voting power of the Voting Equity Interests of the Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to Initial Term Commitments, Delayed Draw Commitments, Initial Revolving Credit Commitments or Incremental Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Delayed Draw Loans, Initial Revolving Credit Loans or Incremental Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied by the Borrower or waived by the Required Lenders in accordance with such Section 4.01 and the Initial Term Loans are advanced.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
“Collateral Agent” means GLAS USA LLC, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof. In the event the Collateral Agent consummates any merger, amalgamation or consolidation, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the Collateral Agent for all purposes of this Agreement and the other Loan Documents.
“Collateral Documents” means, collectively, the Security Agreements, the Intellectual Property Security Agreements, and such other security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 2.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties securing all or a portion of the Obligations.
“Commitment” means a Term Commitment, Delayed Draw Commitment, Incremental Commitment or Initial Revolving Credit Commitment, as the context may require.
“Committed Loan Notice” means a notice of (a) a Borrowing with respect to a given Class of Loans, (b) a conversion of Loans of a given Class from one Type to the other or (c) a continuation of SOFR Loans of a given Class, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent and Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and the Borrower).
“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Borrower or any of its Restricted Subsidiaries designed to protect the Borrower or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually produced or used in the ordinary course of business of the Borrower and its Restricted Subsidiaries.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.) as amended from time to time, and any successor statute.
“Competitor” means any competitor of the Borrower or any Restricted Subsidiary that is in the same or a substantially similar line of business as the Borrower or any Restricted Subsidiary and is designated from time to time by the Borrower to the Administrative Agent in writing.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D or such other form as may be agreed between the Borrower and the Administrative Agent.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for any period, ‘Adjusted EBITDA’ for such period, calculated in accordance with the Borrower’s reporting practices (which, for the avoidance of doubt, shall not be increased by amounts attributable to any un-realized synergies) and in a manner substantially consistent with ‘Adjusted EBITDA’ in the ‘Abacus Consolidated Model’ tab of the Reporting Model. Notwithstanding the foregoing, subject to any adjustments with respect to any transactions after the Closing Date, Consolidated Adjusted EBITDA shall for all purposes hereunder be deemed to be $14,217,808, $19,696,827 and $18,820,923 for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 respectively.
“Consolidated Adjusted Net Income” means, for any period, ‘Adjusted Consolidated Net Income’ for such period, calculated after giving effect to the Carlisle Acquisition and giving pro forma effect to any consummated Permitted Acquisitions or similar Investments and in accordance with the Borrower’s reporting practices and in a manner substantially consistent with the ‘Abacus Consolidated Model’ tab of the Reporting Model.
“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” means, for any period, the sum of, without duplication, (i) the aggregate amount of ‘Interest Expense’ attributable to any Indebtedness for such period, calculated in accordance with the Borrower’s reporting practices (which, for the avoidance of doubt, shall include amounts paid in respect of income fund distributions) and (ii) the aggregate amount of Premium Payments for such period less (iii) the aggregate amount of 'Interest Income' for such period, calculated in accordance with the Borrower's reporting practices; provided that the methodology for calculating Consolidated Fixed Charges shall be substantially consistent with the Reporting Model and shall in no event include (x) consideration payable in connection with the acquisition of Policies or (y) capitalized interest.
“Consolidated Funded Indebtedness” means all third-party Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, Capitalized Lease Obligations and other purchase money indebtedness and guarantees of any of the foregoing obligations, of the Borrower and its Restricted Subsidiaries on a consolidated basis as such amounts are reflected on the Borrower’s balance sheet.
“Consolidated Secured Funded Indebtedness” means, at any time, the sum of (i) the aggregate principal amount of Loans outstanding under this Agreement plus (ii) the aggregate principal amount of all other secured Consolidated Funded Indebtedness outstanding as of such date that is secured by a Lien on any Collateral.
“Consolidated Senior Secured Funded Indebtedness” means, at any time, the sum of (i) the aggregate principal amount of Loans outstanding under this Agreement plus (ii) the aggregate principal amount of all other senior secured Consolidated Funded Indebtedness outstanding as of such date that is secured by a lien that is not subordinated to the lien securing the Obligations.
“Consolidated Total Assets” means, on any date of determination, the consolidated total assets of the Borrower and its Restricted Subsidiaries as set forth on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the last day of the applicable Test Period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other contractual undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution Indebtedness” mean Indebtedness of the Borrower in an aggregate principal amount at any time outstanding not greater than 100% of the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Equity Interests, contributions by the Borrower or any Subsidiary or any Specified Equity Contribution or any similar “cure amounts” with respect to any financial covenant) made to the capital of the Borrower after the Closing Date (whether through the issuance or sale of capital stock or otherwise), in each case, to the extent not otherwise applied to increase the Available Amount or any other basket or exception under this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Indebtedness” means Indebtedness of the Borrower (which may be guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible into common stock of the Borrower or any parent company (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Borrower or any parent company or cash (in an amount determined by reference to the price of such common stock).
“Credit Extension” means a Borrowing.
“Credit Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.
“Cure Period” has the meaning set forth in Section 7.10.
“Cure Right” has the meaning set forth in Section 7.10.
“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (expressed on the basis of a 365 or 366 day year) equal to SOFR for the day (such day, the “SOFR Determination Day”), that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if as of 5:00 p.m. (New York City time) on any SOFR Determination Day, Daily Simple SOFR for the applicable tenor has not been published by the SOFR Administrator and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then Daily Simple SOFR will be Daily Simple SOFR as published by the SOFR Administrator on the first preceding U.S. Government Securities Business Day for which Daily Simple SOFR was published by the SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such SOFR Determination Day.
“Data Privacy and Security Requirements” means, to the extent applicable to the Borrower and relating to the access, collection, storage, transmission, transfer (including cross-

border transfer), disclosure, use, security, disposal, or other processing of Personal Data or otherwise relating to privacy, security, consumer protection, or security breach notification requirements: (i) any current privacy policy or terms of use or service posted by the Borrower; (ii) all applicable Laws, including those applicable to communications by email, telephone, text message, and fax; and (iii) material contracts into which the Borrower has entered or by which it is otherwise bound.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Amounts” has the meaning specified in Section 2.05(b)(ii)(B).
“Declining Lender” has the meaning specified in Section 2.05(b)(ii)(B).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (after, as well as before, judgment) (a) with respect to (i) solely in the case of an Event of Default pursuant to Section 8.01(c) due to the Borrower’s failure to deliver financial statements that are required to be delivered pursuant to Section 6.01(a), 6.01(b), 6.02(a), the aggregate outstanding principal amount of all Term Loans, (ii) in the case of any other Specified Event of Default, any overdue principal or interest for any Loan, in each case, the applicable interest rate for such Loan plus, 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans and (b) any fees and other amounts, 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.19(b), any Lender that, (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), including in respect of its Loans within two Business Days after the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations (which notification has not been withdrawn in writing) or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notification or public statement) cannot be satisfied) or, solely with respect to a Revolving Credit Lender, under other syndicated credit agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations; provided that a Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or any substantial part of its assets, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, (iv) become subject to forced liquidation, (v) made a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt or (vi) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any equity interest in that Lender or any direct or indirect parent company thereof or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii), (d)(iii), (d)(iv), (d)(v) or (d)(vi) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Delayed Draw Commitment” means with respect to each Lender at any time, an amount equal to the commitment, if any, of such Lender to make or otherwise fund any Delayed Draw Loans pursuant to Section 2.01(c) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Delayed Draw Commitment”. The aggregate amount of the Delayed Draw Commitments is $50,000,000.
“Delayed Draw Commitment Termination Date” means the earliest to occur of (a) the date that is the eighteenth month anniversary of the Closing Date, (b) the Maturity Date and (c) the date the Delayed Draw Commitments are permanently reduced to zero pursuant to Section 2.01.
“Delayed Draw Loan” has the meaning specified in Section 2.01(c).
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Excluded Subsidiary” means each of (i) Carlisle Investment Group S.à r.l., (ii) Carlisle Management Company S.C.A. (together with the entity in clause (i), and in each case their respective Subsidiaries, the “Carlisle Group”), (iii) LMX Series, LLC and LMATT Series 2024, Inc., (iv) LMATT Growth and Income Series 1.2026, Inc., (v) LMATT Growth Series 2.2024, Inc., (together with the entities in clauses (iii) and (iv), and in each case their respective Subsidiaries, the “LMATT Entities”) and (vi) if so elected by the Borrower, designated in writing to the Administrative Agent and permitted pursuant to Section 6.14(b), one or more of the Borrower’s Subsidiaries created or acquired after the Closing Date (it being understood and agreed that, for the avoidance of doubt, (a) the Borrower may make an election to designate a Designated Excluded Subsidiary as a Guarantor (it being understood that the Borrower may not subsequently elect to re-designate such Guarantor as a Designated Excluded Subsidiary) and (b) if any Designated Excluded Subsidiary would cease to have any direct or indirect ownership retained by the Borrower, such entity shall, automatically and without further notice or other action, cease to be a Designated Excluded Subsidiary for all purposes under this Agreement)).
“Designated Financing” means any financing entered into by a Designated Excluded Subsidiary that is non-recourse to the Loan Parties and, in each case, any refinancings thereof.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Borrower or one of its Restricted Subsidiaries in connection with any Disposition that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with the substantially concurrent sale of such Designated Non-cash Consideration.
“Disposition” or “Dispose” means the sale, transfer, license, sublicense, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Borrower of any of its Equity Interests to another Person.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and the other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other

Obligations that are accrued and payable), in whole or in part or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interests; provided that (i) if such Equity Interests would not constitute a Disqualified Equity Interest but for the terms thereof giving the holders the right to require the issuer to redeem or purchase such Equity Interests upon the occurrence of an “asset sale” or a “change of control”, such Equity Interests shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the repayment in full of all of the Loans and all other Obligations under the Loan Documents that are accrued and payable, (ii) if any such Equity Interest is issued pursuant to any plan for the benefit of, future, current or former employees, directors, officers, members of management or consultants (or their immediate family members or any permitted transferees thereof) of the Borrower or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants (or their respective immediate family members or any permitted transferees thereof), such Equity Interests will not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability and (iii) any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant (or their respective immediate family members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or any Subsidiary or in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.
“Disqualified Institutions” means (a) any Competitor and (b) Affiliates of the Persons referenced in the preceding clause (a) to the extent (i) identified by the Borrower by name in writing to the Administrative Agent from time to time as an Affiliate of any such Person or (ii) clearly identifiable as an Affiliate of any such Person on the basis of such Affiliate’s name or business activities, but, in each case, solely to the extent such Affiliates are not bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that in no event shall a supplement to the list of Disqualified Institutions pursuant to the definition hereof apply retroactively to disqualify any Person or Persons that have previously acquired an assignment or participation under or in respect of any Facility.
“Dollar” and “$” mean lawful money of the United States.

“Earnout” means with respect to any Person, obligations of such Person payable in cash or other property other than Equity Interests (except Disqualified Equity Interests) issued by Borrower arising from any Permitted Acquisition which are payable to the seller after consummation of such Permitted Acquisition based on the achievement of specified financial results over time (excluding, for the avoidance of doubt, working capital adjustments).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan to such Person under Section 10.07(b)(iii)).
“Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees or other governmental restrictions or requirements relating to pollution, the protection of the environment, the release of Hazardous Materials into the environment and human health and safety (regarding exposure to Hazardous Materials), including those related to the treatment, transport, storage and disposal of Hazardous Materials, air emissions and discharges to public pollution control systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license, exemption, variance, waiver or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (but excluding any debt security or instrument that is convertible into, or exchangeable for, capital stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party; or (j) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan.
“Erroneous Payment” has the meaning specified in Section 9.18(a).
“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.18(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.

“Excluded Account” means any Deposit Account or Securities Account (a) that is used solely for payroll, payroll taxes and other employee wage and benefit payments; (b) that solely functions as a trust, fiduciary, escrow, withholding or tax payment account; (c) that is a deposit account subject to a zero balance or a petty cash account containing a de minimis amount of cash (d) accounts maintained solely for the benefit of third parties as cash collateral for obligations owing to such third parties or for cash of third parties in connection with transactions not prohibited hereunder or (e) any other accounts of the Loan Parties which do not at any time have cash, investment property, or other amounts, including Cash Equivalents, on deposit therein in excess of $3,000,000, individually, or $5,000,000 in the aggregate for all such accounts.
“Excluded Assets” means:
(a)    any particular asset, to the extent the pledge thereof or the security interest therein is prohibited by Law (including any requirement to obtain the consent of any Governmental Authority or third party);
(b)    Equity Interests in any Person other than wholly owned Subsidiaries that cannot be pledged without the consent of one or more third parties, the Borrower or any of their Subsidiaries (other than to the extent such prohibition is deemed ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition);
(c)    any Excluded Account (and the funds held therein);
(d)    any agreements or other property or rights of a Loan Party arising under or evidenced by any contract, lease, instrument, license, state or local franchises, charters and authorizations, purchase money security interest or similar arrangement or document to the extent the pledges thereof and security interests therein are prohibited by such agreements (including permitted liens, leases, licenses, state or local franchises, charters and authorizations, purchase money security interest or similar arrangement or document) or would violate or invalidate such agreements or create a right of termination in favor of any party thereto (other than a Loan Party), except to the extent that the pledge of such agreements or other property or rights is deemed effective (or such prohibition or right of termination is deemed ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable anti-assignment provisions of the UCC or any other applicable law) under the Uniform Commercial Code or other applicable Law or principle of equity, and other than proceeds and receivables thereof, the assignment of which is deemed effective or such prohibition is deemed ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition;
(e)    licenses, leases, other agreements and any other property and assets to the extent that the Collateral Agent may not validly possess a security interest therein under applicable Laws or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization (except to the extent any such prohibition is deemed ineffective under the Uniform Commercial Code or other applicable law or principle of equity and except that cash proceeds of dispositions thereof in accordance with applicable Law shall constitute Collateral);
(f)    the creation of pledges of, or security interests in, any property or assets (including Equity Interests) that would result in material adverse tax consequences to the Borrower or any of their Subsidiaries, as determined in the reasonable judgment of the Borrower;
(g)    letter of credit rights, except to the extent constituting a support obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a Uniform Commercial Code financing statement;
(h)    any intent-to-use application trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law;
(i)    Margin Stock;
(j)    any other property or assets of a Loan Party with respect to which, as determined in the reasonable judgment of the Borrower in good faith and communicated in a writing delivered to the Collateral Agent, the burden, cost or other consequences of granting a Lien on or security interest in outweighs the benefits to be obtained by the Lenders therefrom (including if such burden, cost or other consequence is attributable to any property or assets location in a foreign jurisdiction);
        (k)    any asset with respect to which the Borrower in good faith has reasonably determined that the costs or other consequences of obtaining, perfecting or maintaining a security interest in such assets are excessive in relation to the practical benefits provided to the Secured Parties by such security interest;

        (l)    (i) any leasehold or subleasehold interests of any Loan Party with respect to real property, (ii) any fee owned real property and (iii) any Fixtures (as defined in the UCC) affixed to any real property to the extent (1) such real property does not constitute Collateral or (2) a security interest in such Fixtures (as defined in the UCC) may not be perfected by filing of a general “all assets” UCC-1 financing statement in the jurisdiction of organization of the applicable Loan Party;

        (m)    motor vehicles and other assets covered by certificates of title to the extent a security interest in such motor vehicles and other assets covered by certificates of title may not be perfected by the filing of a general “all asset” UCC-1 financing statement in the jurisdiction of organization of the applicable Loan Party;

        (n)    Excluded Stock;

        (o)    any lapsed, expired, abandoned, inactive or terminated Intellectual Property;

        (p)     Commercial Tort Claims (as defined in the UCC) with a value below $3,000,000; and

(q)     any life insurance Policies (including the Purchased Policies); and

(r)    Equity Interests owned by Excluded Subsidiaries or Unrestricted Subsidiaries .

“Excluded Stock” means, Equity Interests in:

        (a)     the Carlisle Group;

(b)     any Subsidiary that the pledge of such Equity Interests is prohibited by any Contractual Obligation;

(c)     special purpose securitization vehicles (including Securitization Entities) used for Securitization Transactions;

(d)     any Subsidiary to the extent the pledging of such Equity Interests would result in material adverse tax consequences to the Borrower or any of its Subsidiaries (as reasonably determined by the Borrower in good faith);

(e)     any Subsidiary to the extent the cost of providing such pledge is excessive in relation to the value obtained by the Secured Parties therefrom as reasonably determined by the Borrower in good faith; and

(f)     any Subsidiary that the pledge of its Equity Interests is prohibited by applicable Law, or which would require governmental (including regulatory) or third party consent, approval, license or authorization to provide such pledge (which, consent, approval, license or authorization cannot be obtained after the Borrower’s use of commercially reasonable efforts (which efforts shall not require, for the avoidance of doubt, payment of any fee or similar amount other than de minimis amounts)).

“Excluded Subsidiary” means any Subsidiary that is (a) an Unrestricted Subsidiary, (b) not wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries, (c) an Immaterial Subsidiary, (d) a Securitization Entity, (e) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facilities, or which would require governmental (including regulatory) or third party consent, approval, license or authorization to provide a guarantee (which, consent, approval, license or authorization cannot be obtained after the Borrower’s use of commercially reasonable efforts (which efforts shall not require, for the avoidance of doubt, payment of any fee or similar amount other than de minimis amounts)) unless, such consent, approval, license or authorization has been received or the requirement for such third party consent was established in order to avoid becoming a Guarantor, or requirement of a Designated Financing; provided that, for the avoidance of doubt, each of the Exempted Regulated Entities and the Designated Excluded Subsidiaries shall be considered an “Excluded Subsidiary” under this clause (e) only for so long as it continues to meet the conditions of this clause (e), (f) a Subsidiary that is prohibited from guaranteeing the Facilities by any Contractual Obligation in existence on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), (g) a not-for-profit Subsidiary, (h) any Subsidiary to the extent the cost of providing such guarantee is excessive in relation to the value obtained by the Secured Parties therefrom as reasonably determined by the Borrower in good faith or (i) any Subsidiary to the extent the provision of a guarantee from such entity would result in material adverse tax consequences to the Borrower or any of the Subsidiaries (as reasonably determined by the Borrower in good faith);
provided that any Subsidiary shall only be an Excluded Subsidiary for so long as one or more of the preceding clauses (a) through (j) continue to apply to it; provided, further, that, notwithstanding the above, if a Subsidiary executes the Guaranty as a “Guarantor” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guaranty as “Guarantor” in accordance with the terms hereof and thereof); provided, further, that no Subsidiary of the Borrower shall be an Excluded Subsidiary if such Subsidiary guarantees or is a primary obligor of obligations in respect of any Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Agent or any Lender, or required to be withheld or deducted from a payment to any Agent or any Lender, as applicable, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, doing business in, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 3.07) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such recipient’s failure to comply with Section 10.16, and (d) any withholding Taxes imposed under FATCA.
“Exempted Regulated Entities” means ABL Wealth Advisors, LLC, Regional Investment Services, Inc., ABL Longevity Growth & Income Fund, Longevity Market Advisors, LLC and one or more of the Borrower’s Subsidiaries created or acquired after the Closing Date and designated by the Borrower in writing to the Administrative Agent as an Exempted Regulated Entity and, in each case, together with their direct and indirect Subsidiaries.
“Facility” means the Initial Term Facility, the Initial Revolving Credit Facility, the Initial Revolving Credit Commitments, Delayed Draw Loans, any given Class of Incremental Loans and any other Facility hereunder, as the context may require.
“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith (which shall be conclusive if reasonably determined in good faith).
“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations promulgated thereunder or official interpretation thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing any of the foregoing.
“FCF Acquisition” means the acquisition pursuant to that certain Membership Interest Purchase Agreement, dated as of August 6, 2024 between Jacob Pluchenik, Paul Isaac, Sausalito Investment Partners, LLC, FCF Advisors LLC and Abacus Life, Inc..
“FCPA” has the meaning specified in Section 5.20(a).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means, collectively, the Agent Fee Letter and the Lender Fee Letter.
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means 1.00% per annum.
“Foreign Lender” has the meaning specified in Section 10.16(b)(i).
“Foreign Pension Plan” means a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Loan Party or Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.
“Foreign Plan” means each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States, by any Loan Party or Restricted Subsidiary, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.
“Foreign Plan Event” has the meaning specified in Section 5.11(d).
“Foreign Subsidiary” means mean, as to any Person, any Subsidiary of such Person that is not incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Fundamental Change” has the meaning specified in Section 7.04.
“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
“General Investment Basket” has the meaning specified in Section 7.02(l).
“General Restricted Debt Payment Basket” has the meaning specified in Section 7.06(i)
“General Restricted Payment Basket” has the meaning specified in Section 7.12(a)(vii).
“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, supra national authority or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Granting Lender” has the meaning specified in Section 10.07(g).
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any such obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness) or any other similar agreement entered into in the ordinary course of business (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, each of the Borrower’s direct and indirect Restricted Subsidiaries listed on Schedule 1 (such Restricted Subsidiaries of the Borrower not to include any Excluded Subsidiary), and each other Restricted Subsidiary of the Borrower (other than an Excluded Subsidiary) that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.
“Guaranty” means the Guaranty dated as of the date hereof, made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
“Hazardous Materials” means all substances, materials or wastes regulated by, or for which liability or standards of conduct may be imposed, under any Environmental Law and petroleum or petroleum distillates or byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, per- and polyfluoroalkyl substances, toxic mold, lead, radioactive materials and all other substances or wastes of any nature regulated as “hazardous” or “toxic”, or as a “pollutant” or a “contaminant” pursuant to any Environmental Law.
“Hedging Obligations” of any Person means the obligation of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.
“Immaterial Subsidiary” means any Subsidiary of the Borrower that on a stand-alone basis, at any time, has (a) assets that are not in excess of 5.0% of the Borrower’s and its Restricted Subsidiaries’ Consolidated Total Assets and (b) Consolidated Adjusted EBITDA that is not in excess of 5.0% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, in each case as of the most recently-ended Test Period; provided that at any time, such designated Subsidiary, together with all Subsidiaries previously designated by the Borrower as “Immaterial Subsidiaries” do not, in the aggregate, have (i) assets in excess of 7.5% of the Borrower’s and its Restricted Subsidiaries’ Consolidated Total Assets or (ii) Consolidated Adjusted EBITDA in excess of 7.5% of the Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries, in each case as of the most recently-ended Test Period. For the avoidance of doubt, any Subsidiary that is not a Guarantor or is not required to become a Guarantor due to it being an Excluded Subsidiary, shall not, in each case, be deemed to be an “Immaterial Subsidiary”.
“Incremental Amount” means, as of any date of determination, the sum of (a) the greater of (x) $75,000,000 and (y) 100% of the Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis) (“Fixed Dollar Incremental Amount”), plus (b) an amount equal to all Voluntary Debt Prepayments (to the extent not financed with the proceeds of long-term Indebtedness (excluding borrowings of Incremental Loans and borrowings under any working capital facility permitted under Section 7.03)) prior to such date of determination (“Prepayment Available Amount” and together with the Fixed Dollar Incremental Amount, the “Fixed Incremental Amount”), plus (c) an unlimited amount so long as in the case of (A) Incremental Loans which are secured on a pari passu basis with any Lien on the Collateral securing the Obligations, the Senior Secured Leverage Ratio for the most recently ended Test Period would not exceed 2.60:1.00, (B) Incremental Loans which are secured on a junior basis to any Lien on the Collateral securing the Obligations, the Secured Leverage Ratio for the most recently ended Test Period would not exceed 2.85:1.00 and (C) Incremental Loans which are unsecured or secured by assets which do not constitute Collateral, the Total Leverage Ratio for the most recently ended Test Period would not exceed 4.50:1.00 (the amount permitted pursuant to clause (c), the “Incurrence Based Incremental Amount” and each calculation of the Senior Secured Leverage Ratio, Total Leverage Ratio, Secured Leverage Ratio or Consolidated Fixed Charge Coverage Ratio, as the case may be, in this clause (c), an “Incurrence Based Incremental Facility Test”). It being understood that (1) the Borrower shall be deemed to have utilized the Incurrence Based Incremental Amount prior to the Fixed Incremental Amount (and without taking into account the amount incurred under the Fixed Incremental Amount) and that amounts under each of the Fixed Incremental Amount and the Incurrence Based Incremental Amount may be used in a single transaction and (2) any amounts utilized under the Fixed Incremental Amount shall be reclassified, as the Borrower may elect from time to time, as incurred under the Incurrence Based Incremental Amount if the Borrower meets the Incurrence Based Incremental Facility Test on a Pro Forma Basis, and if the Incurrence Based Incremental Facility Test would be satisfied on a Pro Forma Basis at the end of any subsequent Test Period after the initial utilization of the Fixed Incremental Amount, such reclassification shall be deemed to have automatically occurred whether or not elected by the Borrower.
“Incremental Commitments” has the meaning specified in Section 2.14(a).
“Incremental Facility” has the meaning specified in Section 2.14(b).
“Incremental Lender” has the meaning specified in Section 2.14(c).
“Incremental Loan” has the meaning specified in Section 2.14(b).
“Incremental Loan Request” has the meaning specified in Section 2.14(a).
“Incremental Revolving Commitments” has the meaning specified in Section 2.14(a).
“Incremental Revolving Loans” has the meaning specified in Section 2.14(b).
“Incremental Term Commitments” has the meaning specified in Section 2.14(b).
“Incremental Term Loans” has the meaning specified in Section 2.14(b).

“Incurrence Based Incremental Amount” has the meaning specified in the definition of “Incremental Amount”.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of (i) all letters of credit (including standby and commercial), bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property (other than (w) trade accounts payable in the ordinary course of business and not more than one hundred eighty days overdue, (x) any purchase price adjustment, contingent payment, earn-out or deferred payment incurred in connection with an acquisition or other Investment, so long as such obligation has not become a liability on the balance sheet of such Person in accordance with GAAP, (y) expenses accrued in the ordinary course of business and (z) obligations resulting from take-or pay contracts entered into in the ordinary course of business);
(e)    Indebtedness (excluding prepaid interest thereon) of another Person secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Capitalized Lease Obligations;
(g)    all obligations of such Person with respect to redemption, repayment or other repurchase (excluding accrued dividends to the extent not increasing liquidation preference) in respect of Disqualified Equity Interests; and
(h)    all Guarantees of such Person in respect of any of the foregoing;
provided that Indebtedness shall not, in any event, include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) deferred revenue, deferred taxes and obligations under operating leases, (iv) accruals for payroll and other liabilities accrued in the ordinary course business, (v) intercompany liabilities arising in the ordinary course of business or consistent with past practice or industry norm, or in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries, (vi) obligations under or in respect of a Qualified Securitization Transaction, Designated Financing or any other non-recourse financing, or (vii) purchase price holdbacks arising in the ordinary course of business or consistent with past practice or industry norm in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, except to the extent the holders of such Indebtedness do not have recourse to such Person. The amount of any net obligation owed by such Person under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Liabilities” has the meaning specified in Section 10.05.
“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document.
“Indemnitees” has the meaning specified in Section 10.05.
“Information” has the meaning specified in Section 10.08.
“Initial Financial Statements” means a consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2024, the related consolidated statements of income or operations for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended.
“Initial Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to make Initial Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Section 2.01 under the caption “Initial Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Initial Revolving Credit Commitment of all Revolving Credit Lenders shall be $0 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Initial Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Initial Revolving Credit Commitments at such time.
“Initial Revolving Credit Loan” has the meaning specified in Section 2.01(b).
“Initial Term Commitment” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Section 2.01 under the caption “Initial Term Commitment” or opposite a comparable caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $100,000,000.
“Initial Term Facility” means, at any time, (a) prior to the Closing Date, the aggregate Initial Term Commitments of all Term Lenders at such time and (b) thereafter, the aggregate Initial Term Loans of all Term Lenders at such time.
“Initial Term Loans” has the meaning specified in Section 2.01(a).
“Intellectual Property” means all intellectual property of any kind whatsoever and wheresoever situate, including :
(a)    copyrights in any original works, design elements, ordering of content, graphic user interface, ideas or concepts, treatments, drafts or fictitious characters;
(b)    trade-marks, including both registered and unregistered trade-marks and service marks, designs, logos, indicia, distinguishing guises, trade dress, trade names, business names, any other source or business identifiers, and all goodwill associated with the foregoing; and
(c)    trade secrets, confidential information and know-how, innovations, processes, technology, reports and studies, data, business information, research designs, research results, inventions, patents, patent applications and notes, prototypes, drawings and design and construction specifications.
“Intellectual Property Security Agreement” means, collectively, the intellectual property security agreement, substantially in the form of Exhibit B to the Security Agreement, together with each intellectual property security agreement supplement executed and delivered pursuant to Section 6.12.
“Intercompany Subordination Agreement” means the intercompany subordination agreement dated as of the Closing Date, as amended, or otherwise in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Loans of such Class; provided that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan of any Class, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, with respect to: (a) any SOFR Loan (other than the Delayed Draw Loans), a period of one, two, three or six months (in each case, subject to the availability thereof) and (b) with respect to each Delayed Draw Loan, initially, commencing on the date such Delayed Draw Loans are borrowed and ending on the last day of the Interest Period then in effect for the Initial Term Loans and thereafter, being of equal duration to the Interest Period applicable to the Initial Term Loans; provided that in any case, (i) the Interest Period shall commence on the date of an advance of or a conversion to a SOFR Loan, as applicable, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires; (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, further, that if any Interest Period with respect to a SOFR Loan that would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iii) any Interest Period with respect to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (iv) no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such SOFR Loan is a part; and (v) no tenor that has been removed from this definition pursuant to Section 2.22 shall be available for specification in the applicable Committed Loan Notice or interest election.
“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Investment” means, as to any Person, any direct or indirect investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such Person (excluding, in the case of the Borrower and its Subsidiaries intercompany advances arising from their cash management, tax and accounting operations) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such other Person; provided that (x) Swap Contracts entered into and investments made by the Borrower or any of its Subsidiaries at the direction of an employee thereof under any deferred compensation plan or a “rabbi trust” formed in connection with such plans shall not constitute “Investments” for purposes of this Agreement and (y) Investments shall not include, in the case of the Borrower and the Subsidiaries, intercompany loans, advances or Indebtedness made to or owing by a Designated Excluded Subsidiary to another Designated Excluded Subsidiary having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. For all purposes hereunder, the amount of any Investment shall be the amount actually invested (measured at the time made), cash and the Fair Market Value of other property actually invested (measured at the time made), and shall be net of any subsequent return with respect to such Investment (whether in the form of a return of capital, interest, dividend or otherwise).
“IP Rights” has the meaning specified in Section 5.08(b).
“IP Security Agreement Supplement” has the meaning specified in the Security Agreement.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries and (b) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.
“Junior Financing” means any Indebtedness that is (a) expressly subordinated in right of payment to the Obligations (other than intercompany Indebtedness), (b) secured by a Lien on the Collateral on a junior priority basis relative to the Facilities by some or all of the Collateral or (c) unsecured (other than intercompany Indebtedness).
“Junior Financing Documentation” means any documentation governing any Junior Financing.
“Junior Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit J attached hereto or otherwise on terms and conditions satisfactory to the Required Lenders in their sole discretion.

“Latest Term Loan Maturity Date” means, at any date of determination, the latest maturity date applicable to any Term Loans hereunder at such time.
“Laws” means, collectively, all applicable international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lender” has the meaning specified in the introductory paragraph to this Agreement.
“Lender Fee Letter” means that certain Fee Letter dated as of the date hereof by and among the Borrower, Sagard Holdings Manager (US), LLC and the Administrative Agent.
“Lender Material Adverse Effect” has the meaning given to such term in Section 6.15.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means any mortgage, pledge, assignment, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge (fixed or floating), or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.
“Limited Condition Acquisition” means any Permitted Acquisition or similar Investment permitted by Section 7.02, including by way of merger, amalgamation or consolidation, that the Borrower or one or more of its Restricted Subsidiaries is contractually committed to consummate, and whose consummation is not conditioned on the availability of, or on obtaining, third party financing (it being understood that (a) such commitment may be subject to other conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement and (b) that the payment of a “termination”, “breakup” or similar fee shall not, in and of itself, constitute a financing out).
“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement provided in connection with the incurrence of Indebtedness by a Securitization Entity under a Qualified Securitization Transaction, in each case, solely to the extent required to satisfy Standard Securitization Undertakings.

“LMA-Co” means each of LMA Income Series LP, LMA Income Series II LP and each other limited partnership, fund or vehicle formed or acquired after the Closing Date in the ordinary course of business, in each case, which is managed by the Borrower or a Subsidiary of the Borrower, or for which the general partner (or similar) is the Borrower or a Subsidiary of the Borrower, it being agreed that unless a majority of all issued and outstanding economic equity interests are beneficially owned, directly or indirectly, by the Borrower or any Restricted Subsidiary, no LMA-Co shall constitute a Subsidiary for purposes of the Agreement or any Loan Document; provided that the aggregate amount of Investments in all LMA-Co's held by the Borrower or any Restricted Subsidiary which are in the form of subordinated limited partnership or other equity interests, or are in any junior or 'first loss' class of equity, shall not exceed $50,000,000 at any time outstanding.
“LMATT Entities” has the meaning specified in the definition of Designated Excluded Subsidiary.
“Loan” means an extension of credit by a Lender to the Borrower under ARTICLE II in the form of a Term Loan, Initial Revolving Credit Loan or Incremental Revolving Loan.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Fee Letters and any other written agreement with a Lender or the Lenders, the Administrative Agent and/or the Collateral Agent related to the payment of fees with respect to this Agreement, (iv) the Guaranty, (v) the Collateral Documents and (vi) any intercreditor or subordination agreement.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Borrower on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of calculation.
“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Loan Documents, (c) a material adverse effect on the legality, validity or enforceability of the Loan Documents (taken as a whole) or (d) a material adverse effect on the rights and remedies of the Lenders or the Administrative Agent under the Loan Documents (taken as a whole).

“Material Intellectual Property” means all IP Rights owned by the Borrower or the Restricted Subsidiaries material to the business of the Borrower and the Restricted Subsidiaries (taken as a whole).
“Maturity Date” means: (a) with respect to the Initial Term Facility and Delayed Draw Loans, the earlier of (i) December 10, 2030 and (ii) the date that the Initial Term Loans and Delayed Draw Loans are declared due and payable pursuant to Section 8.02 and (b) with respect to any Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.
“Maximum Rate” has the meaning specified in Section 10.10.
“MNPI” has the meaning specified in Section 6.02.
“Multiemployer Plan” means a “multiemployer plan” as defined in and subject to Section 4001(a)(3) of ERISA, to which any Loan Party, any Restricted Subsidiary thereof or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.
“NAIC” means the National Association of Insurance Commissioners.
“Net Cash Proceeds” means an amount equal to:
(a)    with respect to the Disposition of any asset by the Borrower or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received, directly or indirectly, in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary or reasonable fees actually incurred in connection therewith), (C) taxes paid or reasonably estimated to be payable in connection with such Disposition or Casualty Event and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds, (D) any costs associated with unwinding any related Swap Contract in connection with such transaction, (E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such

Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by the Borrower or any of its Restricted Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and Environmental Liabilities or against any indemnification obligations associated with such transaction, (F) any customer deposits required to be returned as a result of such Disposition, (G) the pro rata portion of the net cash proceeds of any Disposition or Casualty Event by any non-wholly owned Restricted Subsidiary (calculated without regard to this clause (G)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary thereof as a result thereof and (H) the amount of any payments required to be made by the Borrower or any of its Restricted Subsidiaries in respect of such Disposition pursuant to equity options, management incentive plans or similar obligations in each case entered into in the ordinary course of business, and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiaries in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount, or any offsetting other reserve) of any reserve described in clause (E) above; and
(b)    with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, taxes paid or reasonably estimated to be payable or issuance and other out-of-pocket fees and expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith.
For the avoidance of doubt, Net Cash Proceeds shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by the Borrower or any of its Restricted Subsidiaries in respect of any third party claim against the Borrower or such Restricted Subsidiary, as applicable, and applied to pay (or to reimburse the Borrower or such Restricted Subsidiary, as applicable, for its prior payment of) such claim and the costs and expenses of the Borrower or such Restricted Subsidiary, as applicable, with respect thereto.
“Net Present Value” shall de defined and calculated in a manner substantially consistent with the methodology set forth in the sample net present value calculation delivered by Borrower to the Required Lenders on October 31, 2024.
“Non-Consenting Lender” has the meaning specified in Section 3.07(d).
“Non-Loan Party Debt Cap” means $25,000,000.

“Non-Loan Party Investment Cap” means the greater of (x) $25,000,000 and (y) 35% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided that, for the avoidance of doubt, the foregoing limitation shall not apply to any Investments in Designated Excluded Subsidiaries.
“Not Otherwise Applied” means, with reference to the amount of any capital contribution or equity issuance that is proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents (including, for the avoidance of doubt any use of such amount to increase the Available Amount or a Specified Equity Contribution) where such permissibility was (or may have been) contingent on the receipt or availability of such amount.
“Note” means a Term Note or a Revolving Credit Note, as the context may require.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, premiums, if any, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document, (b) the obligation to pay, discharge and satisfy the Erroneous Payment Subrogation Rights and (c) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party; provided that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“OFAC” has the meaning specified in Section 5.21(a).
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization, the operating agreement with respect thereto, and, if applicable, any agreement or instrument with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Agent or any Lender, as applicable, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” has the meaning specified in Section 3.01(b).
“Outstanding Amount” means: with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.
“Pari Passu Intercreditor Agreement” means an intercreditor agreement by and among the Administrative Agent, the Lenders and the other parties thereto holding loans or debt obligations of the Loan Parties secured on a pari passu basis with the Obligations hereunder, which intercreditor agreement shall be on terms and conditions reasonably satisfactory to the Required Lenders; provided that such loan or debt obligations may be secured pursuant to shared or split lien arrangements as mutually agreed and set forth in such intercreditor agreement.
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning specified in Section 10.07(k).
“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
“Payment Recipient” has the meaning specified in Section 9.18(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Perfection Exceptions” means that (i) no Loan Party shall be required to take any actions with respect to the granting or perfecting of a security interest in any Policy, (ii) no Loan

Party shall be required to perfect the security interest in the following other than by the filing of a UCC financing statement: (1) letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC) with a value not in excess of $3,000,000 and (3) motor vehicles and other assets subject to a certificate of title, (iii) no Loan Party shall be required to, so long as no Event of Default shall have occurred and be continuing, send notices to any third party debtors or other contractual third parties, (iv) no Loan Party shall be required to (1) take any actions in order to create or perfect any security interest outside of the United States in assets located outside of the United States (including foreign Intellectual Property), (2) enter into any foreign law security or pledge agreements, foreign law mortgages or deeds or (3) conduct any foreign intellectual property filings or searches each case of (1) through (3), so long as the following conditions are met: with respect to any single jurisdiction where the Restricted Subsidiaries of the Borrower organized therein, collectively, at any time, the Restricted Subsidiaries (x) have assets that are not in excess of 15.0% of the Borrower’s and its Restricted Subsidiaries’ Consolidated Total Assets and (y) contribute no more than 15.0% to the Borrower’s and its Restricted Subsidiaries’ Consolidated Adjusted EBITDA as of the most recently-ended Test Period, and (v) no Loan Party shall be required to grant a Lien on any asset where such action would be prohibited by enforceable anti-assignment provisions of contracts binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the granting of such Lien therein would violate the terms of such license, agreement or similar contract relating to such asset (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law).
“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of the Equity Interests in, or assets of any Person; provided that (a) no Event of Default shall have occurred and be continuing or would result therefrom (other than with respect to a Limited Conditions Acquisition in which case Section 1.08 shall apply), (b) immediately after giving effect to such purchase or acquisition, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10 (whether or not then required to be tested) (other than with respect to a Limited Conditions Acquisition in which case Section 1.08 shall apply), (c) any Person or assets or division acquired in connection herewith shall be in the same business or lines of business or reasonably related, ancillary or complementary businesses (including related, complementary, synergistic or ancillary technologies) in which the Borrower and/or its Subsidiaries are then engaged, or reasonable extensions thereof, (d) each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12 or made arrangements reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) for compliance therewith after the effectiveness of such Permitted Acquisition, in each case to the extent applicable, and (e) the total cash consideration (but excluding earn-outs, purchase price adjustments and other contingent payment obligations, except to the extent of any reserve required under GAAP in connection therewith (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Borrower or its Restricted Subsidiaries to such sellers and all assumptions of Indebtedness in connection therewith) paid by or on behalf of the Borrower and its Restricted

Subsidiaries for any such purchase or other acquisition of an entity that does not or will not (within the timeframe required by Section 6.12) become a Guarantor (including by way of merger or amalgamation) or of assets that do not or will not (within the timeframe required by Section 6.12) become Collateral, when aggregated with the cash consideration (calculated on the same basis) paid by or on behalf of the Borrower and the other Restricted Subsidiaries for all other purchases and other acquisitions made by the Borrower and the other Restricted Subsidiaries of entities that do not or will not (within the timeframe required by Section 6.12) become Guarantors (including by way of merger or amalgamation) or of assets that do not or will not (within the timeframe required by Section 6.12) become Collateral, shall not exceed the Non-Loan Party Investment Cap; provided that the limitation in this clause (e) shall not apply to Exempted Regulated Entities or Persons who are designated as Designated Excluded Subsidiaries substantially contemporaneously with the consummation of such Permitted Acquisition.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
“Permitted Holders” means any Person that is a beneficial owner of more than 10% of the outstanding shares of common stock of the Borrower, as set forth in the Proxy Statement referenced in the Borrower’s filed Form 10-K for the fiscal year 2023.
“Permitted Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by the Borrower and/or any Restricted Subsidiary that, in each case, if secured, will be secured by Liens on the Collateral on a junior priority basis with the Liens on Collateral securing the Obligations under this Agreement, and that are issued or made in lieu of Incremental Commitments; provided that:
(1)    the aggregate principal amount of all Permitted Incremental Equivalent Debt, together with the aggregate principal amount of all Incremental Loans, shall not exceed the Incremental Amount available at the time of incurrence;
(2)    if such Permitted Incremental Equivalent Debt is secured, such Permitted Incremental Equivalent Debt shall be (x) secured by only the Collateral and only guaranteed by the Guarantors to the extent guaranteed, (y) subject to a Junior Intercreditor Agreement; and (z) incurred solely after the occurrence of the Delayed Draw Commitment Termination Date.

(3)    such Permitted Incremental Equivalent Debt, (a) shall not mature earlier than the Latest Term Loan Maturity Date and (b) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans on the date of incurrence of such Permitted Incremental Equivalent Debt;
(4)    any mandatory prepayments of any Permitted Incremental Equivalent Debt that comprises junior lien or unsecured notes or term loans may not be made except to the extent that prepayments of such debt are not prohibited hereunder or pursuant to the terms of any Junior Intercreditor Agreement;
(5)    (x) the Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 7.10 on a Pro Forma Basis and (y) no Event of Default has occurred and is continuing or would result therefrom (provided that with respect to any incurrence in connection with a Limited Condition Acquisition, the requirement pursuant to this clause (5) shall be that no Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing or would exist after giving effect to such incurrence); and
(6)     all other terms of such Permitted Incremental Equivalent Debt (excluding pricing, fees, rate floors and optional prepayment and redemption terms) that are in effect during any period on or prior to the indefeasible payment in full of the outstanding Term Loans, if not substantially consistent with the terms of the outstanding Term Loans, must be no more favorable in any material respect (taken as a whole) to the Persons providing the Incremental Equivalent Debt than those applicable to the outstanding Term Loans, or otherwise be reasonably satisfactory to the Required Lenders.
provided that “Permitted Incremental Equivalent Debt” may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long term indebtedness (so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of clause (3) above following such rollover), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (4) of the first proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.
“Permitted Liens” means (a) Liens in favor of the Collateral Agent under and pursuant to the Loan Documents, (b) Liens in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law or under customary terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts), (c) non-consensual Liens imposed on the property of any Person (including by any Governmental Authority or other party (including, without limitation, liens for taxes)) not yet delinquent or being contested in good faith by appropriate proceedings as long as such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (d) any Lien representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any contracts to which the relevant party is a party or under general principles of commercial or government contract law, or mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’, statutory and similar liens or liens arising under operation of law, (e) rights of the public and adjoining property owners, or easements, covenants restrictions and other encumbrances of public record, (f) in the case of Equity Interests in joint ventures, restrictions contained in the applicable joint venture agreement, shareholders agreement or related agreements affecting such Equity Interests, or liens, (g) purchase money liens or similar registration or liens securing rental payments under capital lease arrangements, (h) Liens pursuant to any securitization or similar financing transaction, (i) licenses or sublicenses of intellectual property rights in the ordinary course of business and (j) Liens approved by the Required Lenders in their sole discretion.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, redemption, repurchase, defeasance, exchange and/or extension (collectively to “Refinance” or a “Refinancing” or “Refinanced”) of any Indebtedness (any such Indebtedness as so modified, refinanced, refunded, renewed, replaced, redeemed, repurchased, defeased, exchanged and/or extended, “Refinancing Indebtedness”) of such Person; provided that (a) the principal amount (or, if issued with original issue discount, the aggregate issue price) of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon, plus upfront fees thereon, plus other reasonable and customary fees and expenses incurred or paid in connection with such Refinancing, plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder; (b) such Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations arising under the Loan Documents and was required to be subordinated when initially incurred, such Refinancing Indebtedness is subordinated in right of payment to the Obligations arising under the Loan Documents on terms, taken as a whole, not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (d) if the Indebtedness being Refinanced is secured by a second-priority or other junior-priority security interest in the Collateral and/or subject to any intercreditor arrangements for the benefit of the Lenders and was required to be subject to such intercreditor arrangements when initially incurred, such Refinancing Indebtedness is secured and subject to intercreditor arrangements on terms, taken as a whole, not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (e) such Refinancing Indebtedness is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being Refinanced.

“Permitted Reorganization” means with respect to the Borrower or any Restricted Subsidiary, any transaction (a) undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes or  (b) related to tax planning or tax reorganization, in each case, as determined in good faith by the Borrower and entered into after the Closing Date; provided that, (i) no Event of Default is continuing immediately prior to such transaction and immediately after giving effect thereto, (ii) the Borrower has determined in good faith that, after giving effect to such transaction, the security interests of the Lenders in the Collateral (taken as a whole) and the Guarantees of the Obligations (taken as a whole), in each case would not be materially impaired as a result thereof, and such transaction would not otherwise be materially adverse to the Lenders and (iii) in no event shall this definition permit a corporate reorganization (or similar transaction or event) of the Borrower that results in the Borrower being organized or incorporated (or otherwise treated as being situated or domiciled) in a jurisdiction other than the United States.
    “Permitted Revolving Facility” means any revolving credit facility incurred by the Borrower pursuant to Section 7.03(t)(ii); provided that (a) any revolving credit facility that is secured may be secured on a pari passu basis with the Obligations, provided that such facility may be secured pursuant to shared or split lien arrangements to the extent mutually agreed and set forth in the Pari Passu Intercreditor Agreement, (b) any assets or property pledged to secure such Permitted Revolving Facility shall constitute Collateral and any obligor thereunder shall be a Loan Party and (c) any Permitted Revolving Facility shall be subject to the Pari Passu Intercreditor Agreement.
    “Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s or any parent company’s common stock sold by the Borrower or any parent company substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(2) of ERISA that is or within the last six years has been maintained, contributed to or required to be contributed to by a Loan Party, Restricted Subsidiary or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.
“Pledged Debt” has the meaning specified in the Security Agreement.
“Pledged Interests” has the meaning specified in the Security Agreement.
“Policy” means a life insurance policy and any and all applications, conditional receipts, riders, endorsements, supplements, amendments and all other documents and instruments that modify or otherwise affect the terms and conditions of such policy issued in connection therewith.
“Premium Payments” means, for any period, the aggregate amount of payments made in cash (excluding any payments made in the form of additional Indebtedness) to life insurance carriers in exchange for coverage under any Purchased Policy owned by a Loan Party.
“Prepayment Amount” has the meaning specified in Section 2.05(b)(ii)(B).
“Prepayment Available Amount” has the meaning specified in the definition of “Incremental Amount”.
“Prepayment Date” has the meaning specified in Section 2.05(b)(ii)(B).
“Prime Rate” means, for any day, the rate of interest per annum as determined by reference to the rate last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent (acting at the direction of the Required Lenders) in their reasonable discretion and that is administratively feasible for the Administrative Agent) as the U.S. “Prime Rate”.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Dispositions or other disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary shall be excluded, and (ii) in the case of a Permitted Acquisition, or any other purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person, in each case, in accordance with Section 7.02, or a designation of a Subsidiary as a Restricted Subsidiary in accordance with Section 6.14, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness or Disqualified Equity Interests, in each case, in accordance with Section 7.12 and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and in compliance with Sections 7.01 and 7.03, and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of twelve months); provided that “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Specified

Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer.
“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.19), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities at such time; provided that if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Section 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.
“Public Lender” has the meaning specified in Section 6.02.
“Purchased Policy” means as to any person, any Policy in which such Person has acquired, or purports to have acquired, an interest.
“Qualified Cash” means, as of any date of determination, an amount equal to (a) the aggregate amount of all cash and Cash Equivalents of the Loan Parties less (b) $10,000,000; provided that (x) after the date that is ninety days after the date hereof (or such longer period as the Required Lenders may approve pursuant to Section 6.13), any cash and Cash Equivalents shall be included in clause (a) only to the extent subject to a perfected Lien in favor of the Collateral Agent pursuant to a Qualified Control Agreement and (y) to the extent the aggregate amount of cash and Cash Equivalents under clause (a) is less than $10,000,000 at any time, Qualified Cash shall be deemed to be $0.
“Qualified Control Agreement” means a “springing” deposit account control agreement or securities account control agreement, in each case, in form and substance reasonably satisfactory to the Required Lenders and the Collateral Agent and which shall provide that, to the extent that the Borrower shall have failed to (x) deliver to the Administrative Agent within five Business Days (or such longer period as the Required Lenders may approve in writing) after the end of each fiscal month account snapshots or other evidence of the amount of Qualified Cash held in the applicable account of the Loan Parties, together with the asset “tape” or the Net Present Value calculation of the Purchased Policies of the Loan Parties (provided that the asset “tape” and Net Present Value calculation delivered in connection with the fiscal months of March, June and September shall be the Borrower’s “best available” figures), as of the last day of any fiscal month or (y) maintained an Asset Coverage Ratio of at least 2.00 to 1.00 as of the last day of any fiscal month, in each case, the Collateral Agent (acting at the direction of the Required Lenders) shall have the right to deliver a “control notice” (or similar) to the account bank.

“Qualified Securitization Transaction” means any Securitization Transaction of a Securitization Entity that meets the following conditions:
(a)    the board of directors of Borrower or the applicable Restricted Subsidiary shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to Borrower or the applicable Restricted Subsidiary;
(b)    all transfers of Securitization Assets to the Securitization Entity are made at Fair Market Value (as determined in good faith by Borrower or the applicable Restricted Subsidiary) and may include Standard Securitization Undertakings; and
(c)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Borrower) and may include Standard Securitization Undertakings and Limited Originator Recourse.
“Refinance”, “Refinancing” and “Refinanced” has the meaning given to such terms in the definition of Permitted Refinancing.
“Refunding Capital Stock” has the meaning specified in Section 7.06(j).
“Register” has the meaning specified in Section 10.07(c).
“Regulation S-X” means Regulation S-X under the Securities Act.
“Regulation T” means Regulation T of the FRB as in effect from time to time.
“Regulation U” means Regulation U of the FRB as in effect from time to time.
“Regulation X” means Regulation X of the FRB as in effect from time to time.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).
“Replaceable Lender” has the meaning specified in Section 3.07(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Reporting Model” means that certain excel file named “Abacus model 09.17.2024vSENT” previously delivered by the Borrower to the Required Lenders, it being agreed that each reference in this Agreement to Reporting Model shall be deemed to refer solely to the methodology set forth therein and not the projections or figures set forth therein.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings, (b) aggregate Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the Term Commitments of, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that at any time there are two or more unaffiliated Revolving Credit Lenders, “Required Revolving Lenders” must include at least two unaffiliated Revolving Credit Lenders.
“Resolution Authority” means any EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, director, representative director, manager, managing director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, authorized signatory, an attorney-in-fact (including to the extent empowered by the board of directors of the Borrower) or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Retained Asset Sale / Casualty Proceeds” has the meaning specified in Section 2.05(b).
“Retired Capital Stock” has the meaning specified in Section 7.06(j).
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders.
“Revolving Credit Commitment” means, as to each applicable Revolving Credit Lender, its Initial Revolving Credit Commitment and Incremental Revolving Commitment.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders at such time.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Credit Loan” means Initial Revolving Credit Loans or Incremental Revolving Loans.
“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.
“Sanctioned Country” has the meaning specified in Section 5.21(a).
“Sanctioned Person” has the meaning specified in Section 5.21(a).
“Sanctions” has the meaning specified in Section 5.21(a).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b), as applicable, together with the accompanying Compliance Certificate delivered, or required to be delivered, pursuant to Section 6.02(a).
“Securities Account” as defined in the UCC.
“Securitization Assets” means (a) the accounts receivable or insurance policies subject to a Securitization Transaction and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guaranties or other obligations in respect of such accounts receivable, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts receivable in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by Borrower or any Subsidiary to a Securitization Entity in connection with a Securitization Transaction.
“Securitization Entity” means a Subsidiary of Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with Borrower in which Borrower or any Subsidiary of Borrower makes an Investment and to which Borrower or any Subsidiary of Borrower transfers Securitization Assets) that is designated by the governing body of Borrower (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of Securitization Assets and:
(a)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Borrower or any of its Subsidiaries (other than one or more Securitization Entities) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (b) is recourse to or obligates Borrower or any of its Subsidiaries (other than a Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (c) subjects any asset of Borrower or any of its Subsidiaries (other than a Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;
(b)    with which neither Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Borrower; and
(c)    to which neither Borrower nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Entity in connection with any Qualified Securitization Transaction.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction, as applicable, to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by Borrower, any of its Subsidiaries or a Securitization Entity pursuant to which Borrower, such Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, Borrower or any of its Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by Borrower or such Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Borrower or any of its Subsidiaries which arose in the ordinary course of business of Borrower or such Subsidiary, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Secured Leverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of the end of any Test Period, the ratio of (a) Consolidated Secured Funded Indebtedness of the Borrower and its Restricted Subsidiaries as of the end of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, any Supplemental Agent, each co-agent or subagent appointed by any Agent from time to time pursuant to Article IX and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Agreement Supplement” has the meaning specified in the applicable Security Agreement.
“Security Agreements” means, collectively, the Security Agreement dated as of the date hereof, as amended, executed by the Loan Parties party thereto, and each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12.
“Senior Secured Leverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of the end of any Test Period, the ratio of (a) Consolidated Senior Secured Funded Indebtedness of the Borrower and its Restricted Subsidiaries as of the end of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Day” has the meaning set forth in the definition of “Daily Simple SOFR”.
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.
“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.
“Solvent” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis on any date of determination, that on such date (a) the amount of the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis as of such date, exceeds, on a consolidated basis, the amount of all liabilities of the Borrower and its Restricted Subsidiaries on a consolidated basis, contingent or otherwise, (b) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (c) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (d) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, any business or transaction contemplated as of the date of such determination for which they have unreasonably small capital.
“SPC” has the meaning specified in Section 10.7(g).
“Specified Equity Contribution” has the meaning specified in Section 7.10.
“Specified Event” has the meaning specified in Section 8.02.
“Specified Event of Default” means an Event of Default pursuant to Section 8.01(a), Section 8.01(b) (but solely to the extent such Event of Default is due the Borrower’s failure to comply with a financial covenant in Section 7.10), Section 8.01(c) (but solely to the extent such Event of Default is due to the Borrower’s failure to deliver financial statements that are required to be delivered pursuant to Section 6.01(a), 6.01(b), 6.02(a)) and Section 8.01(f).

“Specified Excluded Indebtedness” means any Indebtedness of any Designated Excluded Subsidiary or Indebtedness incurred in connection with a Designated Financing.
“Specified Transaction” means any incurrence or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement, and including any contemplated incurrence of Indebtedness in connection with a Limited Condition Acquisition, unless and to the extent such Limited Condition Acquisition has been consummated without any such contemplated Indebtedness or the definitive agreement for such Limited Condition Acquisition has been terminated) or Disqualified Equity Interests, any acquisition or similar Investment permitted pursuant to Section 7.02 that results in a Person becoming a Restricted Subsidiary of the Borrower, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, in each case, in accordance with Section 6.14 or any Disposition or other disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, any Disposition or other disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary thereof, the cessation of the operations of a business unit, line of business or division of the Borrower or a Restricted Subsidiary thereof or any operational change not in the ordinary course of business, in each case (other than in connection with any operating change) whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of any initiative not in the ordinary course of business, in each case, in accordance with the terms of this Agreement.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Borrower or any of its Subsidiaries which Borrower has determined in good faith to be customary in a Securitization Transaction including those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Starter Amount” has the meaning specified in the definition of “Available Amount”.
“Subject Rate” has the meaning specified in Section 2.08(e).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Redesignation” has the meaning specified in the definition of Unrestricted Subsidiary.
“Supplemental Agent” has the meaning specified in Section 9.14(a) and “Supplemental Agents” shall have the corresponding meaning.
“Supplemental Indentures” means the First Supplemental Indenture, dated as of November 10, 2023, between the Borrower and U.S. Bank Trust Company, National Association, the Second Supplemental Indenture, dated as of December 2, 2024 between the Borrower and U.S. Bank Trust Company, National Association.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.
“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer (other than a counterparty to any such Swap Contracts) in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Tangible Net Worth” means as of any date, (a) Consolidated Total Assets of the Borrower, its Restricted Subsidiaries and each LMA-Co minus (b) the sum of (i) the aggregate indebtedness and liabilities of the Borrower, its Restricted Subsidiaries and each LMA-Co in accordance with GAAP and (ii) to the extent included in the calculation of Consolidated Total Assets, goodwill and other intangible assets under GAAP.
“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, including any additions to tax, penalties and interest with respect thereto.
“Term Borrowing” means any borrowing of Term Loans.
“Term Commitment” means, as to each applicable Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption or (ii) an Incremental Amendment. The initial amount of each Term Lender’s Term Commitment is specified on Schedule 2.01 under the caption “Initial Term Loans” and “Delayed Draw Loans” or, otherwise, in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be.
“Term Facility” means the Initial Term Facility, any other Term Commitments or Term Loans.
“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment or Delayed Draw Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.
“Term Loan” means an Initial Term Loan, Delayed Draw Loan or Incremental Loan, as the context may require.
“Term Loan Increase” has the meaning specified in Section 2.14(a).
“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.
“Term SOFR” means, (a) for any Interest Period for a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and (b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day or Base Rate Term SOFR Determination Day, as applicable, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day or Base Rate Term SOFR Determination Day, as applicable; provided, further, that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (acting at the direction of the Required Lenders) in its reasonable discretion).
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, as of the date of any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 6.01 Financials have been delivered to the Administrative Agent; provided that prior to the first date on which Section 6.01 Financials have been delivered to the Administrative Agent, the Test Period in effect shall be the four fiscal quarter period ended September 30, 2024.
“Threshold Amount” means $25,000,000.
“Total Leverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of the end of any Test Period, the ratio of (a) Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries as of the end of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period; provided that, for the avoidance of doubt, the Total Leverage Ratio as of the Closing Date shall not include any Indebtedness of the LMATT Entities in the determination thereof.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans.

“Transactions” means, collectively, the following:
(a)    the incurrence by the Borrower, on the Closing Date, of the Initial Term Loans and Initial Revolving Credit Commitments; and
(b)    the payment of all fees, premiums, expenses (including legal fees and expenses) and other transaction costs incurred in connection with the transactions described in the foregoing provisions of this definition.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook) as amended from time to time promulgated by the United Kingdom Prudential Regulation Authority or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any body which has authority to exercise any Write-Down and Conversion Powers in respect of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable Law requires that such appointment is not to be publicly disclosed.
“Unfunded Advances/Participations” means the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, provided that in no event shall the Administrative Agent be required to make any Unfunded Advances/Participations.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 in a Compliance Certificate or, at the Borrower’s option, by a written notice delivered to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement in a Compliance Certificate delivered pursuant to Section 6.02(a) or, at the Borrower’s option, by a written notice delivered to the Administrative Agent (each, a “Subsidiary Redesignation”); provided that any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing at the time of such Subsidiary Redesignation shall be deemed newly incurred or establish, as applicable, as such time. Schedule 1.01 sets forth a list of all Unrestricted Subsidiaries as of the Closing Date. Any Subsidiary designated in a Compliance Certificate or other written notice, as applicable, as an Unrestricted Subsidiary shall be deemed to be an Unrestricted Subsidiary as of the date of such Compliance Certificate or other written notice, as applicable, is delivered to the Administrative Agent.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” has the meaning specified in Section 10.16(c).
“Voluntary Debt Prepayments” means, without duplication, voluntary prepayments (including prepayment pursuant to Section 2.05(a), buybacks and prepayments in connection with Dutch auctions, open market purchases or otherwise) and redemptions of any Loans.
“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors (or other similar governing body) of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, depending on the reference.
(b)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(ii)    The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
(iii)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in this Agreement).

(iv)    Any reference herein to any Person shall be construed to include such Person’s successors and assigns.
(d)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
(e)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(f)    The terms lease and license shall include sub-lease and sub-license, as applicable.
(g)    (i)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(h)    References to days, months, quarters and years refer to calendar days, months, quarters and years, respectively.
(i)    Any reference to any law shall include all statutory and regulatory provisions consolidating, amendment, replacing or interpreting such law and any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time.
(j)    The phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents.
(k)    With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been remedied by compliance, cured or waived. Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)     if any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured (a “Cured Default”), any other Default or Event of Default that resulted from (x) the making or deemed making of any representation or warranty by any Loan Party or (y) the taking of any action or failure to satisfy any condition precedent to the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or failure to satisfy such condition precedent to the taking of any action, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default; and
(ii)     if any Default or Event of Default has occurred hereunder as a result of failure by a Loan Party or any Subsidiary to meet a deadline specified in a Loan Document, and the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders subsequently grants an extension with respect to such deadline, such Default or Event of Default shall be deemed to automatically be cured.
(l)    For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), including a statutory division pursuant to Section 18-217 of the Delaware Limited Liability Company Act: (a) if any asset or property of any Person becomes the asset or property of one or more different Persons, then such asset or property shall be deemed to have been disposed of from the original Person to the subsequent Person(s) on the date such division becomes effective, (b) if any obligation or liability of any Person becomes the obligation or liability of one or more different Person(s), then the original Person shall be deemed to have been automatically released from such obligation or liability and such obligation or liability shall be deemed to have been assumed by the subsequent Person(s), in each case, on the date such division becomes effective and (c) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests on the date such division becomes effective.
    (m)     All references to Consolidated Adjusted EBITDA, Consolidated Adjusted Net Income, Interest Expense, income, interest income, revenues and consolidated shall be calculated and construed in a manner consistent with the Borrower's reporting practices. Notwithstanding anything herein to the contrary, Consolidated Adjusted EBITDA for the fiscal quarter ending December 31, 2024 shall, to the extent delivered to the Administrative Agent, be calculated solely based on the delivery to the Administrative Agent of unaudited Section 6.01 Financials that would otherwise satisfy Section 6.01(b) until such time as the Borrower delivers the financials due pursuant to Section 6.01(a) (at which time such previously delivered financials shall be supplemented by those delivered pursuant to Section 6.01(a)).
(n)    All references to “knowledge” of any Loan Party or a Subsidiary of the Borrower means the actual knowledge of a Responsible Officer.
(o)    All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, or in the furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower or any Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such

Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable.
Section 1.03    Accounting Terms.
(a)    All accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared (in all material respects) in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the audited Section 6.01 Financials, except as otherwise specifically prescribed herein.
(b)    If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that until so amended, (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) in the case of any relevant calculation, the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof.
Section 1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
Section 1.08    Pro Forma Calculations; Limited Condition Acquisitions.
(a)    Notwithstanding anything herein to the contrary, for purposes of determining compliance with any test or covenant contained in this Agreement, the Total Leverage Ratio, Senior Secured Leverage Ratio, Secured Leverage Ratio, Consolidated Fixed Charge Coverage Ratio, Asset Coverage Ratio, Consolidated Adjusted EBITDA and Net Present Value shall each be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and subsequent to the end of such four-quarter period but not later than the date of such calculation (notwithstanding that such ratio may be said to be determined as of the end of a Test Period); provided that notwithstanding the foregoing, when calculating the Total Leverage Ratio, Senior Secured Leverage Ratio, Asset Coverage Ratio, Secured Leverage Ratio, Consolidated Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA and Net Present Value for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenants set forth in Section 7.10 (whether or not then required to be tested), any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated Adjusted EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.
(b)    Notwithstanding anything in this Agreement (including Section 4.01 and 4.02) to the contrary, for purposes of determining (i) compliance on a Pro Forma Basis with the Total Leverage Ratio, Senior Secured Leverage Ratio, Secured Leverage Ratio, Asset Coverage Ratio, Consolidated Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDA and Net Present Value, (ii) whether a Default or Event of Default has occurred and is continuing or (iii) determining other compliance with this Agreement (including the determination that representations and warranties are true and correct (other than the representation that no Event of Default under Section 8.01(a) and (f) exists) and testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated Adjusted EBITDA)), in each case, in connection with the consummation of a Limited Condition Acquisition, the date of such determination shall, at the election of the Borrower (with such election to be made on or prior to the date on which the definitive agreements for such Limited Condition Acquisition are executed by the Borrower or its applicable Restricted Subsidiary), be the time the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) after giving Pro Forma Effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness (including the incurrence of Delayed Draw Loans) and the use of proceeds thereof), in each case, as if they occurred at the beginning of the applicable Test Period, and, for the avoidance of doubt, if any of such ratios or amounts are exceeded as a result of fluctuations in such ratio or amount including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such acquisition or investment, at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if the Borrower elects to have such determinations occur at the time of entry into the definitive agreement with respect to such Limited Condition Acquisition, the Indebtedness to be incurred (and any associated Liens) shall be deemed incurred at the time of the applicable Limited Condition Acquisition election (until such time as the Indebtedness is actually incurred or the applicable acquisition agreement is terminated without actually consummating the applicable Limited Condition Acquisition (in which case such Limited Condition Acquisition and the incurrence of related Indebtedness (and any associated Liens) will not be treated as having occurred)) and outstanding thereafter for purposes of Pro Forma Compliance with any applicable ratios, tests or other baskets, as the case may be and the only conditions to the availability of such related Indebtedness shall be the delivery of the applicable Committed Loan Notice and consummation of the applicable Limited Condition Acquisition; provided, further, that if the Borrower elects to have such determination occur upon or prior to the entry into the definitive agreement with respect to such Limited Condition Acquisition, there shall be no Event of Default under Section 8.01(a) and (f) before or immediately after the consummation of such Limited Condition Acquisition; provided, further, absent the prior written consent or waiver of the Required Lenders, in no event shall the provisions of this Section 1.08 apply to the extent that the applicable Limited Condition Acquisition is consummated more than 120 days following its respective LCA Test Date.
Section 1.09    Currency Equivalents Generally. Any amount specified in this Agreement (other than Article II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any other currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.
Section 1.10    Classification and Reclassification. It is understood and agreed that any Lien, sale, lease or other disposition of assets, Indebtedness, Fundamental Change, change in nature of the Borrower’s business, burdensome agreement of the type described in Section 7.09, Investment, Restricted Payment, transaction with Affiliates or prepayment of Indebtedness need not be permitted solely by reference to one category of permitted Lien, sale, lease or other disposition of assets, dividend, Indebtedness, Investment, transactions with Affiliates or prepayment of Indebtedness under any Section of Article VII, but may instead be permitted in part under any combination thereof (it being understood that the Borrower may utilize amounts under any category that is subject to any financial ratio or test). Reclassifications of any utilization of the Incremental Amount shall occur automatically to the extent set forth in the definition thereof.
Section 1.11    Treatment of Subsidiaries Prior to Joinder. Each Subsidiary that is required to be joined as a Loan Party pursuant to Section 6.12 shall, until the completion of such joinder, be deemed for the purposes of this Agreement to be a Loan Party from and after the date of formation or acquisition of such Subsidiary; provided that if such Subsidiary fails to be joined as a Loan Party as required pursuant to Section 6.12 by the applicable deadline set forth therein (including any extensions thereto), then, as of the first date after such deadline has expired, any transaction consummated by such Subsidiary from the date of the acquisition or formation, as applicable, shall automatically and immediately be reclassified as having been consummated by or with, as applicable, a Subsidiary that is not a Loan Party (unless and until such Subsidiary becomes a Loan Party).
Section 1.12    Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.
        Section 1.13. Other Interpretation Matters. For all purposes under the Loan Documents, and notwithstanding anything to the contrary therein (a) the Administrative Agent and Collateral Agent shall exercise any rights and remedies they have with respect to the Loan Parties under the Loan Documents at the direction of the Required Lenders, (b) any action by the Loan Parties that is required to be taken to the satisfaction of the Administrative Agent or the Collateral Agent shall be subject to the approval of the Required Lenders, and (c) with respect to the taking of any action (or failure to take such action) that is in the discretion of the Administrative Agent or the Collateral Agent, such discretion shall be exercised, and such action shall be taken (or not taken), with the approval of the Required Lenders.
ARTICLE II
The Commitments and Credit Extensions
Section 2.01    The Loans.
(a)    The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender holding an Initial Term Commitment severally agrees to make a single loan denominated in Dollars to the Borrower on the Closing Date in an aggregate amount not to exceed such Term Lender’s Initial Term Commitment (the “Initial Term Loans”). Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or SOFR Loans as further provided herein.
(b)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars (each such loan, an “Initial Revolving Credit Loan”) to the Borrower from time to time on and after the Closing Date, on any Business Day until and excluding the Business Day preceding the Maturity Date for the Initial Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Initial Revolving Credit Commitment; provided that after giving effect to any Borrowing of Initial Revolving Credit Loans, (i) the Total Revolving Credit Outstandings applicable to the Initial Revolving Credit Facility shall not exceed the Initial Revolving Credit Commitment, (ii) the aggregate Outstanding Amount of the Initial Revolving Credit Loans of any Lender shall not exceed such Lender’s Initial Revolving Credit Commitment and (iii) the number of Borrowings of Initial Revolving Credit Loans shall not exceed three (3) in any calendar month. Within the limits of each Lender’s Initial Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or SOFR Loans, as further provided herein.
(c)    The Delayed Draw Borrowings. Subject to the terms and conditions set forth in Section 4.02, each Lender with a Delayed Draw Commitment severally agrees to make, from time to time after the Closing Date but prior to the Delayed Draw Commitment Termination Date, one or more term loans (the “Delayed Draw Loans”) to the Borrower upon the written request of the Borrower in an amount not to exceed such Lender’s Delayed Draw Commitment; provided that in no event shall such Lender be required to make a Delayed Draw Loan in excess of its unused Delayed Draw Commitment as in effect immediately prior to such Delayed Draw Loan. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Delayed Draw Loans may be Base Rate Loans or SOFR Loans as further provided herein.
Section 2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be initially given by telephone as provided below. Other than with respect to the Committed Loan Notice delivered in connection with the borrowing of the Initial Term Loans on the Closing Date (which must be received by the Administrative Agent no later than 11:00 a.m. one day prior to the Closing Date), each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, SOFR Loans, or of any conversion of SOFR Loans to Base Rate Loans, (ii) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of Base Rate Loans and (iii) 11:00 a.m. ten Business Days prior to the requested date of any Borrowing of Delayed Draw Loans. Each written notice by the Borrower pursuant to this Section 2.02(a) shall be delivered by the Borrower to the Administrative Agent in the form of a Committed Loan Notice, and each telephone notice shall be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice, in each case, appropriately completed and signed by a Responsible Officer. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate

Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of each Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of a Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as SOFR Loans.
(d)    the Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following such change; provided that after the establishment of any new Class of Loans pursuant to an

Incremental Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(d) shall increase by three Interest Periods for each applicable Class so established.
(e)    After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than five Interest Periods in effect.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
Section 2.03    [Reserved].
Section 2.04    [Reserved].
Section 2.05    Prepayments.
(a)    Optional.
(i)    The Borrower may, upon notice to the Administrative Agent in substantially the form of Exhibit B, at any time or from time to time voluntarily prepay any Class or Classes of Loans, in whole or in part without premium or penalty, except as set forth in Section 2.05(a)(iv) below; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of SOFR Loans and (B) on the Business Day prior to the prepayment of Base Rate Loans; (2) any prepayment of SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Loans to be prepaid, the Class(es) and Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. the Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment. If such notice is given by the Borrower, subject to clause (iii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(iv) and Section 3.05. Subject to Section 2.19, each prepayment of any outstanding Class of Term Loans pursuant to this Section 2.05(a) shall be applied to the remaining amortization payments of the Class of Term Loans as directed by the Borrower (and absent any such direction, pro rata among all Class of Term Loans being prepaid to the remaining amortization payments thereunder in direct order of maturity thereof), and each such prepayment shall be paid to the Lenders on a pro rata basis. Any prepayment of a Revolving Credit Loan shall be applied pro rata among the Revolving Credit Loans shall be paid to the Lenders on a pro rata basis.
(ii)    [Reserved].
(iii)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may state that any notice of prepayment under Section 2.05(a)(i) is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities or other closing of a transaction), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(iv)    If the Borrower makes a voluntary prepayment of any Initial Term Loans pursuant to Section 2.05(a) prior to the one year anniversary of the Closing Date, whether before or after an Event of Default, bankruptcy or acceleration, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders, (x) at any time prior to the first anniversary of the Closing Date, a prepayment premium in an amount equal to 1.00% of the principal amount so prepaid or repriced or, (y) at any time on or following the first anniversary of the Closing Date, 0% of the principal amount so prepaid or repriced (the foregoing premiums, the “Prepayment Premium”).
(b)    Mandatory.
(i)    Upon the occurrence of a Change of Control, the Borrower shall within five (5) Business Days prepay 100% of the Obligations.
(ii)    (A)    If the Borrower or any of its Restricted Subsidiaries Disposes of any property or assets (other than any Disposition (1) to a Loan Party or (2) by a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party) pursuant to Section 7.05(o) and the transactions or series of related transactions described in this clause (A) result in the receipt by the Borrower and its Restricted Subsidiaries of Net Cash Proceeds in excess of $5,000,000 in any fiscal year (and only the amount in excess of such threshold shall be required to be used to prepay the Loans under this clause (b)) (any such transaction or series of related transactions being a “Relevant Transaction”), the Borrower shall (1) give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Cash Proceeds and (2) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B), the Borrower shall, subject to Section 2.05(b)(vii) hereof, prepay an aggregate principal amount of Term Loans in an amount equal to the Net Cash Proceeds received from such Relevant Transaction in excess of such annual limit within ten Business Days of receipt thereof by the Borrower or such Restricted Subsidiary; provided that the Borrower may use a portion of the Net Cash Proceeds received from the Relevant Transaction to prepay or repurchase any other Indebtedness that is secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case, in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Loans and such other Indebtedness (amounts not required to be applied to prepayment, excluding amounts subject to reinvestment, the “Retained Asset Sale / Casualty Proceeds”).
(B)    With respect to any Net Cash Proceeds realized or received with respect to any Relevant Transaction at the option of the Borrower, the Borrower may, reinvest all or any portion of such Net Cash Proceeds in the business of the Borrower and its Restricted Subsidiaries (including to make Permitted Acquisitions) within one hundred and eighty days following receipt of such Net Cash Proceeds (or, if the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within one hundred and eighty days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within three hundred and sixty-five days following receipt of such Net Cash Proceeds); provided that if any of such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction (or are not reinvested within such one hundred and eighty or three hundred and sixty-five days, as applicable), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 2.05.
(iii)    Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness not permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay the Term Loans, in each case in an amount equal to 100% of all Net Cash Proceeds received therefrom within one (1) Business Day after receipt thereof by the Borrower or such Restricted Subsidiary.
(iv)    If the sum of the Total Revolving Credit Outstandings exceeds the sum of the Revolving Credit Commitments then in effect (including after giving effect to any reduction in the Revolving Credit Commitments pursuant to Section 2.06), the Borrower shall within five (5) Business Days prepay Revolving Credit Loans in an aggregate amount as may be necessary to eliminate such excess and each such prepayment shall be paid to the Revolving Credit Lenders on a pro rata basis.

(v)    Except as set forth in any Incremental Amendment and subject to Section 2.19, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be allocated to any Class of Term Loans outstanding as directed by the Borrower, shall be applied pro rata to Term Lenders within such Class of Terms Loans and shall be applied as directed by the Borrower and in the absence of any such direction shall be (i) allocated to the Term Loans outstanding based upon the then outstanding principal amounts of the Term Loans, pro rata, and shall be applied to the remaining amortization payments thereunder in direct order of maturity, (ii) applied pro rata to Term Loans of Term Lenders, based upon the outstanding principal amounts owing to each such Term Lender and (iii) [reserved]; provided that (x) with respect to the allocation of such prepayments under this clause (A), each prepayment of Term Loans required by Section 2.05(b)(iii) shall be (i) allocated to the Term Loans being Refinanced and (ii) applied pro rata to Term Loans of Term Lenders subject to such prepayment, based upon the outstanding principal amounts owing to each such Term Lender
(vi)    Notwithstanding any other provisions of this Section 2.05, (A) to the extent that the direct or indirect distribution to the Borrower of any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (a “Foreign Subsidiary Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), in each case, giving rise to a prepayment event pursuant to Section 2.05(b)(ii) are or is prohibited, restricted or delayed by (I) applicable local law (including financial assistance, corporate benefit and other restrictions on up-streaming cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries), (II) governing documents of non-wholly-owned Restricted Subsidiaries and shareholders agreements related thereto (including as a result of third-party minority ownership) or (III) leases, licenses, franchises, charters, authorizations, agreements or contracts with of from any Governmental Authority, in any such case the portion of such Net Cash Proceeds so affected (the “Restricted Amount”) will not be required to repay the Loans at the times provided in this Section 2.05 but may be retained by the applicable Foreign Subsidiary and the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.05(b)(ii) shall be reduced by the Restricted Amount; provided that the Borrower hereby agrees to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to as soon as reasonably practicable take all actions reasonably required by the applicable local law to permit such repatriation or mandatory repayment, and if such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law within one year of the reduction of the relevant prepayment pursuant to this clause (A), an amount equal to the Net Cash Proceeds permitted to be repatriated will be as soon as practicable applied (net of additional taxes payable or reserved against as a result thereof to the extent such taxes are not already deducted in accordance with the definition of “Net Cash Proceeds”) to the extent not already deducted in accordance with the definition of “Net Cash Proceeds”, to the repayment of the Loans pursuant to this Section 2.05 to the extent provided herein and (B) to the extent the Borrower has determined in good faith that the direct or indirect distribution to the Borrower of any or all of the Net Cash Proceeds of any Foreign

Subsidiary Disposition or any Foreign Casualty Event would result in a material and adverse tax cost (including any withholding tax), an amount equal to such Net Cash Proceeds shall not be required to be applied to repay Loans at the times provided in this Section 2.05 but may be retained by the applicable Foreign Subsidiary and the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.05(ii) shall be reduced by the Restricted Amount to the extent not already deducted in accordance with the definition of “Net Cash Proceeds” until such time as upstreaming or transferring such Restricted Amount would no longer result in a material and adverse tax liability.
(vii)    All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such SOFR Loan pursuant to Section 3.05 and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iv). Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied as directed by the Borrower and in the absence of such direction, in direct order of maturity to the then outstanding Base Rate Loans and SOFR Loans being prepaid; provided that if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans being prepaid to the full extent thereof before application to SOFR Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.05.
(c)    Term Lender Opt-Out. With respect to any mandatory prepayment of Term Loans pursuant to (b)(i), (ii) or (iii) (other than pursuant to Section 2.05(b)(iii)) the Term Lenders may decline to accept the applicable prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under (b)(i), (ii) or (iii) (other than under Section 2.05(b)(iii)) at least ten Business Days prior to the date of such prepayment. Each such notice shall specify the expected date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under (b)(i), (ii) or (iii) (other than under Section 2.05(b)(iii)) (the “Prepayment Amount”). the Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Lender may decline to accept all (but not less than all) of its share of any such prepayment (other than such prepayment pursuant to Section 2.05(b)(iii)) (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans owing to Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders may be retained by the Borrower (such retained amounts, the “Declined Amounts”); for the avoidance of doubt any such Declined Amounts retained by the Borrower may be used for prepayment of any Junior Financing to the extent permitted by and in accordance with Section 7.13.
(d)    All payments or repayments of Loans made pursuant to this Section 2.05 shall be made in Dollars.
Section 2.06    Termination or Reduction of Commitments.
(a)    Optional.
(i)    The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Term Commitments or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Required Lenders shall agree) prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof unless the Borrower is terminating the remaining or reducing the remaining unused portion and (iii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings thereunder would exceed the Revolving Credit Commitments.
(ii)    Any such notice of termination or reduction of commitments pursuant to Section 2.06(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to 2:00 p.m. on the specified effective date) if such condition is not satisfied.
(b)    Mandatory.
(i)    The aggregate Term Commitments in respect of the Initial Term Loans shall be automatically and permanently reduced to zero (0) immediately following the Term Borrowing of the Initial Term Loans.
(ii)    [Reserved].
(iii)    The aggregate Initial Revolving Credit Commitments shall automatically and permanently be reduced to zero (0) on the Maturity Date with respect to the Initial Revolving Credit Facility.

(c)    Application of Commitment Reductions; Payment of Fees. the Administrative Agent will promptly notify the Lenders of any termination or reduction of the Term Commitments or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s ratable share of the amount by which such Facility is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination.
Section 2.07    Repayment of Loans.
(a)    Term Loans. Beginning with the fiscal quarter ending March 31, 2025, the Borrower shall repay to the Administrative Agent (i) on the last day of each fiscal quarter (or if such day is not a Business Day, the immediately succeeding Business Day) for the ratable account of the Term Lenders holding Initial Term Loans and to the extent applicable, Delayed Draw Loans, the aggregate principal amount of all outstanding Initial Term Loans and funded amounts of Delayed Draw Loans in consecutive quarterly installments in an amount equal to 1.00% per annum of the aggregate principal amount of the Initial Term Loans outstanding on the Closing Date and to the extent applicable, Delayed Draw Loans borrowed hereunder (“Standard Amortization”) and (ii) (x) within the date that is two Business Days following the date on which each Compliance Certificate required to be delivered under Section 6.02(a) is delivered, the Administrative Agent shall (at the direction of the Required Lenders) deliver a written notice to the Borrower setting forth the Required Lenders’ calculation of the Additional Amortization Amount for such period based on the Consolidated Adjusted EBITDA set forth in the applicable Compliance Certificate and (y) within the date that is three Business Days (each, an “Additional Amortization Date”) following the date on the Borrower shall have received the written notice from the Administrative Agent pursuant to the foregoing clause (x), for the ratable account of the Term Lenders holding Initial Term Loans and to the extent applicable, Delayed Draw Loans, an amount equal to the Additional Amortization Amount (any installment of Standard Amortization and Additional Amortization Amount shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06).
    Notwithstanding anything to the contrary in this Agreement, no repayments of Loans made pursuant to this Section 2.07(a) shall be subject to any prepayment premiums, set forth in Section 2.05(a)(iv) or otherwise.
(b)    Initial Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders under the Initial Revolving Credit Facility on the Maturity Date for the Initial Revolving Credit Facility, the aggregate principal amount of all Initial Revolving Credit Loans outstanding on such date.

Section 2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), each SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) Term SOFR for such Interest Period plus (B) the Applicable Rate for SOFR Loans under such Facility.
(b)    Commencing upon the occurrence of and during the continuation of any Specified Event of Default, (x) automatically upon the occurrence of an Event of Default pursuant to Section 8.01(f) and (y) upon the written election of the Administrative Agent (made at the request or direction of the Required Lenders), with respect to any other Specified Event of Default, the Borrower shall pay interest, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration), at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest at the Default Rate shall be due and payable upon demand.
(c)    Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    All interest paid or payable pursuant to this Section 2.08 shall be paid in Dollars.
(e)    The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR (each a “Subject Rate”) or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as any Subject Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Subject Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Subject Rate or any other Benchmark pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service; provided that the Administrative Agent shall be liable to the Borrower, any Lender or any other Person for such damages, costs, losses, expenses or error that arise as a result of the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.
Section 2.09    Fees. The Borrower shall pay to the Administrative Agent and the Lenders for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.
Section 2.10    Computation of Interest and Fees.
(a)    All computations of interest for Base Rate Loans (except for Base Rate computations in respect of clauses (a) and (c) of the definition thereof) shall be made on the basis of a year of three hundred sixty-five or three hundred sixty-six days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lenders determine that
(i)    the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and
(ii)    a proper calculation of such ratio would have resulted in higher interest or fees for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and with any such demand by the Administrative Agent being excused), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender under Section 2.08(b) or under Article VIII. The Borrower’s obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and acceleration of the Loans pursuant to Section 8.02 and the repayment of all other Obligations after an acceleration of the Loans pursuant to Section 8.02. Except in any case where a demand is excused as provided above, any additional interest or fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five Business Days following such demand.
Section 2.11    Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative

Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.
Section 2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in its sole discretion and in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the highest interest rate applicable to Term Loans that are Base Rate Loans. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the

Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.
(ii)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower did not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (as confirmed by the Required Lenders), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.
(d)    Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(g)    Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
Section 2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender of any Class shall obtain on account of the Loans of such Class made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans of such Class made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations of such Class, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. the Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and shall in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (A) the assignments and participations described in Section 10.07 or (B) any applicable circumstances contemplated by Sections 2.19 or 3.07.
Section 2.14    Incremental Facilities.
(a)    Incremental Loan Request. On one or more occasions after the Closing Date (or, solely with respect to Incremental Term Commitments that are secured on a pari passu or junior basis with the Initial Term Loans, after the occurrence of the Delayed Draw Commitment Termination Date), by notice to the Administrative Agent, the Borrower may request (any such request, an “Incremental Loan Request”) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans or revolving loans (any revolving loan commitments established pursuant to this Section 2.14, “Incremental Revolving Commitments”, any new Class of term loans established pursuant to this Section 2.14, “Incremental Term Commitments” and collectively together with any Term Loan Increase, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy of such Incremental Loan Request to each of the Lenders.
(b)    Incremental Loans. Any Incremental Loans effected through the establishment of one or more new term loans or revolving loans made on any Incremental Facility Closing Date shall be designated either as a separate Class of Incremental Loans for all purposes of this Agreement or as a Term Loan Increase (in each case, an “Incremental Facility”). On any Incremental Facility Closing Date on which any Incremental Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Lender of such Class shall make a Loan to the Borrower (any loans established pursuant to this Section 2.14 as a new Class of term loans, “Incremental Term Loans”, any loans established pursuant to this Section 2.14 as a new Class of revolving loans, “Incremental Revolving Loans” and collectively, “Incremental Loans”) in an amount equal to its Incremental Commitment of such Class and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Commitment of such Class and the Incremental Loans of such Class made pursuant thereto.
(c)    Incremental Lenders. Incremental Loans may be made by any existing Lender or (subject to the following provisos) other Persons as approved by the Borrower (but no existing Lender will have an obligation to make any Incremental Commitment (or Incremental Loan) unless it so agrees) or by any Additional Lender (each such existing Lender or Additional

Lender providing such Loan or Commitment, an “Incremental Lender”); provided that, in the case of any proposed Incremental Facility (whether term loan or revolving credit) secured by Liens ranking pari passu with the Liens securing the Obligations, (i) the Borrower shall first seek any Incremental Commitments from the existing Lenders, (ii) any existing Lender approached to provide such Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitments, (iii) if any of the existing Lenders, after the expiration of ten (10) Business Days from the date the Borrower submits an Incremental Loan Request to the Administrative Agent, either (x) declines to offer such Incremental Commitments, (y) fails to respond to such Incremental Loan Request or (z) the Lenders decline to provide the Incremental Commitments at the price requested by the Borrower (the “Requested Price”), as applicable, the Borrower may seek Incremental Commitments, as applicable, from any other Persons; provided, further, that in the case of Lenders declining to provide Incremental Commitments at the Requested Price pursuant to clause (z), the Borrower may seek Incremental Commitments from Additional Lenders at or below the Requested Price and (iv) neither the Borrower nor any Affiliate thereof may be an Incremental Lender without the consent of the Required Lenders in their sole discretion.
(d)    Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment and the availability of any initial credit extensions thereunder shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:
(i)    (x) no Event of Default shall exist after giving effect to such Incremental Commitments and the application of proceeds of any Incremental Loans borrowed thereunder (provided that with respect to any Incremental Commitments requested with respect to any Limited Condition Acquisition, such requirement shall be limited to the absence of an Event of Default on the applicable LCA Test Date and the absence of a Event of Default under Section 8.01(a) and (f) at the time of the funding of such Incremental Loan) and (y) the representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Incremental Amendment (provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided that in the case of any Incremental Commitments requested in connection with a Limited Condition Acquisition or the financing of a Permitted Acquisition or other Investment permitted hereunder, only the making and accuracy of there being no Event of Default under Section 8.01(a) and (f) shall be required);
(ii)    each Incremental Commitment shall be in an aggregate principal amount that is not less than $1,000,000 (provided that such amount may be less than

$1,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) of this Section 2.14(d));
(iii)    the creation or provision of any Incremental Facility or Incremental Loans shall not require the approval of any existing Lender other than any existing Lender providing all or part of any Incremental Commitment; provided that, with respect to any Incremental Facility or Incremental Loans which are secured on a junior basis to any Lien on the Collateral securing the Obligations and provided by lenders other than the existing Lenders, such Incremental Facility or Incremental Loans shall be subject to a Junior Intercreditor Agreement and such other lenders shall be determined by the Borrower (provided that such other lenders shall be selected in consultation with the Required Lenders); and
(iv)    the aggregate principal amount of Incremental Loans shall not exceed the Incremental Amounts available at the time of such incurrence.
(e)    Required Terms. The terms, provisions and documentation of the Incremental Loans and Incremental Commitments of any Class and any Term Loan Increase shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments. In any event:
(i)    the Incremental Loans:
(1)    to the extent secured, may only be secured by the Collateral, and may rank equal or junior in priority in right of payment with the Obligations under this Agreement and equal or junior (but without regard to the control of remedies) in priority of right of security with the Obligations under this Agreement, and, to the extent guaranteed, guaranteed solely by the Guarantors,
(2)    solely with respect to Incremental Term Loans, shall not mature earlier than the Latest Term Loan Maturity Date that remain outstanding at such time; provided that any bridge or other interim credit facility shall be deemed to satisfy this clause (2) so long as (I) such credit facility includes customary “rollover” provisions and (II) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with this clause (2),
(3)    solely with respect to Incremental Term Loans, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans on the date of incurrence of such Incremental

Loans; provided that any bridge or other interim credit facility shall be deemed to satisfy this clause (3) so long as (I) such credit facility includes customary “rollover” provisions and (II) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with this clause (3),
(4)    solely with respect to Incremental Term Loans and subject to clause (e)(i)(3) above, shall have amortization and an Applicable Rate determined by the Borrower and the applicable Incremental Lenders,
(5)    solely with respect to Incremental Term Loans, may participate on a pro rata basis or less than a pro rata basis in any mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment,
(6)    shall be denominated in Dollars,
(7)    solely with respect to any Incremental Term Loans (other than any bridge or other interim credit facility which shall be deemed to satisfy this clause (7) so long as (I) such credit facility includes customary “rollover” provisions and (II) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with this clause (9)) that are secured by Liens on the Collateral on a pari passu basis with the Obligations, the All-In Yield for any new tranche of Incremental Term Loans shall not exceed the All-In Yield then applicable to the Initial Term Loans by more than 0.50%, and
(8)     all other terms of any Incremental Term Loans (excluding pricing, fees, rate floors and optional prepayment and redemption terms) that are in effect during any period on or prior to the indefeasible payment in full of the outstanding Term Loans, if not substantially consistent with the terms of the outstanding Term Loans, must be no more favorable in any material respect (taken as a whole) to the Persons providing the Incremental Term Loans than those applicable to the outstanding Term Loans, or otherwise be reasonably satisfactory to the Required Lenders.

(ii)    the interest rate and fees applicable to the Incremental Loans of each Class shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment.
(f)    Incremental Amendment. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent. Notwithstanding anything to the contrary in Section 10.01, (x) each Incremental Amendment may, without the consent of any other Loan Party, the Administrative Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower, to effect the provisions of this Section 2.14, including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (y) at the option of the Borrower in consultation with the Required Lenders, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes (including to the extent necessary or advisable to allow any Class of Incremental Commitments to be a Term Loan Increase), in each case under this clause (y), so long as the Administrative Agent (acting at the direction of the Required Lenders) reasonably agree that such modification is favorable to the applicable Lenders and does not adversely affect the rights or duties of any Agent in its capacity as such. In connection with any Incremental Amendment, the Borrower shall, if reasonably requested by the lenders providing such Incremental Loans, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by such lenders in order to ensure that such Incremental Loans are provided with the benefit of the applicable Loan Documents. The Borrower may use the proceeds (if any) of the Incremental Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Commitments or Incremental Loans unless it so agrees.
(g)    This Section 2.14 shall supersede any provisions in Section 2.07, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.14 may be amended with the consent of the Required Lenders.
Section 2.15    [Reserved].
Section 2.16    [Reserved].
Section 2.17    [Reserved].
Section 2.18    [Reserved].

Section 2.19    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default shall have occurred and be continuing or would result therefrom), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a noninterest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts then due and owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default shall have occurred and be continuing or would result therefrom, to the payment of any amounts then due and owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    If the Borrower determines in its reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of the applicable outstanding Loans of the other Revolving Credit Lenders or take such other actions as the Required Lenders may reasonably determine to be necessary to cause the Revolving Credit Loans to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their ratable shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided that subject to Section 10.25 or except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
Section 2.20    [Reserved].
Section 2.21    [Reserved].
Section 2.22    Benchmark Replacement.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of any then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments calculated with respect thereto will, notwithstanding anything to the contrary in any Loan Document, be payable on a quarterly basis. For the avoidance of doubt, any Benchmark Replacement shall be adopted in a manner consistent with the Administrative Agent’s policies and procedures.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Borrower may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Borrower may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
ARTICLE III
Taxes, Increased Costs Protection and Illegality
Section 3.01    Taxes.
(a)    Any and all payments to be made by the Borrower and any other Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, unless otherwise required by applicable Laws. If any Loan Party or Agent shall be required (as determined in the good faith discretion of the Borrower or Agent) by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholdings for Indemnified Taxes (including deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Loan Party shall make such deductions and withholdings, (iii) the Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and (iv) as soon as practicable after such payment, the Loan Party shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, a copy of the return reporting such payment and such other written proof of payment thereof as is reasonably satisfactory to the Administrative Agent.
(b)    In addition but without duplication, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07) (hereinafter referred to as “Other Taxes”).

(c)    The Borrower agrees to indemnify each Agent and any Lender, as applicable, for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 3.01) paid by such Agent and such Lender or required to be withheld or ducted from a payment to an Agent or such Lender, as the case may be, and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than any penalties, interests and other liabilities described in clause (i) or (ii) arising as a result of the gross negligence, bad faith or willful misconduct of any such Agent or Lender as determined by a final non-appealable judgment of a court of competent jurisdiction; provided that such Agent or Lender, as the case may be, provides the Borrower with a certificate or other evidence reasonably acceptable to the Borrower setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty days after the date such Lender or such Agent makes a written demand therefor and shall be conclusive absent manifest error.
(d)    If any Lender or Agent determines in its sole discretion exercised in good faith that it has received a refund (in cash or applied as payment of Taxes otherwise payable in cash) in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund paid by the relevant Governmental Authority) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be; provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this clause (d), in no event will any Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (d) the payment of which would place any Agent or any Lender in a less favorable net after-Tax position than any Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(e)    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.01(a), (b) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable and good faith judgment of such Lender, (i) would eliminate or reduce amounts payable pursuant to this Section 3.01, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender; provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender as a result of a request by the Borrower under this Section 3.01(e).
(f)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation and information prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation and information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. Should the Administrative Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender, any amounts subsequently determined by a Governmental Authority to be subject to United States Federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent under this paragraph.
Section 3.02    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to Term SOFR component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative

Agent without reference to Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
Section 3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a SOFR Loan, or a conversion to or continuation thereof that (a) SOFR Loans are not being offered for the applicable amount and Interest Period of such SOFR Loan, (b) by reason of any changes arising on or after the Closing Date adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing or proposed Base Rate Loan (excluding for all purposes of this Section 3.03 only, the portion of the Obligations and unused Commitments that are not available for Loans), or (c) that Term SOFR for any requested Interest Period does not adequately and fairly reflect the cost to the Required Lenders of funding such SOFR Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to: the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
Section 3.04    Increased Cost and Reduced Return; Capital Adequacy.
(a)    If any Lender reasonably determines that as a result of the introduction of or any change in any applicable Law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), in each case after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to Term SOFR or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing including Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, Other Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes, and (ii) reserve requirements reflected in Term SOFR, then within fifteen days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that such Lender will only be compensated to the extent it is the general policy or practice of such Lender to demand such charges in similar circumstances under comparable provisions of comparable syndicated credit facilities.
(b)    If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then within fifteen days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen days after receipt of demand therefor.
(c)    The Borrower shall not be required to compensate a Lender pursuant to Sections 3.04(a) or (b) for any such increased cost or reduction incurred more than one hundred eighty days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided that if the circumstance giving rise to such increased cost or reduction is retroactive, then such one hundred eighty day period referred to above shall be extended to include the period of retroactive effect thereof.
(d)    If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts would not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (d) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant Sections 3.04(a) or (b).
(e)    For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.
Section 3.05    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall as soon as reasonably practicable compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan (other than a Base Rate Loan) on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower; or
(c)    any mandatory assignment of such Lender’s Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans; including any loss or expense (excluding loss of anticipated profits and all administrative processing or similar fees) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.
Section 3.06    Matters Applicable to All Requests for Compensation.
(a)    Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower contemporaneously with the demand for payment, setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
(b)    With respect to any Lender’s claim for compensation under Sections 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such one hundred eighty day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another, SOFR Loans, or to convert Base Rate Loans into SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(c)    If the obligation of any Lender to make or continue from one Interest Period to another any SOFR Loan, or to convert Base Rate Loans into SOFR Loans, shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s SOFR Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s SOFR Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as SOFR Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into SOFR Loans shall remain as Base Rate Loans.
(d)    If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.
Section 3.07    Replacement of Lenders under Certain Circumstances.
(a)    If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 or any Lender ceases to make SOFR Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender, or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.07) (collectively, a “Replaceable Lender”), then the Borrower may (at its sole expense), on prior written notice to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower unless waived by the Administrative Agent in such instance) 100% of its relevant Commitments and the principal of its relevant outstanding Loans plus any accrued and unpaid interest together with all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) so long as no Default shall have occurred and be continuing, terminate the applicable Commitment of such Lender and repay all applicable obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that (A) in the case of any such assignment resulting for a claim for compensation under Section 3.01 or payments to be required under Section 3.04, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such termination of Commitments with respect to a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.
(b)    Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and applicable outstanding Loans (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent for transmittal to the Borrower. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all Obligations relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption (and, if applicable, the Borrower shall pay the amount payable pursuant to Section 2.05(a)(iv)) and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrower, if any, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender (as defined above) does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one Business Day of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender (other than a Defaulting Lender) such amounts as may be required pursuant to Section 3.05.

(c)    [Reserved].
(d)    In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to (A) a departure or waiver of any provisions of the Loan Documents or (B) agree to any amendment or other modification thereto and (ii) the consent, waiver, amendment or modification in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01, then any Lender who does not agree to such waiver, amendment or modification shall be deemed a “Non-Consenting Lender”.
Section 3.08    Survival. All of the Borrower’s obligations under this Article III, and the obligations of each Agent and any Lender under Section 3.01, shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV
Conditions Precedent to Credit Extensions
Section 4.01    Conditions to Closing Date. Each Lender’s respective Commitments hereunder shall become effective, on the terms and subject to the other conditions set forth herein, and upon the substantially contemporaneous satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:
(a)    The Administrative Agent shall have received all of the following, each properly executed by an authorized officer or other authorized signatory of each signing Loan Party and each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Lenders, and each accompanied by their respective required schedules and other attachments:
(i)    executed counterparts of (w) this Agreement, (x) the Fee Letters and (y) the Security Agreement;
(ii)    executed counterparts of (w) the Guaranty, (x) the Intercompany Subordination Agreement and (y) the Intellectual Property Security Agreement;
(iii)    a certificate for each Loan Party certifying the organizational documents, good standing certificate in the jurisdiction of organization (if applicable), resolutions, and incumbency certificate;
(iv)    [reserved]; and
(v)    opinions of (x) Milbank LLP, New York counsel to the Loan Parties, (y) Burr & Forman LLP, Florida counsel to the Loan Parties and (z) Latham & Watkins LLP or Locke Lorde LLP with respect to the Investment Company Act of 1940, in each case, addressed to the Administrative Agent and the Lenders on the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.
(b)    [reserved].
(c)    Each Loan Party shall have provided the documentation and other information reasonably requested in writing at least five days prior to the Closing Date by the Lenders in connection with satisfactory compliance clearing, including in respect of applicable “know your customer” and anti-money-laundering rules and regulations and the PATRIOT Act, in each case at least three Business Days prior to the Closing Date.
(d)    [reserved].
(e)    Each Lender requesting a Note shall have received a Note executed by the Borrower in favor of such Lender to the extent requested at least five (5) Business Days prior to the Closing Date.
(f)    The Administrative Agent shall have received a solvency certificate from the chief financial officer or other officer with equivalent duties of the Borrower (after giving effect to the consummation of the Transactions) substantially in the form attached hereto as Exhibit H.
(g)    All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent and the Lenders and required by the Fee Letters to be paid on the Closing Date shall have been paid; provided that the foregoing amounts may, at the Borrower’s option, be offset against the proceeds of the Facilities funded on the Closing Date.
(h)    [Reserved].
(i)    [Reserved].
(j)    [Reserved].
(k)    [Reserved].
(l)    The Administrative Agent shall have received the Initial Financial Statements in form and substance reasonably satisfactory to the Required Lenders.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent and Borrower shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
Section 4.02    Conditions to All Credit Extensions. The obligation of each Lender to honor any Committed Loan Notice (other than, (i) on the Closing Date and (ii) in connection with a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) is subject to the following conditions precedent (other than respect to a Limited Conditions Acquisition in which case Section 1.08 shall apply):
(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b), respectively, prior to such proposed Credit Extension.
(b)    No Event of Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds therefrom.
    (c)    Solely with respect to a borrowing of the Delayed Draw Loans, the Borrower shall, on a Pro Forma Basis, have a Secured Leverage Ratio of equal to or less than 2.85:1.00.
Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that, subject to the proviso to the first paragraph of this Section 4.02, the conditions specified in Sections 4.02(a) and (b) have been satisfied by the Borrower (unless waived by the Required Lenders) on and as of the date of the applicable Credit Extension.
ARTICLE V
Representations and Warranties
The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders (after giving effect to the Transactions) that:
Section 5.01    Existence, Qualification and Power. The Borrower and each Restricted Subsidiary thereof (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Loan Parties), (b) (other than in the case of (b)(ii) with respect to the Loan Parties), (c), (d) and (e), to the extent that any failure to be so or to have such would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
Section 5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Transactions to which such Loan Party is a party, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Loan Party’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (other than for Indebtedness to be repaid on the Closing Date in connection with the Transactions) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law; in the case of the foregoing clauses (b) and (c), except to the extent such conflict, breach, violation, contravention or payment would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
Section 5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties, filings in the United States Patent and Trademark Office, the United States Copyright Office, and any other relevant filing office, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
Section 5.04    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally of the United States or other applicable jurisdictions from time to time in effect and by general principles of equity.
Section 5.05    Financial Statements; No Material Adverse Effect.
(a)    The Initial Financial Statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, to normal year—end audit adjustments and the absence of footnotes.
(b)    There has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have, since the Closing Date, a Material Adverse Effect.
Section 5.06    Absence of Adverse Proceedings. Except as specified in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
Section 5.07    Investment Advisor, Broker Dealer and other Investment-Related Regulation.
(i)Investment Adviser Registration. None of the, Borrower, the other Loan Parties or their respective Subsidiaries (other than ABL Wealth Advisors, LLC) is registered or is or was required to be registered, licensed or qualified as (x) an investment adviser as such term is defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or (y) an investment adviser representative, with the SEC or any other Governmental Authority, in each case, in relation to the conduct of the business of the Borrower and its Subsidiaries since January 1, 2021. ABL Wealth Advisors, LLC is, and at all times required by the Advisers Act has been, duly registered and in good standing with the SEC as an investment adviser under such Act.
(ii)Broker Dealer Registration. None of the Borrower, the other Loan Parties, or their respective Subsidiaries (other than Regional Investment Services, Inc.) is registered or required to be registered as (x) a securities broker or dealer, as such terms are defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (y) a member of, or a registered representative of a member of, the Financial Industry Regulatory Authority (“FINRA”) in relation to the conduct of the business of the Borrower and its Subsidiaries since January 1, 2021. Regional Investment Services, Inc. is, and at all times required by the Exchange Act and FINRA rules has been, duly registered and in good standing as a broker-dealer with the SEC and FINRA.

(iii)CFTC and Transfer Agent Registration. None of the Borrower, the other Loan Parties, their respective Subsidiaries nor any of their respective officers or employees is registered or required to be registered as a commodity trading adviser, a commodity pool operator, futures commission merchant, transfer agent or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the securities commission of any state or any other self-regulatory body in relation to the conduct of the business of the Borrower and its Subsidiaries since January 1, 2021.
Section 5.08    Ownership of Property; Liens; Intellectual Property; Insurance.
(a)    The Borrower and each of its Restricted Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in and material to the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially and adversely interfere with its ability to conduct its business and Liens permitted by Section 7.01 or as approved by the Required Lenders in writing, except where the failure to have such title or interests would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
(b)    The Borrower and each of its Restricted Subsidiaries owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, domain names and other rights in respect of Intellectual Property (collectively, “IP Rights”) that are reasonably necessary for the operation of its respective business, as currently conducted, and, to the knowledge of the Borrower, the use of such IP Rights in the conduct of its and its Restricted Subsidiaries’ respective business as currently conducted does not infringe upon any IP Rights of any other Person, except to the extent such failure to own, license or possess or such infringements could not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect. Set forth on Schedule 5.08 is a complete and accurate list of all registered or applications to register patents, federal trademarks and copyrights in the United States owned by the Borrower and its Restricted Subsidiaries as of the Closing Date, after giving effect to the Transactions. The conduct of the business of the Borrower or any Restricted Subsidiary thereof as currently conducted or as contemplated to be conducted, to the knowledge of the Borrower, does not infringe upon or violate any rights held by any other Person, except for such infringements and violations which could not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.06, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing, which could reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
(c)    The properties of the Borrower and its Restricted Subsidiaries are insured with reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

(d)    All real property that constitutes Collateral and that is a “flood hazard area” in any Flood Insurance Rate Map published by the United States Federal Emergency Management Agency (or any successor agency) is covered by flood insurance with reputable insurance companies not Affiliates of the Borrower, in such amounts and with such deductibles as the Required Lenders may reasonably request upon at least thirty days prior written notice to the Borrower.
(e)    The assets (including the Intellectual Property) owned, licensed and leased by each of the Loan Parties include all of the assets necessary to conduct their respective businesses as conducted as of the Closing Date.
Section 5.09    Environmental Compliance.
(a)    None of the Borrower or any of its Restricted Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened action, suit or proceeding, and neither the Borrower nor any of its Restricted Subsidiaries has received any notice, report, order, directive or other information, in each case relating to any Environmental Liability that would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
(b)    There has been no release, treatment, storage, disposal, arrangement for or permitting the disposal, transportation or handling of, exposure to or contamination by Hazardous Materials except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(c)    None of the Borrower or any of its Restricted Subsidiaries is undertaking, and none has completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any such investigations or assessments or remedial or responsive actions that would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
(d)    All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of their respective Restricted Subsidiaries have been disposed of in a manner that would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
(e)    The Borrower and its Restricted Subsidiaries are and have been in compliance with all Environmental Laws, which compliance includes and has included obtaining, maintaining and complying with all Environmental Permits, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(f)    The Borrower and its Restricted Subsidiaries have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the liability of any other Person under Environmental Laws or relating to Hazardous Materials, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 5.10    Taxes. The Borrower and each of its Restricted Subsidiaries have filed all federal, state, provincial, local, foreign and other Tax returns and reports required to be filed, and have paid all federal, state, local, provincial, foreign and other Taxes, levied or imposed upon them or their properties, income or assets that have become due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
Section 5.11    ERISA; Labor Matters.
(a)    Except as would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect, (i) each Plan maintained by any Loan Party is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.
(b)    There are no pending or, to the knowledge of any Loan Party, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan maintained by any Loan Party that would be reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan maintained by any Loan Party that has resulted or would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan, (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (iii) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 60% as of the most recent valuation date, (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vi) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (i) through (vi) of this Section 5.11(c), as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(d)    With respect to each Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of a Loan Party or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of a Loan Party or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Loan Party or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened in writing disputes that, to the best knowledge of the Loan Party or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Loan Party or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law (each of the events described in clauses (i) through (vii) hereof are hereinafter referred to as a “Foreign Plan Event”).
(e)    [Reserved].
(f)    [Reserved].
(g)    Labor Matters.
(i)    Except as, in the aggregate, would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect:

(A)    there are no strikes or other labor disputes existing, pending or, to the knowledge of the Borrower, threatened in writing, against any Loan Party or Restricted Subsidiary; and
(B)    each of the Loan Parties and the Restricted Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor and employment terms, conditions and practices.
(ii)    None of the Loan Parties or any Restricted Subsidiary is subject to any labor, union or collective bargaining agreement or the subject of any current union organizing activities. Each Loan Party or Restricted Subsidiary that is subject to any collective bargaining agreements is in compliance in all material respects with the terms and conditions of such collective bargaining agreements.
Section 5.12    Subsidiaries; Business Locations; Taxpayer Identification Number.
(a)    As of the Closing Date, after giving effect to the Transactions, the Borrower has no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12(a), and all of the outstanding Equity Interests in such Restricted Subsidiaries that are owned by a Loan Party are owned free and clear of all Liens except those created under the Collateral Documents and any other Lien that is permitted under Section 7.01.
(b)    Set forth on Schedule 5.12(b) is a list of all real property located in the United States that is owned by any Loan Party as of the Closing Date (identifying which Loan Party owns or leases such real property).
(c)    Set forth on Schedule 5.12(c) is the chief executive office, registered office and head office, jurisdiction of organization, taxpayer identification number and organizational identification number (if any) of each Loan Party as of the Closing Date.
(d)    The exact legal name of each Loan Party as of the Closing Date (including any French form of such name) is as set forth on the signature pages hereto. Except as set forth on Schedule 5.12(d), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.
(e)    Set forth on Schedule 5.12(e) is all banks, securities intermediaries and other financial institutions at which any Loan Party maintains a bank account, securities account, futures account or other account as of the Closing Date (other than an Excluded Account) and such schedule correctly identifies the name and address of each depository, securities intermediary or futures intermediary, the name in which the account is held, a description of the purpose of the account and the complete account number thereof.

Section 5.13    Margin Regulations; Investment Company Act; EEA Financial Institution.
(a)    The Borrower is not engaged principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carry any Margin Stock.
(b)    Neither the making of any Loan nor the use of proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the FRB.
(c)    None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.
(d)    No Loan Party is an EEA Financial Institution.
Section 5.14    Disclosure. As of the Closing Date, each report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, is accurate and complete in all material respects and does not, when taken as a whole (and as supplemented) , contain, when furnished, any untrue statement of fact or omit to state any fact necessary in order to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made; it being understood (A) that such projections and forecasts are as to future events and are not to be viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection or forecast will be realized and that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected results and such differences may be material and that such projections and forecast are not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.
Section 5.15    Compliance with Laws. The Borrower and each of its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
Section 5.16    Solvency. As of the Closing Date after giving effect to the consummation of the Transactions, including the making of the Loans under this Agreement and the incurrence by the Borrower of the other Indebtedness incurred by them on the Closing Date, and after giving effect to the application of the proceeds of such Loans and such other Indebtedness, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
Section 5.17    Status of the Facilities as Senior Indebtedness. The obligations under the Facilities constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) under the documentation for any Indebtedness that constitutes Junior Financing (if any).
Section 5.18    Perfection, Etc. Subject to the Perfection Exceptions, each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when UCC-1 financing statements and other filings in appropriate form are filed in the appropriate offices for such filings and applicable documents are filed and recorded in the United States Copyright Office, the United States Patent and Trademark Office or any other steps required for perfection of the relevant Collateral Document under any law applicable to that Collateral Document have been taken and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens so far as possible under relevant Law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.
Section 5.19    PATRIOT Act; Anti-Terrorism; Anti-Money Laundering; Etc.
(a)    The Borrower and each of its Subsidiaries is in compliance: (i) with Executive Order No. 13224 “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism” effective September 24, 2001, (ii) in all material respects, with all provisions of the PATRIOT Act which impose civil or criminal penalties on private individuals and entities, and the Money Laundering Control Act of 1986; and (iii) in all material respects, any other Law with respect to the prevention or prohibition of terrorism financing or money laundering (each of the foregoing, an “Anti-Terrorism Law”), in each case, if and to the extent applicable.
(b)    The Borrower will not use the proceeds of the Loans in will not violation of any applicable Anti-Terrorism Law.
Section 5.20    FCPA; Anti-Corruption.
(a)    During the past five (5) years, none of the Borrower or any Subsidiary of the Borrower, or, to the knowledge of the Borrower, any director, officer, , agent or employee of the Borrower or any Subsidiary of the Borrower, while acting on behalf of the Borrower or any Subsidiary of the Borrower, as applicable, and not in an individual capacity, r has violated, in any material respect, the U.S. Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”) or any other similar anti-corruption law (collectively, “Anti-Corruption Laws”), in each case, if and to the extent applicable.
(b)    The Borrower will not use any part of the proceeds of the Loans, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of applicable Anti-Corruption Laws.
Section 5.21    Sanctioned Persons.
(a)    None of the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, any director, officer, employee or agent of the Borrower or any of its Subsidiaries is a Person that is: : the target of any sanctions administered by the United States (including the Office of Foreign Assets Control of the U. S. Treasury Department (“OFAC”) and the U. S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”), including by virtue of being domiciled, organized or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions (each, a “Sanctioned Country”, ”, and as of the date hereof, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic), (each such individual or entity, a “Sanctioned Person”).
(b)    The Borrower will not directly or, to its knowledge, indirectly use the proceeds of the Loans, or otherwise make available such proceeds to any Person, for the purpose of financing activities of or with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanction.
    Section 5.22    Privacy and Data Security.
(a)The Borrower is in compliance with the Data Privacy and Security Requirements other than that has had or would reasonably be expected to have a Material Adverse Effect.

(b)The Borrower has implemented and maintains commercially reasonable administrative, technical, and physical safeguards designed to ensure that Personal Data in the Borrower’s possession or control is materially protected against unauthorized access, acquisition, destruction, use, or disclosure, and loss, damage, corruption, or other misuse other than that has had or would reasonably be expected to have a Material Adverse Effect (such program, collectively, the “Security Practices”).
(c)The Borrower has not experienced any actual, alleged, or suspected breach or other unauthorized access, acquisition, destruction, use, or disclosure, loss, damage, corruption, or other misuse or compromise of Personal Data in the possession or control of the Borrower (each, a “Security Incident”) that has had or would reasonably be expected to have a Material Adverse Effect. The Borrower has not notified and, to the Knowledge of the Borrower, there have been no facts or circumstances that would require the Borrower to notify, any Governmental Authority or other Person of any Security Incident that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    No Person has made or commenced any compliant, claim, proceeding, or litigation with respect to the Borrower’s compliance with Data Privacy and Security Requirements, and, to the Borrower’s Knowledge, there are no facts or circumstances which would form the basis for any such complaint or claim, each of the foregoing that has had or would reasonably be expected to have a Material Adverse Effect.
ARTICLE VI
Affirmative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification or other contingent obligations and obligations and liabilities in each case, as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:
Section 6.01    Financial Statements. Deliver to the Administrative Agent, for further distribution to each Lender:
(a)    as soon as available, but in any event within ninety days after the end of each fiscal year of the Borrower (or if later, by the date such financial statements are required to be delivered pursuant to SEC reporting requirements, after giving effect to any extensions granted by the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year (provided that if the Borrower has designated one or more of its Subsidiaries as an Unrestricted Subsidiary, the Borrower shall include reasonably detailed reconciliation statements with respect to the Borrower and its Restricted Subsidiaries), and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than as a result of (i) the upcoming maturity of any Indebtedness of any Loan Party (including the Obligations) and (ii) any actual or potential inability to satisfy any financial covenants under any Indebtedness of any Loan Party (including the financial covenants set forth in Section 7.10)); and
(b)    as soon as available, but in any event within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or if later, by the date such financial statements are required to be delivered pursuant to SEC reporting requirements, after giving effect to any extensions granted by the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended (provided that if the Borrower has designated one or more Subsidiaries as an Unrestricted Subsidiary, the Borrower shall include reasonably detailed reconciliation statements with respect to the Borrower and its Restricted Subsidiaries), setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and in the case of such consolidated statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.
The obligations referred to in Sections 6.01(a) and Section 6.01(b) may be satisfied by the public filing by the Borrower of a Form 10-K or Form 10-Q, as applicable, filed with the SEC (or any successor thereto) (and no separate delivery thereof to the Administrative Agent shall be required).
Section 6.02    Certificates; Other Information; Lender Calls. Deliver to the Administrative Agent for further distribution to each other Lender:
(a)    No later than five Business Days after delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(b)    Together with the delivery of the financial statements required to be delivered pursuant to Section 6.01(a) above, the Borrower shall deliver a portfolio valuation and sensitivity analysis by Lewis & Ellis or another third-party evaluator mutually agreeable to the Borrower and Administrative Agent (acting at the direction of the Required Lenders) in form reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders); provided that Lewis & Ellis shall be a satisfactory third-party evaluator until the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower in writing at least sixty days in advance of any such report being due that Lewis & Ellis is not satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).
(c)    to the extent requested by Administrative Agent at a time mutually agreed with such Administrative Agent that is promptly after the delivery of the information required pursuant to Section 6.01(b) above, participate in a meeting (or, if reasonably agreed by the Borrower and such Administrative Agent, a conference call in lieu of such meeting) for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended fiscal quarter for which financial statements have been delivered;
(d)    promptly after furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) and copies of any statement or report furnished to any holder of debt of any Loan Party or any of its Restricted Subsidiaries, in each case, pursuant to the terms of any Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;
(e)    promptly after the assertion or occurrence thereof, notice of (i) any action arising under any Environmental Law against any Loan Party or any of its Subsidiaries, (ii) any noncompliance by, any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit or (iii) any release or threatened release of Hazardous Materials, in each case that would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect; and
    (f)    promptly, such additional information regarding the business, legal, financial or corporate affairs of the Borrower or any of its Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Required Lenders may reasonably request through the Administrative Agent.
Documents required to be delivered pursuant to Sections 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, DebtX or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that is (i) of a type that is not publicly available, (ii) material with respect to the Borrower or any of its securities for purposes of United States federal and state securities laws, assuming such laws were applicable to the Borrower and its Subsidiaries and (iii) of a type that would not be publicly disclosed in connection with any issuance by the Borrower in connection with any issuance by it or any debt or equity securities issued pursuant to a public offering, Rule 144A offering or other private placement where assistance by a placement agent (all such information described in the foregoing, “MNPI”). The Borrower hereby agrees that (w) at the Administrative Agent’s request, it will use commercially reasonable efforts to cause all Borrower Materials to be identified as either (A) “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) or (B) “PRIVATE”; (x) by marking the Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are marked “PUBLIC” as being suitable for posting on a portion of the Platform designated “Public Side Information” (it being understood that the Borrower and its Subsidiaries shall not otherwise be under any obligation to mark any particular Borrower Materials “PUBLIC”). Notwithstanding anything herein to the contrary, it is understood and agreed that (i) the list of Disqualified Institutions does not constitute MNPI and shall be posted promptly to all Lenders and (ii) financial statements delivered pursuant to Sections 6.01(a) or (b) and Compliance Certificates delivered pursuant to Section 6.02(a) shall be deemed to be suitable for posting on a portion of the Platform designated for “Public Side Information”. Unless expressly marked “PUBLIC” and subject to the prior sentence, the Administrative Agent agrees not to make any such Borrower Materials available to Public Lenders.
Section 6.03    Notices. Notify the Administrative Agent:
(a)    promptly, but in any event within two Business Days after a Responsible Officer has obtained knowledge thereof, of the occurrence of any Event of Default;

(b)    promptly after a Responsible Officer has obtained knowledge of any matter that has resulted or would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect; and
(c)    promptly after a Responsible Officer has obtained knowledge of the institution of any material, non-frivolous, litigation not previously disclosed by the Borrower to the Administrative Agent, or any material development in any material litigation in each case that is reasonably likely to be adversely determined and would, if adversely determined be reasonably expected to, individually, or in the aggregate, have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated herein.
Each notice pursuant to this Section 6.03(a) – (c) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
Section 6.04    Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its material Tax liabilities and assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; except to the extent the failure to pay, discharge or satisfy the same would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.
Section 6.05    Preservation of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises material to conduct of its business, except in each case of clause (a) or (b) (other than with respect to the preservation of legal existence of the Borrower) to the extent that failure to do so would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect or as otherwise permitted hereunder.
Section 6.06    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition (ordinary wear and tear excepted and casualty or condemnation excepted) and (b) preserve or renew all of its preservable or renewable, as applicable, United States registered patents, copyrights, trademarks, trade names and service marks, to the extent permitted by applicable Laws of the United States.
Section 6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (in the good faith judgment of the management of the Borrower), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon reasonable written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance (excluding business interruption insurance) maintained in the United States shall, as appropriate, (i) name the Administrative Agent and/or the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent and/or the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder.
Section 6.08    Compliance with Law; Anti-Terrorism Laws, Anti-Money Laundering and Sanctioned Persons; Environmental Laws.
(a)    Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b)    Conduct its business in such manner so as to not, directly or, to the Borrower’s knowledge, indirectly, (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any applicable Anti-Terrorism Law or (ii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any applicable Anti-Terrorism Laws.
(c)    Use funds or properties of the Borrower or any of its Restricted Subsidiaries to repay the Loans only to the extent that such funds or properties do not constitute, to the knowledge of the Borrower, property of, or property that is 50% or more owned, to the knowledge of the Borrower, directly or indirectly, by a Sanctioned Person except as authorized under applicable Sanctions.
(d)    Except, in each case, to the extent that the failure to do so would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect, (i) comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits and timely obtain and renew all Environmental Permits and (ii) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup or removal, remedial, corrective or other action necessary to respond to and remove all Hazardous Materials from any location, if required by and in accordance with the requirements of applicable Environmental Laws.

(e)    Maintain in effect policies and procedures as may be required by, and designed to promote compliance by the Borrower and its Subsidiaries with, applicable Anti-Corruption Laws.
(f)    Comply with all applicable laws and regulations relating to financial assistance by a company for the acquisition or subscription for shares or relating to protection of shareholders’ capital in other applicable jurisdictions, including in relation to the execution and performance of the Loan Documents and the payment of amounts due under the Loan Documents.
Section 6.09    Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be (it being understood and agreed that Subsidiaries organized outside of the United States may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).
Section 6.10    Inspection Rights. Permit representatives of the Administrative Agent (and, during the continuance of any Event of Default, representatives of each Lender may accompany the representatives of the Administrative Agent) to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that, in no event shall the Borrower or any of its Restricted Subsidiaries be required pursuant to the terms of this Section 6.10 to allow any such Person to inspect or examine, or be required to discuss, any records, documents or other information (a) with respect to which the Borrower or any of its Restricted Subsidiaries has obligations of confidentiality to a non-Affiliate (it being understood that if any information is withheld in reliance on this clause (a), the Borrower shall advise the Administrative Agent of such fact and the Borrower or any of its Restricted Subsidiaries shall, following a reasonable request from the Administrative Agent, use commercially reasonable efforts to furnish the relevant information by alternative means that would not violate the relevant obligation of confidentiality, including by requesting consent from the applicable contractual counterparty to disclose such information (but shall not be required to incur any cost (other than de minimis costs) or expense or pay any consideration of any type to such party in order to obtain such consent)) or (b) that is subject to attorney client privilege; provided, further, that excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent may not exercise such rights more often than one time during any calendar year, (iii) such exercise shall be at the Borrower’s expense;

provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.
Section 6.11    Use of Proceeds. Use the proceeds of all Borrowings hereunder for any purpose not prohibited hereunder, including, for certainty, working capital and general corporate purposes, to consummate the Carlisle Acquisition and to pay fees and transactions related to the Facilities and as otherwise permitted pursuant to Section 7.16.
Section 6.12    Covenant to Guarantee Obligations and Give Security.
(a)    Upon the formation or acquisition of any new Restricted Subsidiaries by any Loan Party (provided that each of (x) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (y) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), the Borrower shall, in each case at the Borrower’s expense:
(i)    in connection with the formation or acquisition of a Restricted Subsidiary, within sixty days after such formation or acquisition or such longer period as the Required Lenders may agree in their reasonable discretion, (A) cause each such Restricted Subsidiary that is not an Excluded Subsidiary or Designated Excluded Subsidiary to duly execute and deliver to the Collateral Agent a supplement to the Guaranty, substantially in the form of Annex B thereto or a guaranty or a guaranty supplement in such other form reasonably satisfactory to the Collateral Agent, guaranteeing the Borrower’s obligations under the Loan Documents and (B) (if not already so delivered) deliver certificates (if any) representing the Pledged Interests of each such Restricted Subsidiary that is not an Excluded Subsidiary or Designated Excluded Subsidiary (other than an Immaterial Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt (if any) of such Subsidiary indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement substantially in the form of Annex A thereto; provided that notwithstanding anything to the contrary in this Agreement, (x) no Equity Interests not held directly by the Borrower or a Guarantor, and (y) no assets to the extent a security interest therein would result in material adverse tax consequences for the Borrower and its Subsidiaries (taken as a whole), or adverse tax consequences under Section 956 of the Code that the Borrower and the Collateral Agent (acting at the direction of the Required Lenders) reasonably agree are material in relation to the value of such assets, shall be required to be pledged as Collateral,
(ii)    [reserved],

(iii)    within sixty days after such formation or acquisition or any request therefor by the Collateral Agent (or such longer period, as the Required Lenders may agree in their reasonable discretion) duly execute and deliver, and cause each such Restricted Subsidiary that is not an Excluded Subsidiary or Designated Excluded Subsidiary to duly execute and deliver, to the Collateral Agent, supplements to the Security Agreement (in the form of Annex A thereto or such other form reasonably satisfactory to the Collateral Agent), IP Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement), securing payment of all the Obligations (but not securing the Obligations in respect of the Revolving Credit Facility in those states that impose a mortgage tax on pay-downs or re-advances applicable thereto) of the applicable Loan Party or such Restricted Subsidiary, as the case may be, under the Loan Documents and establishing Liens on all such properties,
(iv)    within five (5) Business Days of the delivery of the financial statements under Section 6.01(a), after such formation or acquisition or any request therefor by the Collateral Agent (or such longer period as the Required Lenders may agree in their reasonable discretion), take, and cause such Restricted Subsidiary that is not an Excluded Subsidiary or Designated Excluded Subsidiary to take, whatever action as applicable, including, the filing of Uniform Commercial Code, financing statements, the giving of notices and delivery of stock and membership interest certificates) as may be necessary or as may be reasonably requested by the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it), supplements to the Security Agreement, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions, enforceable against all third parties in accordance with their terms,
(v)    in connection with the formation or acquisition of a Restricted Subsidiary which will be a Guarantor, within sixty days after the request of the Required Lenders (or such longer period as the Required Lenders may agree in its reasonable discretion), deliver to the Collateral Agent, a signed copy of one or more opinions, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Required Lenders as to such matters as the Required Lenders may reasonably request,
(vi)    [reserved], and
(vii)    at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Required Lenders (in consultation with the Borrower) in their reasonable judgment may deem necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, supplements to the Security Agreement, IP Security Agreement Supplements and security agreements.

(b)    The foregoing shall, in each case, be subject to the Perfection Exceptions.
Section 6.13    Further Assurances/Post-Closing Covenant.
(a)    Subject to the Perfection Exceptions and the thresholds, carveouts, limitations, deadlines and exceptions set forth in the Security Agreement, promptly upon reasonable request by the Collateral Agent or the Administrative Agent (each acting at the direction of the Required Lenders), and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Required Lenders may reasonably require from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents;
(b)    within the time periods specified on Schedule 6.13(b) hereto (as each may be extended or waived by the Administrative Agent or the Collateral Agent (at the direction of the Required Lenders)), complete such undertakings as are set forth in Schedule 6.13(b) hereto; and
(c)    within ninety (90) days (or such longer period as the Required Lenders may approve in writing) upon the creation of acquisition thereof, enter into Qualified Control Agreements on terms and conditions reasonably satisfactory to the Required Lenders and the Collateral Agent with respect to any deposit accounts that are maintained with depositary institutions or securities accounts that are maintained at all times with financial institutions other than Excluded Accounts.
Section 6.14    Designation of Subsidiaries.
(a)    The Borrower may at any time and from time to time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary; provided that the Borrower shall only be permitted to designate an Unrestricted Subsidiary so long as (i) no Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.10(c) (whether or not then required to be tested), (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any Restricted Subsidiary) through Investments permitted by Section 7.02(q) (valued at the Fair Market Value of such Investments at the time of such designation), (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02(q) (valued at the Fair Market Value of such assets at the time of designation), (v) no Unrestricted Subsidiary shall hold any Indebtedness that is recourse to the Borrower or any Restricted Subsidiary, (vi) the Borrower shall not permit any such Unrestricted Subsidiary to own any Intellectual Property material to the ongoing business of the Borrower and its Restricted Subsidiaries, (vii) the Required Lenders shall have consent to such designation in their sole discretion and (viii) the Borrower shall have delivered to the Administrative Agent, a certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of this Section 6.14(a).
(b)    The Borrower may designate any future created or acquired direct or indirect Subsidiary as a Designated Excluded Subsidiary; provided that (i) the Borrower and its Restricted Subsidiaries shall have on a Pro Forma Basis an aggregate Tangible Net Worth equal to or greater than $25,000,000 and (ii) the Borrower shall have demonstrated compliance on a Pro Forma Basis with the financial covenant set forth in Section 7.10(c) (and subject in the case of any Limited Condition Acquisition, to the terms of Section 1.08).
    Section 6.15 Status of the Facilities as Senior Indebtedness. Ensure that the obligations under the Facilities constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, senior secured financing” and “designated senior indebtedness” (or any comparable term) under the documentation for any Indebtedness constituting Junior Financing.
ARTICLE VII
Negative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification or other contingent obligations and obligations and liabilities in each case, as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, each of the Loan Parties hereby covenants and agrees that it shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:
Section 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (other than Excluded Assets), whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document, including any Incremental Loans and Permitted Refinancings of any Loans;
(b)    Liens existing on the Closing Date and listed on Schedule 7.01 hereto, or securing Indebtedness or other obligations, individually or in the aggregate, in an amount less than $1,000,000, and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not encumber any property other than (A) property encumbered on the Closing Date, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and (C) proceeds and products thereof (it being understood that individual financings otherwise permitted to be secured hereunder provided by one Person may be cross-collateralized to other such financings provided by such Person (or its affiliates) on customary terms) and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)    Liens for Taxes, ERISA, assessments or governmental charges which (i) are not overdue for a period of more than sixty days or are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or (ii) are not required to be paid pursuant to Section 6.04;
(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business, which secure amounts not overdue for a period of more than ninety days or if more than ninety days overdue, are unfiled (or if filed, have been discharged or are stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)    Liens, pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) securing liability for reimbursement or indemnification obligations of (including bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries or (iii) securing obligations in respect of letters of credit that have been posted by the Borrower or any of its Restricted Subsidiaries to support the payment of items set forth in clauses (i) and (ii);
(f)    Liens to secure the performance of tenders, statutory obligations, bids, trade contracts, governmental contracts, leases and other contracts (other than Indebtedness for borrowed money), statutory obligations, licenses, surety, stay, customs and appeal bonds, performance and return-of-money bonds, performance and completion guarantees and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations, (ii) those required or requested by any Governmental Authority and (iii) letters of credit issued in lieu of any such bonds or to support issuance thereof) and other Liens in favor of providers of performance or surety bonds pursuant to customary indemnity and other similar arrangements entered into in connection therewith incurred in the ordinary course of business;
(g)    (i) easements (including reciprocal easement arrangements), reservations, rights-of-way, restrictions (including building, zoning and similar restrictions), utility agreements, covenants, reservations, encroachments, protrusions, changes and other similar encumbrances and title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries on the properties subject thereto, taken as a whole, (ii) mortgages, liens, security interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any of its Restricted Subsidiaries has easement rights or a leasehold, and subordination or similar agreements relating thereto, (iii) ground leases in the ordinary course in respect of real property on which facilities owned or leased by the Loan Parties or any of their Restricted Subsidiaries are located and (iv) Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;
(h)    Liens securing judgments, or arising by reason of a judgment, decree or court order, in each case not constituting an Event of Default under Section 8.01(h);
(i)    Liens securing Indebtedness permitted under Section 7.03(e) (including Liens securing Permitted Refinancing of the Indebtedness secured by such Lien); provided that (i) such Liens (other than any Liens securing any Permitted Refinancing of the Indebtedness secured by such Lien) attach prior to, concurrently with or within two hundred seventy days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and accessories thereto and (iii) with respect to leases evidencing Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets other than the assets subject to such leases and the proceeds and products thereof, additions and accessions thereto, and customary security deposits; provided further that individual financings otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross-collateralized to other similar financings provided by such Person (or its affiliates) on customary terms;
(j)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(k)    Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit issued or created for the account of such Person, or supporting trade payables, warehouse receipts or similar facilities entered into, to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(l)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or analogous provisions of applicable Law) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(m)    Liens (i) on cash or Cash Equivalents advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment, (ii) arising out of conditional sale, title retention, consignment or similar arrangements for the purchase or sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (iii) solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder, (iv) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (or, to dispose of any property in a transaction not constituting a Disposition hereunder) or (v) consisting of Hedging Obligations;
(n)    Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(k); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) such Liens do not extend to any assets other than the assets of the acquired Person;
(o)    Liens arising from precautionary UCC financing statement (or similar filings under applicable Law) filings regarding leases, consignment or bailee arrangements, or other non-Indebtedness arrangements, entered into by the Borrower or any of its Restricted Subsidiaries;
(p)    any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license (or other grants of rights to use or exploit) or sublicense agreement or secured by a lessor’s, sublessor’s, licensee’s, sublicensee’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement (including software and other technology licenses), and any Lien deemed to exist in connection with software escrow arrangements entered into by the Borrower or any of its Restricted Subsidiaries with third parties that do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(q)    Liens securing any (i) Permitted Incremental Equivalent Debt and Permitted Refinancing in respect thereof and (ii) Permitted Revolving Facility and Permitted Refinancings in respect thereof;
(r)    Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(s)    (i) deposits made in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(t)    Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;
(u)    Liens securing the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, to the extent (x) the underlying secured Indebtedness is otherwise permitted under Section 7.03 and (y) the Liens securing such Indebtedness are permitted under Section 7.01;
(v)    Liens securing Indebtedness or other obligations permitted to be incurred pursuant to Section 7.03(v), (x), (y) and (z);
(w)    Liens securing obligations of Designated Excluded Subsidiaries permitted pursuant to Section 7.03(cc);
(x)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any of its Restricted Subsidiaries in the ordinary course of business;
(y)    Liens incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;
(z)    possessory Liens in favor of brokers and dealers arising in connection with the acquisition or Disposition of Investments owned as of the Closing Date and Investments permitted under this Agreement, provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or Disposition of such Investments;
(aa)    Liens securing obligations of non-Loan Parties in an aggregate principal amount up to the Non-Loan Party Debt Cap at any one time outstanding;
(bb)    Liens in favor of issuers of surety or performance bonds or letters of credit or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(cc)    Liens on margin stock to the extent that a prohibition on such Liens would violate Regulation U;
(dd)    Liens arising out of any license, sublicense or cross license of Intellectual Property from the Borrower or any Subsidiary permitted under Section 7.05; and
(ee)    Liens securing Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(ff)    Liens on the membership interests or other equity interests of a Designated Excluded Subsidiary owned by the Borrower or any Restricted Subsidiary securing indebtedness or other obligations of such Designated Excluded Subsidiary permitted under Section 7.03(hh);
(gg)    Liens on any amounts held by a trustee or collateral agent under any documentation governing any Indebtedness issued in escrow pursuant to customary escrow agreements made in connection with an Investment permitted by this Agreement pending the release thereof; and
(hh)    Liens on Excluded Assets (or the equivalent assets of a Restricted Subsidiary that is not a Loan Party).
Any Lien permitted under this Section 7.01 may extend to the proceeds and products of the collateral subject to such Lien.
For purposes of determining compliance with this Section 7.01, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories of Liens described in clauses (a) through (hh) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in accordance with Section 1.10 and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens created under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a).
Section 7.02    Investments. Make or hold any Investments, except:
(a)    Investments held by the Borrower or any of its Restricted Subsidiaries in the form of Cash Equivalents or that were Cash Equivalents when such Investment was made;
(b)    loans or advances to officers, directors, managers, consultants and employees of the Borrower or any of its Restricted Subsidiaries (i) for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business or constituting advances of payroll payments and expenses, in an aggregate amount not to exceed the greater of (x) $7,500,000 and (y) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding, (ii) relating to indemnification or reimbursement in respect of liability relating to their serving in any such capacity in the ordinary course of business, and (iii) in connection with such Person’s purchase of Equity Interests of the Borrower or any of its Restricted Subsidiaries; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay Taxes due in connection with such purchase unless such cash is promptly repaid or contributed to a Loan Party;
(c)    Investments (i) by the Borrower or any of its Restricted Subsidiaries in any Loan Party, (ii) by any Restricted Subsidiary of the Borrower that is not a Loan Party in any other Restricted Subsidiary of the Borrower that is also not a Loan Party and (iii) by the Borrower or any Restricted Subsidiary of the Borrower in any LMA-Co so long as at the time of such Investment, the Borrower and its Restricted Subsidiaries are in compliance with the financial covenants set forth in Section 7.10(c) on a Pro Forma Basis;
(d)    Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts, and Investments consisting of prepayments to suppliers, licensors and licensees in the ordinary course of business and (ii) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(e)    to the extent constituting Investments, transactions expressly permitted under Sections 7.01, 7.03, 7.04, 7.05 (including the receipt of non-cash consideration for the Dispositions of assets permitted thereunder), 7.06 and 7.12, in each case, other than any provision in any of the foregoing Sections generally permitting transactions permitted by this Section 7.02;
(f)    Investments in existence on, or that are made pursuant to legally binding written commitments that are in existence on, the Closing Date and are, in each case, set forth on Schedule 7.02, and any modification, replacement, renewal or extension thereof; provided that no such modification, replacement, renewal or extension shall increase the amount of Investments then permitted under this Section 7.02(f), except pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted by this Section 7.02;
(g)    Investments in Swap Contracts permitted under Section 7.03;
(h)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
(i)    (i) the Transactions and (ii) Investments constituting a Permitted Acquisition;
(j)    Investments in the ordinary course of business and consistent with past practice, consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers, (iii) loans, advances, minimum guarantees or other similar payments made to distributors, licensees or licensors, (iv) advances of payroll payments to employees or other advances of salaries or compensation (including advances against commissions) to employees and sales representatives and (v) Investments maintained in connection with any Loan Party’s deferred compensation plan;

(k)    (i) Investments in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction permitted by Section 7.03(z) and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction, as applicable;
(l)    other Investments not exceeding (in the aggregate) an amount equal to the greater of (x) $25,000,000 and (y) 35% of Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the most recently ended Test Period at any time outstanding (“General Investments Basket”); plus the amount of any unused portions of the General Restricted Payments Basket, and/or the General Restricted Debt Payment Basket;
(m)    Investments held by a Person that is acquired and becomes a Restricted Subsidiary or held by a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 7.02 and/or Section 7.04, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(n)    (i) additional Investments of the Available Amount in an aggregate principal amount not to exceed an amount equal to the portion, if any, of the Available Amount so long as (x) (other than in the case of any uses of the Starter Amount) immediately after giving effect to any such Investment, the Total Leverage Ratio (on a Pro Forma Basis as of the last date of the most recently ended Test Period) does not exceed 2.60:1.00, (y)the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenant set forth in Section 7.10(c) on a Pro Forma Basis and (ii) Investments funded with the cash proceeds from the issuance by the Borrower of Equity Interests (other than Disqualified Equity Interests) or cash proceeds of capital contributions made to the Borrower and Not Otherwise Applied, so long as such Investment is made substantially concurrently with such receipt by the Borrower;
(o)    Investments by any Loan Party in any Subsidiary for purposes of funding receivables arising from transfer pricing;
(p)    Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that, (i) the aggregate outstanding principal amount of all such Investments under this Section 7.02(p) in Restricted Subsidiaries which are not Designated Excluded Subsidiaries, when taken together with any other Investments made in any Restricted Subsidiary that is not a Loan Party (other than any Investments in Designated Excluded Subsidiaries) shall not exceed the Non-Loan Party Investment Cap and (ii) in the case of any Investment in a Designated Excluded Subsidiary, the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenant set forth in Section 7.10(c) on a Pro Forma Basis;

(q)    Investments by the Borrower or a Restricted Subsidiary in an Unrestricted Subsidiary in an aggregate amount outstanding not to exceed $5,000,000 at any time outstanding;
(r)    Investments that are (i) made with the Net Cash Proceeds of any issuance of Equity Interests of the Borrower or any cash contributions to the common capital of the Borrower or (ii) acquisitions of assets or Equity Interests of another Person solely in exchange for the issuance of Equity Interests of the Borrower;
(s)    Investments consisting of operating deposit and securities accounts maintained in the ordinary course of business;
(t)    any additional Investment as long as after giving effect to such Investment, (i) the Total Leverage Ratio (on a Pro Forma Basis as of the last date of the most recently ended Test Period) does not exceed 2.25:1.00 and (ii) the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenant set forth in Section 7.10(c) on a Pro Forma Basis;
(u)    the Carlisle Acquisition, FCF Acquisition and any Permitted Reorganization;
(v)    Investments in Joint Ventures in an aggregate amount (determined by the Borrower in good faith at the time of making any such Investment); provided that such amount, when taken together with any other Investments made in any Subsidiary that is not a Loan Party under any other clause of this Section 7.02 shall not exceed the Non-Loan Party Investment Cap;
(w)    loans or advances made to employees in connection with employment agreements consistent with past practice in an aggregate amount not to exceed the greater of (x) $7,500,000 and (y) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding;
(x)    additional Subsidiaries of the Borrower may be established or created if the Borrower and the Subsidiaries comply with the requirements of Section 6.12;
(y)    the purchase, origination or acquisition of Policies in the ordinary course of business or consistent with past practice or industry practice;
(z)    [reserved]; and
    (aa)    Permitted Bond Hedge Transactions.
provided that notwithstanding anything to the contrary in this Section 7.02 or Section 1.10, no Loan Party or Restricted Subsidiary shall make any Investment in any Unrestricted Subsidiary utilizing any category of Investments other than (i) any Investment permitted by Section 7.02(k) or 7.02(q), or (ii) any Investment constituting a Disposition permitted by Section 7.05(g) or

7.02(s) in the form of Material Intellectual Property or Equity Interests of any Person that owns, or owns the exclusive rights to utilize, any Material Intellectual Property and (iii) no Loan Party or Restricted Subsidiary shall make any Investments in any Restricted Subsidiary that is not a Loan Party (other than Investments in Designated Excluded Subsidiaries) in excess of the Non-Loan Party Investment Cap.
For purposes of determining compliance with this Section 7.02, in an event that an item of Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (aa) above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Investment or any portion thereof in a manner that complies with this Section 7.02 in accordance with Section 1.10 and will only be required to include the amount and type of such Investment in one or more of the above clauses. In the event that a portion of the Investments could be classified as incurred under a “ratio- based” basket (giving Pro Forma Effect to the making of such Investments), the Borrower, in its sole discretion, may classify such portion of such Investment as having been incurred pursuant to such “ratio- based” basket and thereafter the remainder of the Investments as having been incurred pursuant to one or more of the other clauses of this Section 7.02 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time.
Section 7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness of the Loan Parties under the Loan Documents, including any Incremental Loans and any Permitted Refinancings of any Loans;
(b)    Indebtedness outstanding or committed to be incurred on the Closing Date and listed on Schedule 7.03, or individually or in the aggregate, in an amount less than $1,000,000, and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof); provided that any such Indebtedness owed by a Restricted Subsidiary that is not a Loan Party may be assumed from time to time by any other Restricted Subsidiary that is not a Loan Party;
(c)    Guarantees incurred by the Borrower or any Restricted Subsidiary thereof in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement; provided that any such Guarantee by a Loan Party of Indebtedness incurred by a non-Loan Party shall constitute an Investment by such Loan Party pursuant to Section 7.02(p) or (r) to the extent permitted thereunder (and shall constitute a utilization thereof);
(d)    Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party owed to any other Restricted Subsidiary that is not a Loan Party and (iii) any Loan Party owed to any Restricted Subsidiary which is not a Loan Party; provided that any Indebtedness incurred pursuant to this clause (d)(iii) shall constitute an

Investment made by the obligee of such Indebtedness and shall be required to be in compliance with Section 7.02; provided, further, that all such Indebtedness of any Loan Party under this clause (d)(iii) must be expressly subordinated to the Obligations on the terms of the Intercompany Subordination Agreement or subject to subordination terms substantially identical subordination terms set forth in Exhibit I;
(e)    (i) Capitalized Lease Obligations and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, construction, lease, repair or improvement of fixed or capital assets; provided that (A) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such purchase, construction, lease, repair or improvement and (B) the aggregate principal amount of all such Indebtedness at any one time outstanding, together with the aggregate principal amount of Permitted Refinancing outstanding pursuant to clause (ii) below, shall not exceed $25,000,000 and (ii) any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);
(f)    Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;
(g)    Indebtedness of any Restricted Subsidiary that is not a Loan Party owed to any Loan Party; provided that any such Indebtedness shall constitute an Investment by such Loan Party pursuant to Section 7.02(p) or (r) to the extent permitted thereunder (and shall constitute a utilization thereof);
(h)    Indebtedness representing (1) deferred compensation or stock-based compensation to directors, officers, managers, employees and other service providers of the Borrower and its Restricted Subsidiaries or (2) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent they do not result in an Event of Default under Section 8.01(i);
(i)    Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, managers, consultants and employees, their respective estates, heirs, family members, spouses, domestic partners or former spouses or former domestic partners to finance the purchase or redemption of Equity Interests of any Loan Party permitted by Section 7.06;
(j)    Indebtedness in respect of indemnification, purchase price adjustments, Earnouts or other similar obligations incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition or similar Investment or Disposition under agreements which provide for indemnification, the adjustment of the purchase price or for similar adjustments, or any Indebtedness in respect of seller notes or vendor financing in connection with any of the foregoing to the extent subject to subordination arrangements reasonably satisfactory to the Required Lenders;

(k)     Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is merged or consolidated with or into the Borrower or a Restricted Subsidiary thereof) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary thereof (including any Indebtedness assumed by the Borrower or any Restricted Subsidiary thereof in connection with any acquisition of any assets or Person), in each case after the Closing Date as the result of a Permitted Acquisition or other Investment permitted by Section 7.02 (other than Section 7.02(e)) to the extent existing at the time of such Permitted Acquisition or similar Investment and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof); provided that (i) no Specified Event of Default exists or would result therefrom, (ii) the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.10 on a Pro Forma Basis, (iii) such Indebtedness is not incurred in contemplation of such Permitted Acquisition or similar Investment, (iv) the aggregate principal amount of any Indebtedness assumed pursuant to this Section 7.3(k) by a Subsidiary that is not a Loan Party shall not, unless otherwise permitted hereunder, in the aggregate, exceed the greater of (x) $15,000,000 and (y) 11.5% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding, and (v) the amount of Indebtedness at any time outstanding incurred under Section 7.03(k), (m), (w), (v) and (x) shall not, when taken together with all other Indebtedness incurred or guaranteed by non-Loan Parties under such clauses, exceed the Non-Loan Party Debt Cap; provided that the limitation in this clause (iv) shall not apply in the case of any Persons who are subject to financial or securities related litigations and who do not become Loan Parties due to prohibition under applicable Law, or required governmental (including regulatory) consent, approval, license or authorization;
(l)    Indebtedness in respect of cash management obligations and netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements, treasury management services and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(m)    (x) other Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided that any such Indebtedness incurred by non-Loan Parties shall not, when taken together with the Indebtedness incurred by non-Loan Parties under clauses (k), (w), (v) and (x) of this Section 7.03, exceed the Non-Loan Party Debt Cap; and (y) the issuance of Disqualified Equity Interests by the Borrower in an aggregate principal amount not to exceed $35,000,000 at any time outstanding;
(n)    Indebtedness incurred by the Borrower or any Restricted Subsidiary thereof in respect of any bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(o)    (i) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary thereof and (ii) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;
(p)    Indebtedness of the Borrower or any Restricted Subsidiary thereof as an account party in respect of trade letters of credit issued in the ordinary course of business;
(q)    Guarantees (i) in respect of any travel and other reimbursable business expenses incurred by employees of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and (ii) incurred in the ordinary course of business in respect of obligations of or to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;
(r)    all premiums (if any), interest (including post-petition interest), fees, expenses, defeasance costs, charges and additional or contingent interest on obligations described in this Section 7.03;
(s)    Indebtedness under Hedging Obligations that are not incurred for speculative purposes;
(t)    incurrence of (i) any Permitted Incremental Equivalent Debt and Permitted Refinancings thereof and (ii) Indebtedness outstanding pursuant to a Permitted Revolving Facility in an aggregate principal amount not to exceed $50,000,000 at any time outstanding and any Permitted Refinancings thereof;
(u)    to the extent constituting Indebtedness, Guarantees by the Borrower of the obligations of any Restricted Subsidiary under a lease;
(v)    Indebtedness incurred by Joint Venture in an aggregate principal amount not to exceed $25,000,000; provided that the amount of Indebtedness at any time outstanding incurred under clauses (k), (w), (v) and (x) of this Section 7.03 shall not, when taken together with all other Indebtedness incurred or guaranteed by non-Loan Parties under such clauses, exceed the Non-Loan Party Debt Cap;
(w)    Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $25,000,000; provided that the amount of Indebtedness at any time outstanding incurred under clauses (k), (m), (w), (v) and (x) of this Section 7.03 shall not, when taken together with all other Indebtedness incurred or guaranteed by non-Loan Parties under such clauses, exceed the Non-Loan Party Debt Cap;
(x)    other junior or unsecured Indebtedness so long as after giving effect to the incurrence of such Indebtedness (A) in the case of Indebtedness secured on a junior basis with the Liens on the Collateral the Secured Leverage Ratio (on a Pro Forma Basis as of the last date of the most recently ended Test Period) does not exceed 2.85:1.00 and (B) in the case of Indebtedness which is unsecured or secured by assets which do not constitute Collateral the Total Leverage Ratio (on a Pro Forma Basis as of the last date of the most recently ended Test Period) does not exceed 4.50:1.00; provided that (x) with respect to Indebtedness incurred under clause (A), such Indebtedness shall satisfy the requirements listed in paragraphs (2)-(6) (subject to the proviso immediately succeeding paragraph (6)) of the definition of “Permitted Incremental Equivalent Debt” as if applicable thereto and (y) the amount of Indebtedness at any time outstanding incurred by non-Loan Parties under clauses (k), (w), (v) and (x) of this Section 7.03 shall not exceed the Non-Loan Party Debt Cap;
(y)    Indebtedness of Foreign Subsidiaries and Permitted Refinancings in respect thereof arising from secured and unsecured local lines of credit in the aggregate principal amount not to exceed $15,000,000 at any time outstanding;
(z)    (i) obligations incurred by any Securitization Entity existing on the Closing Date and (ii) additional obligations in a Qualified Securitization Transaction that is not recourse to Borrower or any Restricted Subsidiary other than a Securitization Entity (except for Standard Securitization Undertakings); provided that the aggregate principal amount of any facility permitted pursuant to this clause (z) shall not exceed $25,000,000 at any time outstanding;
(aa)    Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of obligations under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder incurred under or in respect of deferred compensation plans entered into in the ordinary course of business, expressly excluding, in any event, Earnouts and Indebtedness of the type described in Section 7.03(cc);
(bb)    Contribution Indebtedness and any Permitted Refinancing in respect thereof;
(cc)    Indebtedness of a Designated Excluded Subsidiary in respect of a Designated Financing owed to a Person which is not a Loan Party; provided that after giving effect to the incurrence of such Indebtedness, the Borrower and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 7.10(c);
(dd)    Indebtedness of a Designated Excluded Subsidiary to the Borrower or any Guarantor that would qualify as an Investment permitted under Section 7.02;
(ee)    Endorsement of negotiable instruments for deposit or collection in the ordinary course of business or consistent with past practice or industry practice;
(ff)    Indebtedness in the form of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefore shall not be past due;

(gg)    Indebtedness solely resulting from the pledge of the membership interests or other equity interests in Designated Excluded Subsidiary owned by the Borrower or a Restricted Subsidiary securing Indebtedness of such Designated Excluded Subsidiary which is otherwise permitted under this Agreement and is otherwise non-recourse to the Borrower and the other Loan Parties.; and
(hh)    unsecured Indebtedness arising under the 2023 Indenture, including additional Indebtedness issued pursuant to any Supplemental Indentures.
After giving effect to any incurrence of Indebtedness for borrowed money (other than intercompany) by a Designated Excluded Subsidiary under Section 7.03, including a Designated Financing or otherwise, the Borrower and its Restricted Subsidiaries shall have on a Pro Forma Basis an aggregate Tangible Net Worth equal to or greater than $25,000,000.
For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (hh) above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof in a manner that complies with this Section 7.03 in accordance with Section 1.10 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness under the Loan Documents will be deemed to have been incurred in reliance only on the exceptions in clause (a).
The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03 to the extent accrued in connection with Indebtedness otherwise permitted under this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP. The issuance of Disqualified Equity Interests shall be permitted to the extent of any capacity under one or more categories of Indebtedness described above and any reliance on any such category shall be deemed to be an incurrence of Indebtedness pursuant to, and reducing any applicable capacity under, such category; provided that, any such Indebtedness incurred as Disqualified Equity Interests must be incurred solely by the Borrower. Without limitation to the definition of Junior Financing and any provisions herein in connection therewith (including intercreditor and subordination arrangements), this Agreement will not otherwise treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same Collateral.
Section 7.04    Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (any such action, a “Fundamental Change”), except that, so long as no Default exists or would result therefrom:
(a)    any Restricted Subsidiary (or any other Person) may merge, amalgamate or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents pursuant to documents reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) (provided that the Borrower must be the surviving Person in any such transaction with an Excluded Subsidiary) or (ii) any one or more other Restricted Subsidiaries; provided, further, that when any Guarantor is merging or amalgamating with another Restricted Subsidiary that is not a Loan Party the Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall assume such Guarantor’s obligations under the Loan Documents;
(b)    (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or the Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries taken as a whole and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any liquidation or dissolution of a Restricted Subsidiary that is a Guarantor, such Restricted Subsidiary shall at or before the time of such liquidation or dissolution transfer its assets to the Borrower or another Restricted Subsidiary that is a Loan Party unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Loan Party will remain a Loan Party unless such Loan Party is otherwise permitted to cease being a Loan Party hereunder);
(c)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Restricted Subsidiary; provided that if the transferor in such transaction is a Guarantor, then (i) the transferee must be a Loan Party and (ii) to the extent constituting an Investment, such Investment must be permitted by Section 7.02 (other than Section 7.02(e)));
(d)    any Restricted Subsidiary may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02 (other than Section 7.02(e)), (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (iv) to the extent such Restricted Subsidiary is a Loan Party, it must remain a Loan Party;

(e)    any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or Dispose of all or substantially all of its assets in order to effect a Disposition permitted pursuant to Section 7.05 or a Permitted Acquisition;
(f)    any Investment permitted by Section 7.02 (other than Section 7.02(e)) may be structured as a merger, consolidation or amalgamation;
(g)    the Borrower and its Subsidiaries may consummate the Carlisle Acquisition, the FCF Acquisition, any Designated Financing and any Permitted Reorganization; and
    (h)    any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or Dispose of all or substantially all of its assets in connection with the entering into or winding down of any Designated Financing.
Section 7.05    Dispositions. Make any Disposition, except:
(a)    Dispositions of obsolete, uneconomic, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any Intellectual Property to lapse at the end of their statutory term or go abandoned, other than any registrations or applications that are material in relation to Material Intellectual Property);
(b)    Dispositions of inventory and goods held for sale in the ordinary course of business;
(c)    Dispositions of property (other than IP Rights) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net proceeds of such Disposition is promptly applied to the purchase price of such replacement property;
(d)    to the extent constituting a Disposition, (i) Investments permitted by Section 7.02 and (ii) Restricted Payments permitted by Section 7.06, in each case excluding any provision of such applicable Sections generally permitting transactions permitted by this Section 7.05;
(e)    Dispositions of (i) Cash and Cash Equivalents in the ordinary course of business and (ii) accounts receivables in the ordinary course of business in connection with the collection or compromise thereof;
(f)    (i) Dispositions of accounts receivable (including in a true sale fashion) in connection with the factoring, collection or compromise thereof and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;
(g)    Dispositions required pursuant to any antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate a Permitted Acquisition or any other Disposition of any asset made in order to comply with an order of any agency of state, authority or other regulatory body or any applicable Law or regulation; provided that any such Disposition shall be made for Fair Market Value;
(h)    sales, Disposition or contributions of property (including IP Rights) (A) between Loan Parties, (B) between Restricted Subsidiaries (other than Loan Parties), (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties or (D) by Loan Parties to any Restricted Subsidiary that is not a Loan Party; provided that (1) the portion (if any) of any such Disposition made for less than Fair Market Value and (2) any non-cash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Restricted Subsidiary;
(i)    leases, subleases, licenses, sublicenses, occupancy agreements or assignments of property (other than IP Rights) in the ordinary course of business;
(j)    transfers of (i) property subject to Casualty Events, (ii) condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise) and (iii) property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; provided that the Net Cash Proceeds received by the Borrower or a Restricted Subsidiary thereof from Dispositions made pursuant to this clause (j) are applied to prepay Loans to the extent required by Section 2.5(b)(ii);
(k)    any Disposition of any asset between or among the Restricted Subsidiaries of the Borrower as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 7.05;
(l)    Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the Net Cash Proceeds received by the Borrower or a Restricted Subsidiary thereof from Dispositions made pursuant to this clause (l) are applied to prepay Loans to the extent required by Section 2.05(b)(ii);
(m)    the transfer for fair value of property (including Equity Interests of Subsidiaries of the Borrower) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 7.02(l);

(n)    the unwinding or termination of Swap Contracts permitted hereunder pursuant to their terms;
(o)    Dispositions by the Borrower or any Restricted Subsidiary thereof not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition no Default shall have occurred and be continuing or would result therefrom, (ii) such Dispositions, in the aggregate, shall not be for all or substantially all of the Collateral determined at such time, (iii) such Disposition shall be for no less than the Fair Market Value of such property at the time of such Disposition, (iv) at least 75% of the purchase price for such property shall be paid to the Borrower or such Restricted Subsidiary, as applicable, in the form of cash or Cash Equivalents or Designated Non-cash Consideration to the extent such Designated Non-cash Consideration in any Disposition when taken together with all Designated Non-cash Consideration of all Dispositions pursuant to this clause (o) does not exceed $10,000,000; provided, however, that for the purposes of this clause (o), (iv), any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within one hundred eighty days following the closing of the applicable Disposition and (2) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Borrower’s or such Restricted Subsidiary’s balance sheet (or the footnotes thereto)) that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors, in each case of (1) and (2) shall be deemed to be cash and (v) the Net Cash Proceeds received by the Borrower or a Restricted Subsidiary thereof from Dispositions made pursuant to this clause (o) are applied to prepay Loans to the extent required by Section 2.05(b)(ii);
(p)    the Disposition of assets acquired pursuant to or in order to effectuate a Permitted Acquisition or an Investment permitted pursuant to Section 7.02, which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries;
(q)    any issuance of, or Disposition in connection with, directors’ qualifying shares or investments by residents of a particular jurisdiction as, and to the extent, mandated by relevant foreign law;
(r)    any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto), other than Material Intellectual Property, of any Loan Party that the Borrower determines in good faith is desirable in the conduct of its business;
(s)    licensing or sublicensing (or other grants of rights, including by way of assignment, contribution or other transfer, to use or exploit) of IP Rights in the ordinary course of business, in each case, that (i) do not materially interfere with the business of the Loan Parties and (ii) are on fair and reasonable terms substantially as favorable to the applicable Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction; and
(t)    share redemptions by an Unrestricted Subsidiary from a Restricted Subsidiary;
(u)    the purchase and sale or other transfer, in each case for Cash, of Securitization Assets (including by cash capital contribution) to a Qualified Securitization Transaction;
(v)    Dispositions in connection with transactions with Designated Excluded Subsidiaries;
(w)    the Dispositions required to give effect to any Permitted Reorganization;
(x)    Dispositions of non-core assets acquired pursuant to a Permitted Acquisition or similar Investments that the Borrower reasonably determines in good faith is not used or useful in the business of the Borrower and its Restricted Subsidiaries; provided that any such Disposition shall be made for Fair Market Value;
(y)    Dispositions of Policies in the ordinary course of business or consistent with past practice or industry practice; and
(z)    Dispositions not to exceed $5,000,000 in the aggregate in any fiscal year;
    (aa)    Dispositions in connection with any permitted Designated Financing;
(bb)    Dispositions in any LMA-Co; and
(cc)    settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction.
For purposes of determining compliance with this Section 7.05, in the event that any Disposition (or any portion thereof) meets the criteria of more than one of the categories of Dispositions described in clauses (a) through (cc) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Disposition (or any portion thereof) in accordance with Section 1.10 and will only be required to include the amount and type of such Disposition in one or more of the above clauses.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that none of the Borrower or any Restricted Subsidiary shall be permitted to transfer or otherwise dispose of the ownership of, or grant an exclusive license to, any Material Intellectual Property, by way of Restricted Payment, Investment, or Disposition, to any

Person that is an Unrestricted Subsidiary, including via designation of any Subsidiary that owns or exclusively licenses Material Intellectual Property as an Unrestricted Subsidiary.
To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 (other than pursuant to Section 7.05(h)) to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Collateral Agent is authorized to, take any actions necessary or deemed appropriate in order to effect the foregoing as reasonably requested by a Loan Party.
Section 7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
(a)    each Restricted Subsidiary may make Payments to the Borrower and to other Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any such other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests, it being understood, however, that any such Restricted Subsidiary may exclude one or more classes of equity holders from any such Restricted Payment so long as the class or classes of equity interests owned by any Loan Party or any Subsidiary are not excluded from any such Restricted Payment);
(b)    the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;
(c)    to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may take actions expressly permitted by Sections 7.02 (other than Sections 7.02(e), 7.04, 7.08 or 7.12 (in each case, other than by reference to this Section 7.06 (or any clause under this Section 7.06)));
(d)    (i) the Borrower and any Restricted Subsidiary may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the portion, if any, of the Available Amount so long as (x) (other than in the case of any uses of the Starter Amount) after giving effect to such Restricted Payment, the Total Leverage Ratio (on a Pro Forma Basis as of the last date of the most recently ended Test Period) does not exceed 2.10:1.00, (y) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.10 on a Pro Forma Basis and (y) no Event of Default has occurred and is continuing or would result therefrom and (ii) Restricted Payments funded with the cash proceeds from the issuance by the Borrower of Equity Interests (other than Disqualified Equity Interests) or cash proceeds of capital contributions made to the Borrower and Not Otherwise Applied, so long as such Restricted Payment is made substantially concurrently with such receipt by the Borrower;
(e)    the Borrower and any Restricted Subsidiary may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;
(f)    the payment of dividends and distributions within sixty days after the date of declaration thereof, if at the date of declaration of such payment, such payment would otherwise be permitted pursuant to this Section 7.06;
(g)    the Borrower may redeem in whole or in part any Equity Interests of the Borrower solely as part of an exchange for another class of Equity Interests or rights to acquire Equity Interests or with proceeds from substantially concurrent equity contributions from, or issuances of new shares of its Equity Interests to, any Person other than Borrower or any of its Restricted Subsidiaries; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests of the Borrower are no more adverse (taken as a whole) to the Lenders than those contained in the Equity Interests redeemed thereby;
(h)    each Restricted Subsidiary of the Borrower may repurchase its Equity Interests owned by any of its minority owners upon a direct or indirect sale of such Restricted Subsidiary or of all or substantially all of such Restricted Subsidiary’s assets (provided that such sale is permitted under this Agreement);
(i)    other Restricted Payments in an aggregate amount not to exceed $10,000,000 (“General Restricted Payment Basket”), which may, at the election of the Borrower (and without duplication), be allocated for the making of Investments under Section 7.02(l) or the prepayments in respect of Junior Financing pursuant to Section 7.12(a)(vii); provided that no Event of Default has occurred and is continuing or would result therefrom;
(j)    the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests or contributions to the equity capital of the Borrower (other than any Disqualified Equity Interest or any Equity Interests sold to a Subsidiary of the Borrower) (collectively, including any such contributions, “Refunding Capital Stock”), and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of Refunding Capital Stock, in each case to the extent such proceeds are Not Otherwise Applied;
(k)    the Borrower may declare and make Restricted Payments so long as no Event of Default has occurred and is continuing or would result therefrom any additional Restricted Payments as long as after giving effect to such Restricted Payment the Total Leverage Ratio (on a Pro Forma Basis as of the last date of the most recently ended Test Period) does not exceed 2:00:1.00;
(l)    [reserved];

(m)    Restricted Payments to the extent made in connection with any transaction involving a Designated Financing or LMA-Co which is otherwise permitted hereunder;
(n)    after any transaction in connection with an offering of equity of the Borrower, (i) any Restricted Payment by the Borrower to pay listing fees and other costs and expenses attributable to such equity offerings which are reasonable and customary or (ii) in an amount not to exceed (x) 7.00% per annum of the net proceeds received by (or contributed to) the Borrower from such transaction and (y) 7.00% per annum of the Market Capitalization of the Borrower;
(o)     the making of cash payments in connection with any conversion of Convertible Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate amount since the date of this Agreement not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Borrower or any Restricted Subsidiary pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;
    (p)    any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s common stock upon settlement thereof or (ii) by (A) set- off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof;
    (q)    payments or distributions to satisfy dissenters rights pursuant to a merger, consolidation or transfer of assets that complies with this Agreement;
    (r)    repurchases of Equity Interests in the ordinary course of business in the Borrower or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
    (s)    the Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of its Equity Interests held by any future, present or former employee, director, officer, consultant or distributors (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing (or their respective immediate family members or any permitted transferees thereof)) of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, shareholder or partnership agreement) with any employee, director, officer, consultant or distributor of the Borrower or any of its Subsidiaries and including in connection with the Carlisle Acquisition; provided that the aggregate principal amount of Restricted Payments permitted under this clause (s) shall not in any fiscal year exceed the greater of (x) $7,500,000 and (y) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided further that each of the amounts in any calendar year under this clause (s) may be increased by an amount not to exceed:
            (A)    the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any future, present or former employees, directors, officers, members of management or consultants (or their respective immediate family members or any permitted transferees thereof) of the Borrower or any of its Subsidiaries, to the extent the cash proceeds from the sale of such Equity Interests are Not Otherwise Applied; plus
            (B)     the amount of any cash bonuses otherwise payable to members of management, employees, directors or consultants (or their respective immediate family members or any permitted transferees thereof) of the Borrower or any of its Subsidiaries that are foregone in exchange for the receipt of Equity Interests of the Borrower pursuant to any compensation arrangement, including any deferred compensation plan; plus
            (C)    the cash proceeds of life insurance policies for the aforementioned individuals received by the Borrower or its Restricted Subsidiaries after the Closing Date; minus
            (D)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) above;
provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year; provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management, or consultants (or their respective immediate family members or any permitted transferees thereof) of the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement; and provided further, that no Event of Default specified in Section 8.01(a) or Section 8.01(f) shall have occurred and be continuing or would result from the making of any Restricted Payment pursuant to this clause (s).
(t)    the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of Disqualified Equity Interests of the Borrower made by exchange for, or out of the proceeds of the sale, issuance or incurrence of Disqualified Equity Interests or Junior Financing of the Borrower, made within 120 days of such sale, issuance or incurrence;
(u)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Equity Interests permitted by the terms of this Agreement to be issued by the Borrower and the declaration and payment of dividends on Refunding Capital Stock that is Designated Preferred Stock in excess of the dividends declarable and payable thereon; and

(v)    (i) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management or consultant (or their respective immediate family members or permitted transferees) of the Borrower or any Restricted Subsidiary, (ii) any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of the Borrower; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid.
For purposes of determining compliance with this Section 7.06, in the event that any Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (v) above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify such Restricted Payment (or any portion thereof) in accordance with Section 1.10 and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses. In the event that a portion of the Restricted Payments could be classified as incurred under a “ratio-based” basket (giving Pro Forma Effect to the making of such Restricted Payment), the Borrower in its sole discretion, may classify such portion of such Restricted Payment as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the Restricted Payments as having been incurred pursuant to one or more of the other clauses of this Section 7.06 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time.
Section 7.07    Change in Nature of Business; Conduct of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.
Section 7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties, (b) transactions between one or more Restricted Subsidiaries of the Borrower, so long as no such Restricted Subsidiary is a Loan Party, (c) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (d) customary fees and indemnities may be paid to, and customary indemnification agreements (or similar arrangement) may be made with, any directors, officers, employees or members of management of the Borrower and its Restricted Subsidiaries and reasonable out-of-pocket costs of such Persons may be reimbursed, (e) employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between the Borrower or any of its Restricted Subsidiaries and their respective directors, officers, employees or managers (including management and employee benefit plans or agreements, retirement or savings plans, vacation plans, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors, managers, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or other similar governing body) of the Borrower or any of its Restricted Subsidiaries, (f) transactions expressly permitted by this Agreement (other than to the extent solely permitted by reference to this Section 7.08), (g) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment to any such agreement to the extent such an amendment is not materially adverse, taken as a whole, to the Lenders in any material respect, (h) transactions between a Loan Party and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of any Loan Party; provided that such director abstains from voting as a director of such Loan Party, as the case may be, on any matter involving such other Person, (i) the issuance of Equity Interests (i) in connection with employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Borrower or any of its Restricted Subsidiaries or (ii) to any other Person in connection with any Permitted Acquisition or other Investment permitted hereunder, (j) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions, (k) any issuance of Equity Interests in the Borrower or other payments, awards or grants in cash, securities, or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business approved by the board of directors (or other similar governing body) of the Borrower, as the case may be, (l) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to Persons holding Equity Interests of the Loan Parties pursuant to any registration rights agreement entered into after the Closing Date, (m) transactions in which the Borrower or any Restricted Subsidiary thereof, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (c) of this Section 7.08, (n) transactions with Subsidiaries of the Borrower (other than Unrestricted Subsidiaries) for the purchase, sale or transfer of goods, products, parts, assets (including Purchased Policies) and services or license of rights entered into in the ordinary course of business and consistent with past practice, (o) transactions with joint ventures for the purchase or sale of goods, equipment, services, assets or license of rights entered into in the ordinary course of business and consistent with past practice pursuant to Section 7.02(u), (p) Investments by Affiliates in Indebtedness or preferred Equity Interests of the Borrower (and/or such Affiliate’s exercise of any permitted rights with respect thereto) including any Investment by Affiliates in

Indebtedness hereunder pursuant to Section 10.07(i), , and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower(solely, in the case of Indebtedness hereunder, to the extent permitted by the Required Lenders in their sole discretion), so long as such transaction is (x) with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally and (y) such Indebtedness is otherwise permitted pursuant to Section 7.03; (q) transactions constituting Investments or Indebtedness pursuant to Section 7.02(c), 7.02(t) or 7.03(cc), as the case may be, consisting of the Carlisle Acquisition, the FCF Acquisition, any Designated Financing, transactions with any LMA-Co and any Permitted Reorganization; and (r) to the extent otherwise permitted in this Agreement, this Section 7.08 will not prohibit any other transaction with an Affiliate, which is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Borrower in good faith.
Section 7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to Borrower or any Guarantor, except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09 (as amended, so long as such restrictions are not expanded in scope), (ii) any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Borrower, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or of the acquisition of assets from such Person, (iii) any agreement representing Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party and which Indebtedness is permitted by Section 7.03, (iv) any agreement in connection with a Disposition permitted by Section 7.05 or any disposition not constituting a Disposition, (v) customary provisions (1) in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.02, (2) in partnership agreements, limited liability company agreements and other similar agreements that restrict the transfer of ownership interests in the relevant partnership, limited liability company or other person and (3) in respect of any Designated Financing or LMA-Co, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) customary net worth provisions contained in real property leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing payment obligations under the Loan Documents, (viii) any customary and commercially reasonable restrictions of IP Rights contained in licenses or sublicenses (or other grants of rights to use or exploit), (ix) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (x) customary or reasonable restrictions contained in any agreements or instruments governing Indebtedness permitted pursuant to Section 7.03(m), (xi) restrictions contained in agreements and instruments governing Indebtedness permitted pursuant to Section 7.03 to the extent not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries than the covenants contained in this Agreement and the other Loan Documents (as reasonably determined by the Borrower, which determination shall be conclusive), (xii) any agreement relating to

Indebtedness incurred pursuant to Section 7.03(e) or Section 7.03(hh), (xiii) solely to the extent that such restrictions relate to the Subsidiary being acquired or incurring such Indebtedness restrictions contained in Indebtedness permitted pursuant to Section 7.03(k), (xiv) restrictions imposed by reason of applicable Law, and (xv) any amendments, modifications, restatements, renewal, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the foregoing clauses (i) through (xiv); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such Restricted Payment restrictions than those contained in the Restricted Payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or (b) of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09, (ii) any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Borrower, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or of the acquisition of assets from such Person and applies solely to such Subsidiary or to such acquired assets, (iii) customary restrictions that arise in connection with (x) any Lien permitted by Section 7.01 on any asset or property that is not, and is not required to be, Collateral that relates to the property subject to such Lien or (y) any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets of a Person subject to such Disposition, (iv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(e), but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and proceeds and products thereof (including property which is cross-collateralized pursuant to the proviso to such clause), (v) restrictions imposed by (1) any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness and proceeds and products thereof or (2) any agreements and instruments governing Indebtedness permitted pursuant to Section 7.03 to the extent not materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries than the covenants contained in this Agreement and the other Loan Documents (as reasonably determined by the Borrower, which determination shall be conclusive), (vi) customary and commercially reasonable restrictions in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vii) customary net worth provisions contained in real property leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations, (viii) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit, (ix) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (x) customary and reasonable provisions restricting the subletting or assignment of any lease governing a leasehold interest, (xi) customary and reasonable provisions (1) in joint venture agreements and other similar agreements applicable to joint ventures, (2) in partnership agreements, limited liability company agreements and other similar agreements that restrict the transfer of ownership interests in the relevant partnership, limited liability company or other person, (xii) [reserved], (xiii) restrictions imposed by applicable Law and (3) in respect of any Designated Financing or in relation to any LMA-Co, (xiv) restrictions contained in Indebtedness permitted pursuant to Section 7.03(f) or (l), to the extent relating to the Subsidiary incurring such Indebtedness or party to such agreement and its Subsidiaries; provided that such restrictions do not restrict the Liens securing the Obligations as contemplated by the Loan Documents or the senior-priority status thereof and (xv) any amendments, modifications, restatements, renewal, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the foregoing clauses (i) through (xiv); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such Lien restrictions than those contained in the Lien restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 7.10    Financial Covenant.
(a)    Maximum Secured Leverage Ratio. As of the last day of any fiscal quarter (commencing with the first full fiscal quarter following the Closing Date), permit the Secured Leverage Ratio for the Test Period then ended to exceed 4.50:1.00.
(b)    Minimum Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter (commencing with the first full fiscal quarter following the Closing Date), permit the Consolidated Fixed Charge Coverage Ratio for the Test Period then ended to be below 1.50:1.00.
(c)    Asset Coverage Ratio. As of the last day of any fiscal quarter (commencing with the first full fiscal quarter following the Closing Date), permit the Asset Coverage Ratio for the Test Period then ended to be below 2.00:1.00.
(d)    Financial Cure.
(i)    Notwithstanding anything to the contrary contained in Section 7.10 or any Loan Document to the contrary, in the event that the Borrower fails to comply with the requirements of any covenant set forth in this Section 7.10, until the expiration of the tenth (10th) Business Day after the date on which financial statements with respect to the Test Period in which the covenant is being measured are required to be delivered pursuant to Section 6.01 (the “Cure Period”), any of the Permitted Holders shall have the right to make a direct or indirect common equity investment (or other equity investments reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders)) in the Borrower in cash (the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to such Person, the “Specified Equity Contribution”), the covenants set forth in such Section shall be recalculated, giving effect to a pro forma increase to Consolidated Adjusted EBITDA for such Test Period in an amount equal to such net cash proceeds (for the avoidance of doubt, such increase to Consolidated Adjusted EBITDA shall be included in each of the three fiscal quarters following the fiscal quarter during which such Specified Equity Contribution was made and any repayment of Indebtedness with the Specified Equity Contribution shall be given pro forma effect for the fiscal quarter in respect of which such Specified Equity Contribution was made); provided that such pro forma adjustment to Consolidated Adjusted EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenants set forth in Section 7.10 with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document; provided, further, that, if a Cure Right to remedy such Event of Default is available at such time under Section 7.10, then from the date that the Borrower gives written notice to the Administrative Agent that it intends to exercise its Cure Right until the expiration of such Cure Period (which Cure Period shall expire on the tenth (10th) Business Day after the date on which financial statements with respect to the Test Period in which the covenant is being measured are required to be delivered), no Agent nor any Lender shall have the right to exercise any remedies against the Loan Parties or any Collateral as a result of the occurrence and continuance of an Event of Default under Section 8.01(b) arising from the failure to comply with Section 7.10.
(ii)    If, after the exercise of the Cure Right and the recalculations pursuant to clause (i) above, the Borrower shall then be in compliance with the requirements of the covenants set forth in Section 7.10 during such Test Period (including for purposes of Section 4.02), the Borrower shall be deemed to have satisfied the requirements of the covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured. The exercise of the Cure Right shall be subject to the following limitations and requirements: (i) in each four-fiscal quarter period, there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) there shall be no more than five (5) Specified Equity Contributions during the term of this Agreement, (iii) with respect to any exercise of the Cure Right, the Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the covenants set forth in Section 7.10 (the “Cure Amount”) and (iv) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all purposes under this Loan Documents (other than for determining compliance with Section 7.10) including for the purposes of calculating pricing and determining the availability of any carve-outs (including for calculating the Available Amount) with respect to the covenants contained in Article VII hereof.

(iii)    In furtherance of Sections 7.10(d)(i) and (ii) above, upon actual receipt and designation of the Cure Amount by the Borrower, the covenant under Section 7.10 shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the covenant under such Section 7.10 and any Event of Default or potential Event of Default under Section 8.01 shall be deemed not to have occurred for purposes of the Loan Documents; provided that prior to the making of the Specified Equity Contribution and cure of such default in such financial covenant, such default shall constitute an Event of Default for purposes of determining compliance with any conditions precedent to funding of Loans hereunder and in determining compliance with any provision of the Loan Documents that restricts or prohibits certain actions during the existence of an Event of Default.
Section 7.11    Fiscal Year. Make any change in the fiscal year of the Borrower; provided that the Borrower may, with the written consent of the Required Lenders, change its fiscal year to any other fiscal year reasonably acceptable to the Required Lenders, in which case, the Borrower is hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the reasonable judgment of the Borrower, to reflect such change in fiscal year.
Section 7.12    Prepayments, Etc. of Indebtedness; Amendments. (a) Make, directly or indirectly, any prepayment or other distribution (whether in cash, securities or property), prior to the scheduled due date thereof, of or in respect of principal of or interest on Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Junior Financing in respect thereof, except:
(i) payments of regularly scheduled interest and fees and payments of indemnities and expense reimbursement,
(ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests),
(iii) the refinancing of any Junior Financing with any Permitted Refinancing thereof,
(iv) payments of interest in the form of payments in kind, accretion or similar payments,
(v) a prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing made using the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply to this Section 7.12(a)(v) so long as (x) (other than in the case of any uses of the Starter Amount) after giving effect to such prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing (including the incurrence of any Indebtedness in connection therewith) the Total

Leverage Ratio (on a Pro Forma Basis as of the last day of the most recently ended Test Period) does not exceed 2.35:1.00, (y) the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.10 on a Pro Forma Basis and (z) no Specified Event of Default has occurred and is continuing or would result therefrom;
(vi) any additional prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing so long as after giving effect to such prepayment, redemption, purchase, defeasement or other satisfaction, (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the Total Leverage Ratio (on a Pro Forma Basis as of the last date of the most recently ended Test Period) does not exceed 2.00:1.00;
(vii) so long as no Event of Default has occurred and is continuing or would result therefrom, the prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing prior to the scheduled maturity of any Junior Financing or Permitted Refinancing thereof, in the aggregate amount not to exceed $10,000,000 (“General Restricted Debt Payment Basket”) which may, at the election of the Borrower (and without duplication), be allocated for the making of Investments under Section 7.02(l),
(viii) AHYDO Catch-up Payments;
(ix) subject to the mandatory prepayment requirements set forth in Section 2.05(b)(ii), a prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing made using the Net Cash Proceeds of the Disposition of any property or assets, provided that immediately after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10; and
(x) prepayments, redemption, purchase, defeasement or other satisfaction of any notes issued under the 2023 Indenture, provided that immediately after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10(c) or
(b) amend, modify or change any term or condition of any Junior Financing Documentation or any of its Organization Documents, in each case in any manner that is (x) taken as a whole, materially adverse to the interests of anyAgent or the Lenders and (y) in violation of any applicable intercreditor agreement then in effect; provided that for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Permitted Refinancing or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Junior Financing, in each case, that is permitted under Section 7.03 in respect thereof.

For purposes of determining compliance with this Section 7.12, in the event that any repayment, redemption, purchase, defeasement or other satisfaction of Junior Financing (or any portion thereof) meets the criteria of more than one of the categories of repayment, redemption, purchase, defeasement or other satisfaction of Junior Financing described above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such repayment, redemption, purchase, defeasement or other satisfaction of Junior Financing (or any portion thereof) in accordance with Section 1.10 and will only be required to include the amount and type of such repayment, redemption, purchase, defeasement or other satisfaction of Junior Financing in one or more of the above clauses. In the event that a portion of the repayment, redemption, purchase, defeasement or other satisfaction of Junior Financing could be classified as incurred under a “ratio-based” basket (giving Pro Forma Effect to the making of such Investments), the Borrower, in its sole discretion, may classify such portion of such repayment, redemption, purchase, defeasement or other satisfaction of Junior Financing as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the repayment, redemption, purchase, defeasement or other satisfaction of Junior Financing as having been incurred pursuant to one or more of the other clauses of this Section 7.12 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time. For avoidance of doubt, any category available for Restricted Payments pursuant to Section 7.06 may be used to redeem, repay, repurchase, acquired, cancel, terminate or otherwise make a payment on account of Disqualified Equity Interests issued by the Borrower and shall not be prohibited by this Section 7.12.
Section 7.13    Reserved.
Section 7.14    Organization Documents; Legal Name, State of Formation and Form of Entity. (a) Amend, modify or change its Organization Documents in a manner adverse to the Lenders or (b) without providing ten days prior written notice to the Collateral Agent (or such lesser period as the Required Lenders may agree), change its name, state of formation or form of organization.
Section 7.15    Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any Restricted Subsidiary thereof) to own any Equity Interests of any Restricted Subsidiary, except (i) as may be necessary to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of any Restricted Subsidiary organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia, (ii) for any joint ventures or strategic alliances entered into in connection with the pursuit of business substantially related or incidental to a line of business conducted by the Borrower or any Restricted Subsidiary thereof on the Closing Date; (iii) an Equity interest in a Subsidiary which is sold in a private placement or other transaction or (iv) to effect the Carlisle Acquisition, the FCF Acquisition and any Permitted Reorganization, or (b) permit any Restricted Subsidiary to issue or have outstanding any shares of preferred Equity

Interests other than pursuant to the Carlisle Acquisition, FCF Acquisition or any Permitted Reorganization.
Section 7.16    Use of Proceeds.
(a)    Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
(b)    Use, directly or, to the knowledge of the Borrower, indirectly, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions or (ii) in any other manner that would constitute a violation of Sanctions by any Person party to this Agreement.
(c)    Use, directly or, to the knowledge of the Borrower, indirectly, the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of applicable Anti-Corruption Laws.
    Section 7.17    Negative Pledge. No Loan Party will create or suffer to exist any Lien, other than Permitted Liens upon its ownership interest or the equity interests in, or assets of, any (x) Designated Excluded Subsidiary, (other than in connection with Designated Financings or to the extent such Person is a Securitization Entity) or (y) Exempted Regulated Entity.
ARTICLE VIII
Events of Default and Remedies
Section 8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan when due, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants. The Borrower or any of its Restricted Subsidiaries fails to perform or observe any term, covenant or agreement contained in (x) Section 6.01(a), Section 6.01(b), or 6.02(a) and such failure continues for five (5) Business Days or (y) Sections

6.03(a), 6.05(a) (solely with respect to the Borrower), 6.08, 6.11, 6.15(a) or in any Section of Article VII; provided that an Event of Default under Section 7.10 shall not occur until the Cure Period shall have ended; or
(c)    Other Defaults. The Borrower or any of its Restricted Subsidiaries fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after notice thereof by the Administrative Agent to the Borrower; or
(d)    Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Restricted Subsidiaries herein, in any other Loan Document, or in any document required to be delivered pursuant hereto or thereto shall be incorrect in any material respect when made or deemed made (or in any respect if any such representation or warranty is already qualified by materiality) and such incorrect representation or warranty shall remain incorrect for a period of thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or
(e)    Cross-Default. Any Loan Party or any Restricted Subsidiary thereof (i) fails to make any payment of principal, premium or interest beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by any Loan Party to any other Loan Party or Indebtedness owed by any non-Loan Party Subsidiary to any non-Loan Party Subsidiary) having an aggregate outstanding principal amount of more than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder and Indebtedness owed by a Loan Party to another Loan Party) having an aggregate outstanding principal amount of more than the Threshold Amount, or any other event occurs (and such failure or event continues past any applicable grace period), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become automatically due or to be repurchased, prepaid, defeased or redeemed in its entirety (automatically or otherwise); provided that this clause (e)(ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other Disposition (including any Casualty Event) of the property or assets securing such Indebtedness, if such sale, transfer or Disposition is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided, further, that such failure is unremedied, uncured or not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary thereof (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged and unstayed for sixty days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed and unstayed for sixty days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary thereof (other than any Immaterial Subsidiary) admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within sixty days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof a final, non-appealable judgment or order for the payment of money in an aggregate amount exceeding $35,000,000 (to the extent not paid, and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage) and there is a period of sixty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event or Foreign Plan Event occurs which results or would reasonably be expected to result in liability of any Loan Party in an aggregate amount (determined as of the date of occurrence of such ERISA Event or Foreign Plan Event) which would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under any Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. Any material provision of the Guaranty or any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than (x) as expressly permitted hereunder or thereunder (including such express permission as a result of a transaction permitted under Section 7.04 or 7.05), or satisfaction in full of all the Obligations then due and owing (other than contingent indemnification or other obligations as to which no claim has been asserted) or (y) as a result of the acts or omissions of the Administrative Agent, ceases to be in full force and effect; or any Loan Party denies in writing that it has any or further liability or obligation under the Guaranty or any Collateral Document (other than as a result of repayment in full of the Obligations then due and owing (other than contingent indemnification or other obligations as to which no claim has been asserted) and termination of the Aggregate Commitments, or as a result of a transaction permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05)); or
(k)    Change of Control. There occurs any Change of Control.
(l)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected first-priority lien on and security interest in a material portion of Collateral covered thereby, subject to Liens permitted under Section 7.01, except (i) to the extent that any such perfection or priority is not required pursuant to Section 4.01, Section 6.12 or Section 6.13, or the provisions of the applicable Collateral Document, or results from the failure of the Collateral Agent to maintain possession of possessory collateral actually delivered to it or from the failure of the Lenders to file Uniform Commercial Code continuation statements or other applicable documents or statements to the extent solely within their control, (ii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage, or (iii) upon satisfaction in full of all the Obligations then due and owing (other than the contingent indemnification or other obligations as to which no claim has been asserted);
(m)    Intercreditor and Subordination Agreements. (A) Any Loan Party shall assert in writing that any applicable intercreditor agreement (after execution and delivery thereof) or applicable subordination agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support another Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor or subordination agreement (other than pursuant to the terms hereof or thereof) or (B) the lien priority or payment priority provisions of any such applicable intercreditor agreement (after execution and delivery thereof) or the payment or lien subordination provisions of any applicable subordination agreement (after execution and delivery thereof), in each case, with respect to Indebtedness having an outstanding principal amount in excess of the Threshold Amount, shall terminate, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto except as otherwise permitted hereunder or in accordance with its terms (as in effect when such document is consented to by the Borrower); or
Section 8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent or the Collateral Agent, as applicable shall, at the request of the Required Lenders, take any or all of the following actions, subject to any intercreditor agreement (or similar arrangement) that may be then in effect:
(i)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, all premiums accrued and unpaid thereon, if any, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(iii)    [reserved]; and
(iv)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest, premiums, if any, and other amounts as aforesaid shall automatically become due and payable without further action of the Administrative Agent or any Lender.
Without limiting the generality of the foregoing, it is understood and agreed that if, on or prior to the Maturity Date, (i) the Loans become due and payable in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency related event (including any bankruptcy proceeding or acceleration of claims by operation of law)) or the Loans are reinstated pursuant to Section 1124 of the United States Bankruptcy Code or (ii) the board of directors (or similar governing body) of any Loan Party (or any committee thereof) adopts or causes the adoption or occurrence of any resolution, written consent or otherwise authorizing any action to approve any bankruptcy or insolvency related event (each of the foregoing clauses (i) and (ii), a “Specified Event”), the Prepayment Premium that would have applied if, at the time of such Specified Event, the Borrower had paid, repaid, refinanced, substituted or replaced any or all of the Loans pursuant to Section 2.05(a)(iv) and (if not already paid in full prior to such date) will also be automatically and immediately due and payable and the Prepayment Amount shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a good faith and reasonable calculation of and compensation for the Lenders’ loss of an investment opportunity (but not as a penalty) and not as a result thereof. Any Prepayment Amount payable hereunder shall be presumed to be the liquidated damages (and not, for the avoidance of doubt, unmatured interest or a penalty) sustained by the Lenders as the result of such Specified Event and the Borrower and the other Loan Parties agree that the Prepayment

Amount is reasonable under the circumstances currently existing. The Prepayment Amount shall be immediately due and payable upon the occurrence of a Specified Event without regard to whether such Specified Event is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans and other Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means.
Section 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.18 and 2.19, be applied by the Administrative Agent in the following order, as applicable:
(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to any Agent in its capacity as such;
(b)    second, to payment in full of Unfunded Advances/Participations;
(c)    third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges payable under Section 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;
(d)    fourth, to payment of accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code of the United States, would have accrued on such amounts);
(e)    fifth, to payment of that portion of the Obligations constituting unpaid principal of and premiums, if any, payable on the Loans;
(f)    sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and
(g)    last, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX
Administrative Agent and Other Agents
Section 9.01    Appointment and Authorization of Agents.
(a)    Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. No Agent shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing. Except for the provisions set forth in Section 9.09, the provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.
(b)    [Reserved].
(c)    Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder or under any intercreditor agreement at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 9.02    Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder or under any intercreditor agreement) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Such Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.
Section 9.03    Liability of Agents. No Agent-Related Person shall (a) be liable in its capacity as such for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction) or (b) be responsible or liable in any manner for any recital, statement, representation or warranty made by any Loan Party, any Lender or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the creation, perfection, sufficiency, protection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or the existence, genuineness value or protection of any Collateral, or for any failure of any Loan Party, Lender or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered under any Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) whether any lender or assignee or participant thereof is a Disqualified Institution or (vi) to make any disclosures with respect to the foregoing, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent-Related Person shall be responsible for the calculation of any make-whole premium or applicable premium (or similar amount). Money held by any Agent in trust hereunder need not be segregated from other funds except to the extent required by law. The Agents shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing. No Agent shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise (including any Taxes in any jurisdiction where it is not already qualified to do business), in the performance of any of its duties or exercise of any of its rights or powers under any Loan Document if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. Nothing contained in this Agreement shall require any Agent to exercise any discretionary acts and any permissive grant of power to any Agent shall not be construed to be a duty to act. For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to the Agent hereunder (including without limitation this ARTICLE IX), phrases such as “satisfactory to the [Administrative] [Collateral] Agent,” “approved by the [Administrative] [Collateral] Agent,” “acceptable to the [Administrative]

[Collateral] Agent,” “as determined by the [Administrative] [Collateral] Agent,” “in the [Administrative] [Collateral] Agent’s discretion,” “selected by the [Administrative] [Collateral] Agent,” “elected by the [Administrative] [Collateral] Agent,” “requested by the [Administrative] [Collateral] Agent,” and phrases of similar import that authorize and permit an Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to such Agent receiving written direction from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to take such action or to exercise such rights. In no event shall any Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents arising out of or caused by directly or indirectly, circumstances beyond such Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), pandemics or epidemics, civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign), the unavailability of communications or computer (software or hardware) facilities or services, the failure of equipment or interruption of communications or computer (software or hardware) facilities or services, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond any Agent’s control whether or not of the same class or kind as specified above. In no event shall any Agent be responsible or liable for (i) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral, or (ii) obtaining, monitoring or continuing any flood hazard determinations or flood insurance policies or for determining whether any flood hazard determinations or flood insurance policies are or should be obtained in respect of the Collateral, and each Lender shall be solely responsible for determining whether it requires that any flood hazard determinations or flood insurance policies be obtained in respect of the Collateral and that it will not rely on any Agent to make such determination or to see that any such flood hazard determinations or flood insurance policies are in fact obtained. For the avoidance of doubt, each Agent’s rights, protections, indemnities and immunities provided herein shall apply to such Agent for any actions taken or omitted to be taken under this Agreement or any other Loan Documents and any other related agreements in any of their respective capacities and shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the other Loan Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such other Loan Document.
Section 9.04    Reliance by Agents.
(a)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such written direction, clarification, advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. In the absence of written instructions, an Agent may, but shall not be obligated to, act (or refrain from acting) as it considers to be in the best interests of the Lenders, and an Agent may request that the Required Lenders or other parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Loan Documents. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any bankruptcy or insolvency law. Each Agent shall be entitled to take any action or refuse to take any action which such Agent regards as necessary for the Agent to comply with any applicable law, regulation or court order.
(b)    For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except the Administrative Agent with respect to defaults in the payment of principal and interest required to be paid to the Administrative Agent for the account of the Lenders, unless an employee of such Agent with direct responsibility for administration of the Loan Documents shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. Such Agent shall notify the Lenders of its receipt of any such notice. Each Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until an Agent has received any such direction, no Agent shall be obligated to take any action and may refrain from taking such action, with respect to such Event of Default.
Section 9.06    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
Section 9.07    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse each

Agent-Related Person upon demand for its pro rata share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or termination or removal of any Agent.
Section 9.08    Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.
Section 9.09    Successor Agents. (a) Any Agent (x) may resign as such upon thirty days’ written notice to the other Agents, the Lenders and the Borrower (provided that no such notice to the Borrower shall be required if a Specified Event of Default shall have occurred and be continuing) and (y) may be removed by a vote of the Required Lenders upon thirty days’ written notice to such Agent, the Lenders and the Borrower. If the Administrative Agent resigns or is removed, the Required Lenders shall appoint from among the Lenders a successor “administrative agent” for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent, the acting Administrative Agent may appoint, after consulting with the Lenders and, other than during the existence of an Event of Default, the Borrower, a mutually agreed successor agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has been appointed and accepted such appointment as the Administrative Agent the date which is thirty days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
(a)    Upon the resignation or removal of the Collateral Agent as such, the Required Lenders shall appoint a successor “collateral agent”, which successor collateral agent shall be consented to by the Borrower at all times other than during the existence of a Specified Event of Default (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor collateral agent is appointed prior to the effective date of the resignation or removal of the Collateral Agent, the acting Collateral Agent may appoint, after consulting with the Lenders and, other than during the existence of a Specified Event of Default, the Borrower, a mutually agreed successor collateral agent. Upon the acceptance of its appointment as successor collateral agent hereunder, the Person acting as such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement. If no successor collateral agent has been appointed and accepted such appointment as the Collateral Agent by the date which is thirty days following the retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor, the entering Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Collateral Agent’s notice of resignation without a successor agent having been appointed, the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents.
Section 9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to each Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the any Agent to vote in respect of the claim of any Lender in any such proceeding.
The Secured Parties hereby irrevocably authorize the each Agent (directly or through one more acquisition vehicles), at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) either Agent (whether by judicial action or otherwise) in accordance with any applicable Law.
In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent (acting at the direction of the Required Lenders) shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent (acting at the direction of the Required Lenders) or the Required Lenders shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement) and (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action.
Section 9.11    Collateral and Guaranty Matters. Each of the Lenders, the Agents and each other Secured Party irrevocably:
(a)    Agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be immediately and automatically released, in each case, without any further action by any Person:
(i)    Upon the upon termination of the Aggregate Commitments and payment in full of all Obligations then due and owing (other than contingent indemnification or other contingent obligations as to which no claim has been asserted);
(ii)    Upon the sale, disposition, distribution or other transfer of such Collateral, as part of or in connection with any transaction permitted hereunder or under any other Loan Document in each case to a Person that is not a Loan Party;
(iii)    Subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lender;
(iv)     To the extent such Collateral is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below; or
(v)    Any property constituting Excluded Assets (or is not otherwise required to be part of the Collateral pursuant to the terms of the Loan Documents) as a result of an occurrence not prohibited by this Agreement.
(b)    [reserved]
(c)    authorize the Collateral Agent to (and upon request by the Borrower) (i) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e) (other than in connection with self-insurance), (f), (i), (m), (p) and (s) or (ii) subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e);

(d)    agrees that any Guarantor shall be immediately and automatically released from any and all obligations under the Guaranty and each of the other Loan Documents if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder, but limited, in the case of any Disposition that causes any Person to become an Excluded Subsidiary pursuant to clause (c) of the definition thereof, to the extent such Disposition is made to a third party that is not an Affiliate of the Borrower or any of its Subsidiaries;
(e)    authorize the Administrative Agent to establish intercreditor arrangements as contemplated by this Agreement; and
(f)    agree, if requested by the Borrower, to file an amendment to any financing statement specifically identifying Excluded Assets.
Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.
In each case as specified in this Section 9.11, the Collateral Agent shall (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver (without representation, warranty or recourse) to the applicable Loan Party such documents as such Loan Party may reasonably request and prepare to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to subordinate any Lien thereon granted to or held by the Collateral Agent, or to release (or evidence the release of) such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11. Notwithstanding anything contained herein or in any Loan Document to the contrary, in no event shall any Agent be obligated to execute or deliver any document evidencing any release, subordination or re-conveyance without receipt of a certificate executed by a Responsible Officer of the applicable Loan Party certifying that such release, subordination or re-conveyance, as applicable, complies with this Agreement and the other Loan Documents, and that all conditions precedent necessary for such release, subordination or re-conveyance have been complied with .
Section 9.12    No Obligation to Register or Insure. Nothing herein shall require the Collateral Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests in the collateral, (except for the safe custody of any collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document), and such responsibility shall be solely that of the Borrower. The Collateral Agent shall exercise reasonable care in respect of the custody and preservation of the Collateral in its possession. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. The Collateral Agent shall not be under any obligation to insure any of the Collateral, to require any other person to maintain any insurance, to verify any person or third party’s obligation to arrange or maintain insurance or to otherwise monitor the status or sufficiency of any insurance on any Collateral (including flood insurance). The Collateral Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any insurance on any collateral. Where the Collateral Agent is named on any insurance policy as a loss payee or an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the collateral, the risk assumed by the insurers or any other information of any kind.
Section 9.13    [Reserved].
Section 9.14    Appointment of Supplemental Agents.
(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case an Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, such Agent is hereby authorized to appoint an additional individual or institution selected by such Agent in consultation with the Borrower as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
(b)    In the event that any Agent appoints a Supplemental Agent with respect to any Collateral (to the extent agreed to in writing by the Borrower), (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay such Agent’s expenses and to indemnify such Agent) that refer to the applicable Agent shall inure to the benefit of such Supplemental Agent and all references therein to the applicable Agent shall be deemed to be references to the Administrative Agent, the Collateral Agent and/or such Supplemental Agent, as the context may require. No Agent shall be responsible for the negligence or misconduct of any Supplemental Agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the applicable Agent acted with gross negligence or willful misconduct in the selection of such Supplemental Agent as determined by a final non-appealable judgment of a court of competent jurisdiction.
(c)    Should any instrument in writing from the Borrower or any other Loan Party be reasonably required by any Supplemental Agent so appointed by the applicable Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon reasonable request by the Administrative Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the applicable Agent until the appointment of a new Supplemental Agent.
Section 9.15    Certain Payments. Each Lender hereby agrees that if, at any time, (i) it receives any amount from the Administrative Agent on account of the Obligations, whether for principal, interest, fees or otherwise (the “Applicable Payment”), and whether or not such amount or any other amount is then due and owing to such Lender by the Borrower or any Loan Party, and (ii) the Administrative Agent subsequently notifies such Lender that the Applicable Payment was either (A) made in error or (B) has not been reimbursed by the Borrower, in whole or in part, to the Administrative Agent within the time specified thereof under this Agreement, then: (x) such Lender shall promptly return such amount (or, if applicable, its ratable share of the unreimbursed portion thereof) to the Administrative Agent within one Business Day following notice thereof and (y) any amounts not so returned shall bear interest at the Federal Funds Rate. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender or other Person shall be to recover the amount from the Person that actually received it. This Section 9.15 shall survive the resignation or replacement of the Administrative Agent hereunder and/or any termination of the Commitments or repayment, satisfaction or discharge of the Obligations (or any portion thereof) under any Loan Document.
Section 9.16    ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Commitments, this Agreement or the Loan Documents,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84¬14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement and the Loan Documents,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments, this Agreement and the Loan Documents, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement and the Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, this Agreement and the Loan Documents, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or a Lender has provided another representation, warranty or covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments, this Agreement and the Loan Documents (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.17    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 9.17, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(A)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 9.18    Erroneous Payment.
(a)    If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and permitted assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided that without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.18(a) and held in trust for the benefit of the Administrative Agent, and such Lender, or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and permitted assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent

(or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.18(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.18(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.18(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.18(d) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment. Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 9.18(d) in respect of any Erroneous Payment (other than with respect to the immediately preceding sentence).
(e)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including any defense based on “discharge for value” or any similar doctrine.
(f)    Each party’s obligations, agreements and waivers under this Section 9.18(f) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 9.18 in respect of any Erroneous Payment.
ARTICLE X
Miscellaneous
Section 10.01    Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment, waiver or consent of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower (or the applicable Loan Party)(other than with respect to any other amendment or waiver contemplated in clauses (a) through (i) below, which shall only require the consent of the Lenders expressly described below rather than the Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02,

in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of (or the amendments to the terms of) any condition precedent set forth in Section 4.02 or the waiver of (or the amendments to the terms of) any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other premium payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section 10.01), it being understood that (i) the waiver (or amendment to the terms of) of any obligation to pay interest at the Default Rate, (ii) the amendment or waiver of any mandatory prepayment of Loans under any Term Facility (or any component in calculation of the amount of such prepayment) and (iii) any change to the definitions of “Consolidated Fixed Charge Coverage Ratio”, “Senior Secured Leverage Ratio”, “Asset Coverage Ratio” “Secured Leverage Ratio” or “Total Leverage Ratio” or any component definition thereof, in each case, shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the proviso following clause (h) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that (i) the waiver (or amendment to the terms of) any mandatory prepayment of the Loans or Additional Amortization Amount, or any obligation of the Borrower to pay interest at the Default Rate, Default or Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such a postponement of any date scheduled for the payment of principal or interest and (ii) any change to the definition of Total Leverage Ratio, Consolidated Adjusted EBITDA or in the component definitions of either of the foregoing shall not constitute a reduction in any rate of principal, interest or any fees based thereon;
(d)    modify Section 2.05(b)(v), 2.06(c), 2.13, 219(a)(ii) or 8.03 without the written consent of each Lender directly and adversely affected thereby;
(e)    change (i) any provision of this Section 10.01 (other than the last two paragraphs of this Section 10.01), or the definition of Required Lenders, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or to make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender or (ii) the definition of Required Revolving Lenders, without the written consent of each Lender under the Revolving Credit Facility;
(f)    other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)    other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the aggregate Guaranty, without the written consent of each Lender;
(h)    waive any condition precedent to a Credit Extension constituting a Revolving Credit Borrowing set forth in Section 4.02 without the consent of the Required Revolving Lenders; or
(i)    other than with respect to a Permitted Revolving Facility, subordinate the Liens on the Collateral securing the Obligations under this Agreement or subordinate any Obligations, except as otherwise expressly permitted by this Agreement or the other Loan Documents, in each case as in effect on the date hereof, without the written consent of each Lender directly and adversely affected thereby; provided that the foregoing consent under clause (d) or this clause (i) shall not be required (x) to the extent an opportunity to participate in the applicable “priming” debt has been offered to all existing Lenders of the applicable Class on a pro rata basis, or (y) following the commencement of any proceeding under any Debtor Relief Law (including in connection with any “debtor-in-possession” facility (or similar));
provided that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent, in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to such Agent under this Agreement or any other Loan Document, (ii) [reserved] and (iii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything herein to the contrary (but subject to clauses (i) and (ii) of the above proviso), (A) [reserved], and (B) in determining whether the requisite percentage of Lenders have consented to any amendment, modification, waiver or other action, any Defaulting Lenders shall be deemed to have voted in the same proportion as those Lenders who are not Defaulting Lenders, except with respect to (x) [reserve], (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to Defaulting Lender than it is to, other affected Lenders and (z) any amendment, modification, waiver or other action that increases the Commitment of any of such Defaulting Lenders, extends the maturity of any Facility under which any of such Defaulting Lenders is a Lender or forgives or reduces principal of, or interest on, any Loan owing to any of such Defaulting Lenders, in which case the consent of such Defaulting Lender shall be required.
Notwithstanding anything herein to the contrary, no Lender consent is required to enter into any intercreditor agreement or intercreditor arrangement permitted under this Agreement or effect any amendment or supplement to any intercreditor agreement or intercreditor arrangement permitted under this Agreement (i) that is for the purpose of, in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Sections 7.01 and 7.03 of this Agreement, (x) adding the holders thereof (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of any such intercreditor agreement or other arrangement permitted under this Agreement, as applicable, and/or (y) causing such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents) (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement or other arrangement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any such intercreditor agreement or other intercreditor arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
Notwithstanding any of the foregoing, only the consent of the Required Revolving Lenders shall be required for (i) any amendment or waiver of any condition precedent to an extension of credit (or deemed extension of credit) under the Revolving Credit Facility, (ii) any Incremental Amendment shall be effective if signed by the Loan Parties, the Administrative Agent and each Person that agrees to provide a portion of the applicable Incremental Loans (and without the consent of any other Lender), (iii) [reserved], (iv) the rescission of the declaration that the Revolving Credit Loans have become due and payable or (v) the rescission of the declaration that the Revolving Credit Commitments have been terminated pursuant to Section 8.02.
This Section 10.01 shall be subject to any contrary provision of Sections 1.03 and 7.11. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, omission or defect of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof and (c) no amendment, waiver or consent shall be required to be signed by the Lenders or Administrative Agent to the extent that the sole purpose of such amendment, wavier or consent is to implement a Permitted Revolving Facility.
Section 10.02    Notices; Electronic Communications.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing (including by facsimile transmission or electronic mail) and shall be mailed, faxed, emailed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, as follows:
(i)    if to the Borrower or the Administrative Agent, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, fax number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and
(ii)    if to any other Lender, to the address, fax number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE

ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform or the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person as determined by a final non-appealable judgment of a court of competent jurisdiction; provided that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, fax, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. The rights, privileges, protections, immunities and benefits provided to the Agents hereunder, including rights to indemnification, are extended to, and shall be enforceable by, each Agent in each of its capacities hereunder and under each Loan Document. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or any Supplemental Agent in accordance with Section 8.02 for the benefit of all the Lenders provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.04    Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, administration, syndication and execution of this Agreement and the other Loan Documents (including reasonable and documented or invoiced expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one primary external counsel to the Agents, taken as a whole, (y) one primary external counsel to the Lenders taken as a whole, and (z) if reasonably necessary, one local counsel in each relevant material jurisdiction to the Lenders and the Agents, taken as a whole) and (b) to pay or reimburse each Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including, without duplication of Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary Taxes associated with the Facilities), including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable, and documented or invoiced, out-of-pocket fees, disbursements and other charges of one counsel to the Agents and one counsel to the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant material jurisdiction and, in the event of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each group of Lenders similarly situated taken as a whole), in each case without duplication for any amounts paid (or indemnified) under Sections 3.01 and 3.04. The foregoing costs and expenses shall include, without duplication of Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, all reasonable search, filing, recording, title insurance and appraisal charges and fees and Taxes related thereto, and other out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations and the resignation or removal of any Agent. All amounts due under this Section 10.04 shall be payable within thirty days after demand therefor, except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least one Business Day prior to the Closing Date.
Section 10.05    Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent, each Agent-Related Person, each Lender, each of their respective Affiliates and each of their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents, controlling persons and other representatives (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one external counsel to the Agents and one external counsel to the other Indemnitees taken as a whole, and, if reasonably necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) and of special counsel for each relevant specialty and, in the event of any actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each group of affected Indemnitees similarly situated taken as a whole) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) the transactions contemplated hereby, the Facilities or the use or proposed use thereof, or any actual or prospective claim, dispute, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment or, Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee (or any of its Affiliates, or any of its or their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents, controlling persons or other representatives), be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, (B) solely with respect to any Indemnitee other than any Agent, the material breach of the Loan Documents by, such Indemnitee or (i) any controlling Person or controlled Affiliate of such Indemnitee, (ii) the respective directors, officers or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (iii) the respective agents or representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates (in the case of this clause (iii), acting on behalf of or at the instruction of such Indemnitee, controlling Person or such controlled Affiliate) (provided that each reference to a controlled Affiliate in this clause (iii) pertains to a controlled Affiliate involved in the negotiation of this Agreement and/or the administration of this Agreement and the Facilities), (C) any dispute that is among Indemnitees (other than any dispute involving claims by or against any Agent in its capacity as such or Affiliate thereof solely in connection with its syndication activities in respect of primary syndication of the Facilities or arising out of any act or omission on the part of the Borrower or any of its Subsidiaries or Affiliates) that a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of any direct or indirect parent or controlling person of the Borrower or its Subsidiaries or (D) Taxes, except for Taxes necessary to hold an Indemnitee harmless from and against any and all Indemnified Liabilities with respect to any non-Tax claim or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of their Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of their Subsidiaries (clause (x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by any Borrower, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any such Indemnitee’s Affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives, nor shall any Indemnitee or the Borrower (or the respective Subsidiaries or Affiliates of the Borrower) have any liability for any special, punitive, indirect or consequential damages (including but not limited to lost profits) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) even if it has been informed of the likelihood thereof and regardless of the form of action; provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.5. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. Each Indemnitee shall promptly notify the Borrower upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any indemnified person to give such notice shall not relieve the Borrower from the obligation to indemnify such Indemnitee. All amounts due under this Section 10.05 shall be payable within thirty days after demand therefor. The agreements in this Section 10.05 shall survive the resignation or termination of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes that are governed by Section 3.01.
Section 10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than as a result of a transaction consummated in accordance with Section 7.04) and no Lender may sell, assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g). Any attempted or purported sale, assignment or other transfer by any party hereto of its rights and obligations in contravention of this Section 10.07 shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to the limitations specified in clause (a) above and in this clause (b), any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that:
(i)    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in the immediately foregoing clause (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Facility, in each case unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower, otherwise consents except such consent by the Borrower shall not be required if such assignment is to a Lender, Lender Affiliate or an Approved Fund; provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(iii)    no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.07 and, in addition (A) the consent of the Borrower shall be required for any assignment, provided that (x) the Borrower’s consent shall not be required (1) if a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund and (y) the Borrower shall be deemed to have consented to an assignment if it has not responded within ten Business Days after delivery of written notice thereof to the Borrower by the Administrative Agent or the applicable assignor; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed, conditioned or burdened) shall be required for any assignment (unless such assignment is being made to a Lender, Lender Affiliate or an Approved Fund);
(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) in the case of assignments by any fronting bank in connection with the primary syndication of the Facilities and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment); provided that the Administrative Agent acknowledges and agrees that any such processing and recording fee shall be waived with respect to any assignment to a Lender, Lender Affiliate or an Approved Fund;
(v)    no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (C) to any Disqualified Institution or (D) to the Borrower or any Affiliate thereof other than to the extent permitted in accordance with Section 10.07(i);
(vi)    the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent;

(vii)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs;
(viii)    Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of such assignment and Assumption Agreement that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Securities Exchange Act of 1934 or other federal securities laws (it being understood that, subject to the provisions of this Section 10.07, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and
        (ix)     The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a duly executed IRW Form W-9 (or other applicable tax form) required by Section 10.16(b) or Section 10.16(c), an Administrative Questionnaire and all documentation and information reasonably requested by the Administrative Agent for purposes of complying with relevant “know your customer” and other regulations, including the PATRIOT Act.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits (and subject to the obligations) of a Lender under Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and to be subject to the obligations set forth in Section 10.08 and 10.15). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) or Section 3.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(c)    the Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender (solely with respect to such Lender’s own interests only), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), the Borrower, any Affiliate of the Borrower or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or to any Disqualified Institution (solely to the extent the list thereof has been made available to all Lenders)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the Agents the Agents shall have no responsibility for keeping a ledger or other record of such Participants and (iv) for the avoidance of doubt, the Administrative Agent shall have no oversight or responsibility of any kind for ensuring that the Lenders do not sell participations in violation of the foregoing provisions of this Section 10.7(d). For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.07(b) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (f) or (g) of the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 or 3.05 (subject to the requirements and the limitations of such Sections and Section 10.16, it being understood that the documentation required under Section 10.16 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).
(e)    A Participant shall not be entitled to receive (and no Loan Party shall be required to make) any greater payment under Section 3.01, 3.04 and 3.05, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that such entitlement to receive a greater payment results from a change in or in the interpretation of any Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.07 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment, and no foreclosure or other enforcement action in respect thereof, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 10.16 as if it were a Lender); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this

Agreement (including under Section 3.01, 3.04 or 3.05). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.7(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(h)    Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(i)    Notwithstanding anything to the contrary in this Agreement, including Section 2.13 (which provisions shall not be applicable to Section 10.07(i)), the Borrower and its Affiliates may, with the consent of the Required Lenders (in their sole discretion), purchase by way of assignment and become an assignee with respect to Term Loans at any time and from time to time from Lenders); provided that (A) such purchase may be on a non-pro rata basis through (x) Dutch auctions in accordance with customary procedures or (y) open market repurchases (including privately negotiated transactions) and (B) upon consummation, the Loans purchased by the Borrower or its Affiliate pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished without any further action of any party.
(j)    [Reserved].
(k)    The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount (including stated interest) of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(l)    Notwithstanding anything herein to the contrary, the Administrative Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignment or participations to, or the sharing of information with, (x) Disqualified Institutions or (y) any holding company, investment vehicle or trust for, or owned and operated for the primary benefit if, a natural person, and shall, in each case, have no liability in respect thereof.
Section 10.08    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors and numbering administration and settlement service providers and other Affiliates, on a need to know basis (it being understood that the Persons to whom such disclosure is made by such Lender or Agent will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 10.08 and such Agent or Lender will be responsible for their compliance herewith); (b) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based on the advice of counsel (in which case such Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory (including any self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure); (c) to any other party to this Agreement; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (in which case, Borrower is notified in advance of such disclosure, to the extent permitted by law); (e) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of, pledgee or Participant in, or any prospective Eligible Assignee of, pledgee or Participant in, any of its rights or obligations under this Agreement or a Lender’s current or prospective funding sources (provided that (i) a disclosure to a Federal Reserve Bank or any central bank having jurisdiction over such Lender as a pledgee pursuant to Section 10.07(f) shall be made in accordance with customary banking practices in lieu of being subject to such agreement and (ii) no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution) or prospective direct or indirect controlled counterparties under Swap Contracts to be entered into in connection with the Loans made hereunder; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to the extent that such information is received by an Agent or Lender from a third party that is not, to such Agent’s or Lender’s knowledge, subject to contractual or fiduciary Contractual Obligations owing to any Loan Party; (i) to any state, federal or foreign authority or examiner (including the NAIC or any other similar organization) regulating any Lender or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof (including any information relating to their respective businesses and operations), other than any such information that is publicly available to any Agent or any Lender prior to such disclosure other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.08 shall survive with respect to the Administrative Agent, each other Agent and each Lender until the second anniversary of such Administrative Agent, Agent or Lender ceasing to be an Administrative Agent, Agent or Lender, respectively. For the avoidance of doubt, in no event shall any disclosure of such information referred to above be made to any Disqualified Institution.
Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or a

Subsidiary thereof, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
Section 10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have.
Section 10.10    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 10.11    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.12    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by fax or other electronic transmission.
Section 10.13    Integration; Effectiveness. This Agreement and the other Loan Documents, together with the provisions of any other written agreement between the Borrower or the other Agents and/or their respective Affiliates in respect of one or more of the Facilities that by the terms of such documentation survive the termination or expiration thereof and/or the execution and delivery of the Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Without limiting Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
Section 10.14    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.
Section 10.15    Severability; Amendment and Restatement. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.15, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.16    Tax Forms.
(a)    Each Lender and Agent shall deliver to the Borrower and the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed executed documentation and information as will permit payments hereunder to be made without withholding, or as will permit the Borrower and the Administrative Agent to determine the applicable rate of withholding and whether such Lender or Agent is subject to information reporting. The completion, execution and submission of such documentation (other than such documentation set forth in Section 10.16(b) and (c) below) shall not be required if in the Lender’s reasonable and good faith judgment, such completion, execution or submission would subject such Lender to any material unreimbursed costs or expenses or would materially prejudice the legal or commercial position of such Lender.
(b)    (i) Without limiting the generality of the foregoing, subject to Section 10.16(b)(ii), each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (or a disregarded Subsidiary thereof) (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement and from time to time thereafter whichever of the following is applicable, two duly signed, properly completed, copies of (x) either IRS Form W-8BEN or Form W-8BEN-E, as applicable, or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document), (y) IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or (z) IRS Form W-8BEN or Form W-8BEN-E, as applicable, or any successor thereto and a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iii) a controlled foreign corporation related to any Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time upon the reasonable request of the

Borrower or the Administrative Agent, each such Foreign Lender shall promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms and/or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant Governmental Authority or such other evidence as is satisfactory to the Borrower and the Administrative Agent (in either case, in its sole discretion)) as may then be presented by then current United States laws and regulations to avoid or reduce, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or other evidence previously delivered by it to the Borrower and the Administrative Agent (including, for the avoidance of doubt, due to a designation of a new Lending Office) and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.
(ii)    Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents, shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion, if any, of any such sums paid or payable, and at such other times as prescribed by the last sentence of Section 10.16(a) or as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), two duly signed, properly completed, original copies of IRS Form W-8IMY (or any successor thereto), together with all required supporting documentation, and any other certificate or statement of exemption or reduction required under the Law, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.
(iii)    The Administrative Agent and the Borrower may deduct and withhold any Taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.
(c)    Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or a disregarded Subsidiary thereof) (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower (or in the case of a Participant or SPC, to the relevant Lender) two duly signed, properly completed, original copies of IRS Form W-9 (or any successor form) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement, including, for the avoidance of doubt, by means of an assignment on the date it becomes a Participant) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding. If such U.S. Lender fails to deliver such forms, then the Administrative Agent and/or the Borrower may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding imposed by the Code.
(d)    If any Governmental Authority asserts that the Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Tax or other amount from payments made to or for the account of any Foreign Lender or U.S. Lender, such Foreign Lender or U.S. Lender shall indemnify the Administrative Agent for the full amount of Taxes imposed or asserted by such Governmental Authority and any reasonable expenses arising therefrom or with respect thereto (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.
The obligation of the Foreign Lenders or U.S. Lenders, severally, under this Section 10.16 shall survive the termination of the Aggregate Commitments, repayments of all other Obligations hereunder and the resignation of the Administrative Agent.
Notwithstanding any other provision of this Section 10.16, a Lender shall not be required to deliver any form that such Lender is not legally able to deliver.
Section 10.17    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT”, AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR

THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.17 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY OTHER AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.17 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.17(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.18    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH

PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.19    Binding Effect. When this Agreement shall have become effective in accordance with Section 10.13, it shall thereafter be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns; provided that except as a result of a transaction consummated in accordance with Section 7.04, the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender.
Section 10.20    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i)(A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and any Agent or any of their respective Affiliates is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent has advised or is advising the Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and their respective Affiliates are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Agents and their respective Affiliates, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and their respective Affiliates is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Agent nor any of their respective Affiliates have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent nor any of their respective Affiliates have any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.21    Affiliate Activities. The Borrower acknowledges that each Agent and each Lender (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the transactions contemplated hereby and by the other Loan Documents, (ii) be customers or Competitors of the Borrower and its Affiliates or (iii) have other relationships with the Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.21.
Section 10.22    Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.23    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 9.04). The provision of this Section 10.23 is for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
Section 10.24    PATRIOT Act. Each Lender that is subject to the PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or each Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, and the PATRIOT Act.
Section 10.25    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
ABACUS LIFE, INC.,
as the Borrower
By:
    Name:
    Title:

[Signature Page to Credit Agreement]

ny-2815728

GLAS USA LLC, as Administrative Agent
By:
Name:
Title:
[Signature Page to Credit Agreement]

ny-2815728

THE CANADA LIFE ASSURANCE COMPANY, as Lender
By: SAGARD HOLDINGS MANAGER (US) LLC, its investment manager
By: SAGARD HOLDINGS MANAGEMENT CORP., its sole member

By:
Name:
Title:

THE CANADA LIFE ASSURANCE COMPANY, OPERATING THROUGH ITS BARBADOS BRANCH, as Lender
By: SAGARD HOLDINGS MANAGER (US) LLC, its investment manager
By: SAGARD HOLDINGS MANAGEMENT CORP., its sole member

By:
Name:
Title:

[Signature Page to Credit Agreement]

ny-2815728

EMPOWER SECURITIES HOLDINGS LLC, as Lender
By: SAGARD HOLDINGS MANAGER (US) LLC, its investment manager
By: SAGARD HOLDINGS MANAGEMENT CORP., its sole member

By:
Name:
Title:

WEALTHSIMPLE PRIVATE CREDIT FUND 1 LP, as Lender
By: SAGARD HOLDINGS MANAGER (US) LLC, its investment manager

By:
Name:
Title:

SAGARD PRIVATE CREDIT FINANCING SPV 2 LP, as Lender
By: SAGARD HOLDINGS MANAGER (US) LLC, its investment manager

By:
Name:
Title:

[Signature Page to Credit Agreement]

ny-2815728

SAGARD SENIOR LENDING PARTNERS HOLDINGS II LP, as Lender
By: SAGARD SENIOR LENDING PARTNERS OFFSHORE GP LLC, its general partner
By: SAGARD HOLDINGS MANAGEMENT CORP., its sole member

By:
Name:
Title:

SAGARD SENIOR LENDING PARTNERS HOLDINGS II-U LP, as Lender
By: SAGARD SENIOR LENDING PARTNERS OFFSHORE-U GP LLC, its general partner
By: SAGARD HOLDINGS MANAGEMENT CORP., its sole member

By:
Name:
Title:

[Signature Page to Credit Agreement]

ny-2815728

VP CAPITAL, L.P., as Lender
By:    VPC GP LTD., its general partner
By:
Name:
Title:

[Signature Page to Credit Agreement]

ny-2815728